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As filed with the Securities and Exchange Commission on May 1, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

CAREER EDUCATION CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	8200 (Primary Standard Industrial Classification Code Number)	36-3932190 (I.R.S. Employer Identification No.)

2895 Greenspoint Parkway, Suite 600
Hoffman Estates, Illinois 60195
(847) 781-3600
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

John M. Larson
Chairman, President and Chief Executive Officer
Career Education Corporation
2895 Greenspoint Parkway, Suite 600
Hoffman Estates, Illinois 60195/(847) 781-3600

(Name, Address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Lawrence D. Levin, Esq. Katten Muchin Zavis Rosenman 525 West Monroe Street, Suite 1600 Chicago, Illinois 60661 (312) 902-5200	Geoffrey MacDonald, Esq. Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. Museum Tower, Suite 2200 150 West Flagler Street Miami, Florida 33130 (305) 789-3200

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable following the effective date of this Registration Statement and all other conditions to the merger of Whitman Education Group, Inc. into a wholly-owned subsidiary of Career Education Corporation have been satisfied or waived.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee

Common Stock, $.01 par value, and associated rights to purchase Series A Preferred Stock(1)	2,943,296 shares	N/A	$149,072,494	$12,060

(1)
Each share of CEC common stock is accompanied by a Series A preferred stock purchase right that trades with the CEC common stock. The value attributed to those rights, if any, is reflected in the market price of the CEC common stock. Prior to the occurrence of certain events, none of which has occurred as of this date, the rights will not be exercisable or evidenced separately from the CEC common stock.
(2)
Based on the maximum number of shares of CEC common stock that CEC may be required to issue in the merger, calculated as the product of (i) 18,168,494, which is the sum of (a) the aggregate number of outstanding shares of Whitman common stock on April 21, 2003 and (b) the aggregate number of shares of Whitman common stock issuable upon the exercise of outstanding stock options that could be exercised before the closing of the merger multiplied by (ii) an exchange ratio of 0.162 of a share of CEC common stock for each share of Whitman common stock.
(3)
Pursuant to Rules 457(f)(1), 457(f)(3) and 457(c) under the Securities Act of 1933 and estimated solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to (i) the average of the high and low prices of Whitman common stock as reported on the American Stock Exchange on April 28, 2003 ($14.205) multiplied by 18,168,494, which is the estimated maximum number of shares of Whitman common stock that may be cancelled in the merger, minus (ii) $109,010,964 (the cash portion of the merger consideration payable by CEC).

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated May 1, 2003

PROXY STATEMENT	PROSPECTUS

The Proposed Career Education/Whitman Education Merger—Your Vote is Important

Dear Fellow Whitman Shareholder:

        Career Education Corporation and Whitman Education Group, Inc. have agreed on a merger transaction whereby CEC will acquire Whitman. If we complete the merger, Whitman will become a wholly-owned subsidiary of CEC and you will receive $6.00 in cash and shares of CEC common stock valued at approximately $8.25 for each share of Whitman common stock you own. The value of the CEC common stock component of the per share merger consideration is subject to adjustment if the average closing price of CEC common stock during a period prior to the closing of the merger is outside of a specified range of prices as described in this proxy statement/prospectus. The exact number of shares of CEC common stock that you will receive will be determined by the merger's exchange ratio, which is also based on the average closing price of CEC common stock during the pricing period.

        CEC's shares are traded on the Nasdaq National Market under the symbol "CECO." As of April 30, 2003, the closing sales price of CEC's common stock was $60.02.

        We cannot complete the merger without the approval of Whitman's shareholders. We have scheduled a special meeting of Whitman shareholders to obtain this approval. The special meeting will be held at Whitman's executive offices located at 4400 Biscayne Boulevard, 14th Floor, Miami, Florida 33137 on                        , 2003 at 10:00 a.m., local time. Whether or not you plan to attend, please take the time to vote by completing and mailing the enclosed proxy card to us.

        This proxy statement/prospectus provides you with detailed information about the merger and the special meeting. Please read this entire document carefully, including the section entitled "Risk Factors" beginning on page 17 that discusses the potential risks involved in the merger, the operation of the combined company and owning CEC common stock.

        The board of directors of Whitman has unanimously approved the merger agreement and believes that the merger is in the best interests of Whitman's shareholders and Whitman. The Whitman board therefore unanimously recommends that you vote in favor of the proposal to approve the merger agreement.

Sincerely yours,
/s/ RICHARD C. PFENNIGER, JR.
Richard C. Pfenniger, Jr. Vice-Chairman of the Board and Chief Executive Officer

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger or the CEC common stock to be issued in the merger or determined that this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

        This proxy statement/prospectus is dated                       , 2003 and is first being mailed to Whitman shareholders on or about                        , 2003.

4400 Biscayne Boulevard
Miami, Florida 33137

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD                               , 2003

To the Shareholders of WHITMAN EDUCATION GROUP, INC.:

        Whitman will hold a special meeting of the shareholders of Whitman Education Group, Inc. at Whitman's executive offices located at 4400 Biscayne Boulevard, 14th Floor, Miami, Florida 33137, on                             , 2003 at 10:00 a.m., local time, for the following purposes:

  1.
  To consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of March 26, 2003, among Whitman Education Group, Inc., Career Education Corporation and Marlin Acquisition Corp., a wholly-owned subsidiary of CEC, under which Whitman will merge with and into Marlin Acquisition Corp., with Marlin Acquisition Corp. continuing as a wholly-owned subsidiary of CEC. A copy of the merger agreement is attached to the proxy statement/prospectus as Annex A.

  2.
  To act on any other matters that may properly come before the special meeting and any adjournment or postponement of the special meeting.

        The board of directors of Whitman unanimously recommends that Whitman shareholders vote for the approval of the merger agreement.

        Shareholders of record at the close of business on                             , 2003 are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. A list of those shareholders will be available at the special meeting and will also be available for inspection by shareholders of record during normal business hours at our corporate headquarters for 10 days prior to the special meeting. Approval of the merger agreement requires the affirmative vote of a majority of the Whitman common stock outstanding as of the record date.

        All shareholders are cordially invited to attend the special meeting. It is important that your shares be represented at the special meeting, whether or not you plan to attend in person. Accordingly, please complete, sign, date and return the enclosed proxy card in the enclosed envelope, which requires no postage if mailed in the United States. If your shares are held in the name of a broker, bank or other fiduciary, you should direct that person how to vote your shares and bring proof of your share ownership if you wish to attend the special meeting. You may revoke your proxy in the manner described in the accompanying proxy statement/prospectus at any time before the proxy has been voted at the special meeting. Please note that if you abstain, do not vote or do not instruct your fiduciary how to vote any shares that it holds for you in its name, this will have the same effect as a vote against the approval of the merger agreement.

        You should not send Whitman stock certificates with your proxy card. After we complete the merger, the exchange/paying agent will send you written instructions for exchanging Whitman stock certificates for CEC stock certificates and cash.

By order of the Board of Directors,
/s/ FERNANDO L. FERNANDEZ
Fernando L. Fernandez Chief Financial Officer and Corporate Secretary
Miami, Florida , 2003

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER	1
SUMMARY	3
The Companies	3
Our Reasons for the Merger	3
Recommendation of the Whitman Board	4
Opinion of Whitman's Financial Advisor	4
The Special Meeting	4
The Merger	4
SELECTED HISTORICAL FINANCIAL DATA OF CEC	10
SELECTED HISTORICAL FINANCIAL DATA OF WHITMAN	11
UNAUDITED SELECTED PRO FORMA CONDENSED COMBINED FINANCIAL DATA OF CEC AND WHITMAN	12
COMPARATIVE PER SHARE DATA	14
COMPARATIVE MARKET PRICE DATA	15
RISK FACTORS	17
Risk Factors Related to the Merger	17
Risk Factors Related to the Combined Business and Owning CEC Common Stock	19
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	27
THE WHITMAN SPECIAL MEETING	28
Date, Time and Place of the Special Meeting	28
Purpose of the Special Meeting	28
Record Date and Outstanding Shares; Voting Rights	28
Quorum; Required Votes; Abstentions and Broker Non-Votes	28
Proxies; Revocability of Proxies	29
Solicitation of Proxies	29
THE MERGER	30
Structure of the Merger	30
Background of the Merger	30
Whitman's Reasons for the Merger	34
CEC's Reasons for the Merger	36
Opinion of Financial Advisor to Whitman	36
Merger Consideration	43
Treatment of Outstanding Whitman Stock Options	45
Termination of Whitman Employee Stock Purchase Plan	45
Payoff of Whitman Term Loan and Credit Facility	45
Interests of Whitman Directors and Executive Officers in the Merger	45
Accounting Treatment	46
Material Federal Income Tax Consequences	46
Regulatory Matters	48
Appraisal Rights	49

i

THE MERGER AGREEMENT	50
Whitman Stock Certificate Exchange Procedures	50
Directors and Officers of Whitman after the Merger	50
Representations and Warranties	50
Covenants	51
Conditions to the Merger	54
Termination, Termination Fee, Amendment and Waiver	55
THE VOTING AGREEMENT	57
INFORMATION ABOUT OUR COMPANIES	58
CEC	58
Whitman	58
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS OF CEC AND WHITMAN	59
COMPARISON OF RIGHTS OF STOCKHOLDERS OF CEC AND SHAREHOLDERS OF WHITMAN	65
WHERE YOU CAN FIND MORE INFORMATION	73
EXPERTS	74
LEGAL MATTERS	74
FUTURE SHAREHOLDER PROPOSALS	74
LIST OF ANNEXES:
Annex A	Agreement and Plan of Merger
Annex B	Opinion of Legg Mason Walker Wood, Incorporated

ii

ADDITIONAL INFORMATION

        This proxy statement/prospectus incorporates important business and financial information about CEC and Whitman that is not included in, or delivered with, this proxy statement/prospectus.

        CEC will provide you with copies of this information relating to CEC, without charge, upon written or oral request to:

Career Education Corporation 2895 Greenspoint Parkway, Suite 600 Hoffman Estates, Illinois 60605 Attention: Investor Relations Department Telephone Number: (847) 585-3899

        Whitman will provide you with copies of this information relating to Whitman, without charge, upon written or oral request to:

Whitman Education Group, Inc. 4400 Biscayne Boulevard Miami, Florida 33137 Attention: Corporate Secretary Telephone Number: (800) 445-6108

        In order to receive timely delivery of these documents in advance of the Whitman special meeting, you should make your request no later than                              , 2003, which is five business days before the date of the special meeting.

        For a more detailed discussion about the information about CEC and Whitman incorporated into this proxy statement/prospectus, see "Where You Can Find More Information" beginning on page 73.

        CEC has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to CEC, and Whitman has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Whitman.

        You should rely only on information contained or incorporated by reference in this proxy statement/prospectus to vote on the merger proposal. We have not authorized anyone to provide you with information that is different from what is contained or incorporated by reference in this proxy statement/prospectus. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than the date on the cover of this proxy statement/prospectus or, in the case of documents incorporated by reference, the date of the referenced document, and neither the mailing of this proxy statement/prospectus to you nor the issuance of CEC common stock in connection with the merger shall create any implication to the contrary.

        In this proxy statement/prospectus, all references to CEC common stock include the associated right to purchase CEC series A preferred stock under CEC's stockholders' rights plan.

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q1:
Why am I receiving this proxy statement/prospectus?

A1:
You are receiving these materials in connection with Whitman's solicitation of proxies for its special meeting of shareholders to be held on                        , 2003. At the special meeting, you will be asked to vote upon a proposed merger transaction between Whitman, CEC and a wholly-owned subsidiary of CEC. This document is also CEC's prospectus for the shares of CEC common stock that it will issue in the merger.

Q2:
When do you expect to complete the merger?

A2:
We are working toward completing the merger as quickly as possible after the special meeting and, therefore, hope to complete the merger in                        2003. However, in addition to obtaining Whitman shareholder approval, we must also obtain regulatory approvals and satisfy other conditions before we can complete the merger. Therefore, we cannot predict exactly when we will complete the merger.

Q3:
What should I do now in order to vote on the merger?

A3:
After carefully reading and considering the information contained and incorporated by reference in this proxy statement/prospectus, you should vote your Whitman shares by mailing your completed, dated and signed proxy card to Whitman in the enclosed postage paid envelope as soon as possible so that your shares will be represented at the special meeting. If you abstain from voting or do not vote, it will have the same effect as voting against the merger proposal.

Q4:
If my Whitman shares are held in "street name" by my broker, will my broker vote my shares for me?

A4:
If you do not provide your broker with instructions on how to vote your shares, your shares will not be voted by your broker, which will have the same effect as voting against the proposed merger. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. You should also bring proof of your share ownership if you wish to attend the special meeting.

Q5:
Can I change my vote?

A5:
If you are a shareholder of record, you can change your vote in one of the following ways at any time before your proxy is voted at the special meeting:

•
by written notice to the corporate secretary of Whitman, stating that you would like to revoke your proxy;

•
by completing, signing and submitting a new, later-dated proxy card; or

•
by attending the special meeting and voting in person.

  If your shares are held in the name of a broker and you have directed that person to vote your shares, you must instruct that person if you want to change your vote.

Q6:
Should I send in my Whitman stock certificates now?

A6:
You should not send in your Whitman stock certificates now. After we complete the merger, the exchange/paying agent, Computershare Trust Co. of New York, will send you written instructions for exchanging your Whitman stock certificates for CEC stock certificates and cash.

Q7:
What if I receive more than one proxy card?

A7:
This may mean that your Whitman shares are registered in different ways or are in more than one account. Please provide voting instructions for all proxy cards you receive to ensure that all of your Whitman shares are voted at the special meeting.

Q8:
What if I have additional questions?

A8:
If you have questions about the merger, the special meeting or where to send your proxy, or if you would like additional copies of this proxy statement/prospectus, you should contact one of the following:

Computershare Trust Co. of New York 88 Pine Street New York, New York 10005 Attn: Richard Campbell Telephone Number: (800) 245-7630
Whitman Education Group, Inc. 4400 Biscayne Boulevard Miami, Florida 33137 Attention: Fernando Fernandez Telephone Number: (800) 445-6108

SUMMARY

        This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document, including the documents attached as annexes, and the documents incorporated by reference. See "Where You Can Find More Information" on page 73. We have included page references parenthetically to direct you to more complete descriptions of the topics presented in this summary.

The Companies

        Career Education Corporation (page 58)
        2895 Greenspoint Parkway, Suite 600
        Hoffman Estates, Illinois 60195
        (847) 781-3600

        CEC is a provider of private, for-profit post-secondary education with 51 campuses throughout the United States, Canada, France, the United Kingdom and the United Arab Emirates. CEC also offers online programs through American InterContinental University-Online, its e-learning division. As of April 30, 2003, CEC's student population was approximately 54,400.

        Whitman Education Group, Inc. (page 58)
        4400 Biscayne Boulevard
        Miami, Florida 33137
        (305) 575-6510

        Whitman is a proprietary provider of career-oriented post-secondary education. Through three wholly-owned subsidiaries, Whitman currently operates 22 schools in 13 states offering a range of graduate, undergraduate and non-degree certificate or diploma programs primarily in the fields of information technology, healthcare and business. As of March 31, 2003, Whitman's student population was approximately 9,900.

Our Reasons for the Merger (page 34)

        The merger presents an opportunity for Whitman shareholders to realize a significant premium over recent market prices for their shares prior to announcement of the merger. The merger also allows the shareholders of Whitman to benefit from owning part of a larger and financially stronger enterprise with greater geographical coverage in the United States and internationally, and a significantly more liquid stock, while also receiving some cash for their shares. Whitman believes the merger will enable Whitman to benefit from CEC's resources and attract a broader student market and expand Whitman's educational program offerings.

        From CEC's perspective, the merger furthers its strategy to invest in growth opportunities while creating operating efficiencies through economies of scale by acquiring schools that CEC believes will benefit from the implementation of its business, operating and marketing strategy. For example, CEC believes that the merger will strengthen CEC's health and online educational programs. The merger will also expand CEC's geographic presence to include new major markets in the United States. CEC expects the merger to open new opportunities for it to offer a wider range of credential options to meet the needs of a broader student population and to enhance the competitive position of its business and CEC's overall strength in the private, post-secondary education market.

        Achieving these anticipated benefits of the merger, however, is subject to risks discussed in "Risk Factors" beginning on page 17.

Recommendation of the Whitman Board (page 34)

        The Whitman board of directors has unanimously determined that the merger is in the best interests of Whitman's shareholders and Whitman and approved the merger agreement. The Whitman board of directors therefore unanimously recommends that you vote "FOR" the approval of the merger agreement.

Opinion of Whitman's Financial Advisor (page 36)

        Legg Mason Walker Wood, Incorporated, as financial advisor to the Whitman board of directors, has delivered its written opinion to the Whitman board of directors that, as of March 26, 2003 and based upon and subject to the various qualifications and assumptions described therein, the consideration of $14.25 per share ($6.00 per share in cash and $8.25 per share in CEC common stock), subject to adjustment under the terms of the merger agreement, to be received by Whitman shareholders in the merger was fair from a financial point of view to the Whitman shareholders. The full text of the opinion of Legg Mason is attached as Annex B to this proxy statement/prospectus. We encourage you to read the Legg Mason opinion carefully in its entirety. Legg Mason's opinion is directed to the Whitman board of directors and does not constitute a recommendation to any Whitman shareholder as to how to vote in connection with the merger.

The Special Meeting

  Place, Date, Time and Purpose (page 28)

        The special meeting will be held at Whitman's executive offices located at 4400 Biscayne Boulevard, 14th Floor, Miami, Florida 33137, on                              , 2003 at 10:00 a.m., local time. At the special meeting, Whitman shareholders will be asked to approve the merger agreement.

  Record Date, Voting Rights and Votes Required (page 28)

        You are entitled to vote at the special meeting if you owned Whitman shares as of the close of business on the record date of                              , 2003. On the record date, there were approximately                        shares of Whitman common stock outstanding and entitled to vote at the special meeting. Shareholders will have one vote at the special meeting for each share of Whitman common stock they owned on the record date.

        The affirmative vote of a majority of the shares of Whitman common stock outstanding as of the record date is required to approve the merger. As of the record date, Whitman directors and executive officers had voting power with respect to approximately    % of the outstanding shares of Whitman common stock. Phillip Frost, Whitman's chairman of the board, and a trust of which he is sole trustee, Richard Pfenniger, Jr., Whitman's chief executive officer and vice-chairman of the board, and Fernando Fernandez, Whitman's chief financial officer, have entered into a voting agreement with CEC in which they have agreed to vote the Whitman shares for which they have voting power in favor of the merger. These shares represent approximately    % of the shares of Whitman common stock outstanding as of the record date. The remaining directors and executive officers of Whitman have expressed an intention to vote the Whitman shares for which they have voting power in favor of the merger agreement.

The Merger (page 30)

        The merger agreement is attached as Annex A to this proxy statement/prospectus. We encourage you to read the merger agreement because it is the legal document that governs the merger. If the holders of a majority of the shares of Whitman common stock outstanding as of the record date approve the merger agreement and all other conditions to the merger are satisfied or waived, Whitman will merge into Marlin Acquisition Corp., a wholly-owned subsidiary of CEC, and Whitman's separate corporate existence will cease. As a result, Marlin Acquisition Corp. will continue as a wholly-owned subsidiary of CEC.

  What You Will Receive (page 43)

        If we complete the merger, we will exchange each outstanding share of Whitman common stock for $6.00 in cash and a to-be-determined number of shares of CEC common stock. The value of the CEC common stock component will be approximately $8.25, but is subject to adjustment. The value of CEC common stock to be issued in exchange for each share of Whitman common stock will be determined based upon the average closing price of CEC common stock on the Nasdaq National Market for the 20-day trading period ending on, and including, the second trading day prior to the day of the closing of the merger. In addition to $6.00 in cash, if the average closing price of CEC common stock for the pricing period is:

  •
  equal to or greater than $44.00 but no more than $58.00, you will receive CEC common stock valued at $8.25 for each share of Whitman common stock;

  •
  greater than $58.00, you will receive CEC common stock valued at more than $8.25 for each share of Whitman common stock; and

  •
  less than $44.00, you will receive CEC common stock valued at less than $8.25 for each share of Whitman common stock.

The exact number of shares of CEC common stock that you will receive will be determined by the merger exchange ratio. The exchange ratio is (1) the value of the CEC common stock to be issued in the merger per share of Whitman common stock (as determined by reference to the average closing price of CEC common stock during the pricing period) divided by (2) the average closing price of CEC common stock during the pricing period, unless the exchange ratio is fixed as shown in the table below. The following table shows how we will adjust the value or number of shares of CEC common stock that you receive for each of your shares of Whitman common stock, based upon the average closing price of CEC common stock reported on the Nasdaq National Market during the pricing period.

Average Closing Price of CEC Common Stock During the Pricing Period	Value/Number of Shares of CEC Common Stock per Share of Whitman Common Stock
Less than $37.00(1)	Number of shares based on a fixed exchange ratio of 0.204
At least $37.00, but less than $44.00	Valued at $8.25 less $0.10 per dollar that the average closing price during the pricing period is below $44.00, subject to proportionate adjustment for fractions of a dollar
At least $44.00, but less than $58.00	Valued at $8.25
At least $58.00, but no more than $65.00	Valued at $8.25 plus $0.10 per dollar that the average closing price during the pricing period is above $58.00, subject to adjustment for fractions of a dollar
Greater than $65.00(2)	Number of shares based on a fixed exchange ratio of 0.138

(1)
If the average closing price of CEC common stock during the pricing period is less than $37.00, Whitman has the option to terminate the merger agreement unless CEC agrees to issue CEC common stock valued at $7.55 for each share of Whitman common stock.

(2)
If the average closing price of CEC common stock during the pricing period is greater than $65.00, CEC has the option to terminate the merger agreement unless Whitman agrees to have CEC issue common stock valued at $8.95 for each share of Whitman common stock.

        Example 1: If you hold 100 shares of Whitman common stock and the average closing price of CEC common stock during the pricing period is $48.00, you will receive $600 plus 17 shares of CEC common stock (based on an exchange ratio equal to 8.25/48). In addition, you will receive a cash payment of $9.60 in lieu of the 0.2 shares of CEC common stock that you would have otherwise received.

        Example 2: If you hold 100 shares of Whitman common stock and the average closing price of CEC common stock during the pricing period is $40.00, you will receive $600 plus 19 shares of CEC common stock (based on an exchange ratio equal to 7.85/40). In addition, you will receive a cash payment of $24.00 in lieu of the 0.6 shares of CEC common stock that you would have otherwise received.

        We expect the market price of CEC common stock to fluctuate prior to the merger. Therefore, the average closing price of CEC common stock during the pricing period may be higher or lower than the closing price of CEC common stock on the date of the merger agreement and the date of the Whitman special meeting. In addition, because the exchange ratio is fixed two trading days before the closing of the merger, the value of the CEC common stock that you will receive in the merger may increase or decrease before the date we complete the merger. You should obtain current stock price quotations for CEC common stock prior to voting on the merger. Instead of issuing fractional shares, CEC will pay cash for fractional shares based on the average closing price of CEC common stock during the pricing period.

        Based upon 14,938,505 shares of Whitman common stock outstanding as of April 21, 2003 and an assumed exchange ratio of 0.162, which is based on an average closing market price of CEC common stock during the 20 consecutive trading days ended April 21, 2003 of $50.96, CEC will issue an aggregate of approximately 2,420,037 shares of CEC common stock in the merger to the holders of these shares of Whitman common stock. Based upon the 46,269,587 shares of CEC common stock outstanding as of April 21, 2003, the holders of these shares of Whitman common stock collectively will hold approximately 5.0% of the shares of CEC common stock outstanding immediately after the merger.

        CEC expects to borrow under its $200 million credit facility the funds necessary to pay the cash consideration payable to Whitman's shareholders and option holders in the merger.

  Treatment of Outstanding Whitman Options (page 45)

        Each outstanding option to purchase Whitman common stock, whether vested or unvested, will be cancelled upon consummation of the merger and exchanged for cash equal to the positive difference, if any, between (1) the value, in cash, of the per share merger consideration (with the portion payable in CEC common stock being valued as of the second trading day prior to the closing of the merger) and (2) the per share exercise price of the option. This cash value of the per share merger consideration will adjust in the same manner as the value of the CEC common stock component of the per share merger consideration payable to Whitman shareholders.

  Conditions to the Completion of the Merger (page 54)

        The completion of the merger depends on the satisfaction or waiver of a number of conditions, including the following:

  •
  Whitman shareholders must approve the merger agreement;

  •
  CEC must receive all consents and approvals necessary for the continuation of a number of Whitman's material contracts and existing permits and for Whitman to consummate the merger,

    with the exception of approval from the U.S. Department of Education and certain other approvals that cannot be obtained prior to completion of the merger;

  •
  the parties must obtain all necessary and material governmental and regulatory approvals that can be issued prior to completion of the merger and, if applicable, the relevant waiting periods imposed under the antitrust laws must expire; and

  •
  CEC must obtain a written statement from the U.S. Department of Education stating, without unduly burdensome limitations, that it does not see any impediment to issuing a temporary program participation agreement with respect to each of Whitman's educational institutions after completion of the merger.

  Termination of the Merger Agreement (page 55)

        CEC and Whitman may agree to terminate the merger agreement at any time before completing the merger. In addition, either party may terminate the merger agreement (1) if the merger is not completed by September 26, 2003 through no fault of the terminating party, (2) if Whitman shareholders do not approve the merger agreement or (3) in certain other circumstances.

        CEC may also terminate the merger agreement if:

  •
  Whitman's board of directors withdraws or modifies, in a manner adverse to CEC, its recommendation of the merger;

  •
  Whitman materially breaches the non-solicitation or shareholder recommendation provisions of the merger agreement;

  •
  a third party commences, or files a registration statement with respect to, a tender offer or exchange offer for 10% or more of Whitman's outstanding common stock and the Whitman board of directors either recommends that Whitman shareholders tender their shares or publicly announces its intention to take no position with respect to the offer;

  •
  a proposal by a third party to acquire Whitman has been announced or becomes publicly known and Whitman's board of directors fails to recommend against acceptance of the proposal by Whitman shareholders (including by taking no position or indicating its inability to take a position on the proposal) or fails to publicly reconfirm its approval and recommendation of the merger agreement, in each case, within 10 days; or

  •
  the average closing market price of CEC common stock during the pricing period is greater than $65.00 unless Whitman agrees to have CEC issue common stock valued at $8.95 for each share of Whitman common stock.

        Whitman may also terminate the merger agreement if the average closing market price of CEC common stock during the pricing period is less than $37.00 unless CEC agrees to issue CEC common stock valued at $7.55 for each share of Whitman common stock.

  Termination Fees (page 55)

        Whitman must pay CEC a fee of $10 million, plus up to $1.5 million of CEC's costs and expenses in connection with the merger, if the merger agreement is terminated because:

  •
  an acquisition proposal becomes known and Whitman enters into an agreement with respect to the acquisition proposal within 12 months after the merger agreement is terminated by:

•
Whitman or CEC for failure to obtain Whitman shareholder approval;

•
Whitman for failure to consummate the merger by September 26, 2003; or

•
CEC due to the failure of any of Whitman's representations and warranties to be true and correct in all material respects as of March 26, 2003 or due to Whitman's willful breach of any of its representations and warranties, agreements or covenants after March 26, 2003;

•
Whitman's board of directors withdraws or modifies, in a manner adverse to CEC, its recommendation that you vote in favor of the merger agreement;

•
a third party commences, or files a registration statement with respect to, a tender offer or exchange offer for 10% or more of Whitman's common stock and the Whitman board of directors recommends that Whitman shareholders tender their shares or publicly announces its intention to take no position with respect to the offer;

•
Whitman materially breaches the no solicitation or shareholder recommendation provisions of the merger agreement; or

•
a proposal by a third party to acquire Whitman has been announced or becomes publicly known and Whitman's board of directors fails to recommend against acceptance of the proposal by shareholders (including by taking no position or indicating its inability to take a position on the proposal) or fails to publicly reconfirm its approval and recommendation of the merger agreement, in each case, within 10 days.

  Whitman Prohibited From Soliciting Other Offers (page 52)

        The merger agreement provides that Whitman will not, and will not permit its directors, officers, employees or other representatives and agents to:

  •
  solicit, initiate or knowingly encourage any acquisition proposal or any proposal that could reasonably be expected to lead to an acquisition proposal;

  •
  engage in discussions concerning, or provide any non-public information to anyone in connection with, any acquisition proposal; or

  •
  agree to, approve or otherwise endorse any acquisition proposal.

        Any violation of these solicitation restrictions may result in CEC having the ability to terminate the merger agreement and receive termination fees as described above. However, if Whitman receives an unsolicited third-party acquisition proposal that the Whitman board of directors determines in good faith is or could be superior to the terms of the merger with CEC, Whitman is permitted, subject to additional limitations, to furnish information about its business to the third party and engage in discussions and negotiations with the third party.

  Interests of Whitman's Directors and Officers in the Merger (page 45)

        When you consider the recommendation of the Whitman board of directors that you vote in favor of the merger, you should be aware that a number of Whitman directors and executive officers have interests in the merger that may be different from, or in addition to, yours. These interests include:

  •
  Many key executives and board members of Whitman who are supporting, or recommending that you vote in favor of, the merger are holders of Whitman stock options. Upon the closing of the merger, each option held by these persons, whether vested or unvested, will be exchanged for cash to the extent the cash value of the per share merger consideration exceeds the per share exercise price of the option;

  •
  CEC has entered into agreements with Messrs. Pfenniger and Fernandez that provide severance payments and payment for up to 12 months of a portion of their COBRA health coverage premiums following the consummation of the merger; and

  •
  CEC will indemnify Whitman's directors and officers to the same extent they were indemnified as of the date of the merger agreement and will maintain liability insurance for Whitman's directors and officers for at least six years following the consummation of the merger.

  No Appraisal Rights (page 49)

        Whitman shareholders are not entitled to dissenters' or appraisal rights under the Florida Business Corporation Act in connection with the merger.

  United States Federal Income Tax Considerations (page 46)

        The merger is intended to qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986. Accordingly, no gain or loss will be recognized by Whitman shareholders with respect to the CEC common stock received in exchange for Whitman common stock; however, gain, if any, will be recognized with respect to the cash portion of the merger consideration. In addition, gain or loss will be recognized with respect to cash received in lieu of fractional shares.

        Tax matters are very complicated, and the tax consequences of the merger to you will depend on the facts of your particular situation. You are urged to consult your own tax advisor as to the specific tax consequences to you of the merger, including the applicable federal, state, local and foreign tax consequences.

  Accounting Treatment (page 46)

        CEC will record the merger using the purchase method of accounting in accordance with U.S. generally accepted accounting principles. This means that for financial reporting purposes, CEC will treat both companies as one company beginning as of the date we complete the merger. In addition, under this method of financial reporting, CEC will record the fair value of Whitman's net assets on its consolidated financial statements, with the remaining purchase price in excess of the fair value of Whitman's net assets recorded as goodwill.

  Regulatory Approvals (page 48)

        CEC and Whitman have made filings and taken other actions, and will continue to make filings and take actions, necessary to obtain approvals from all appropriate governmental and educational authorities in connection with the merger. Regulatory approvals required to complete the merger include approval of a substantial number of the state authorizing agencies and accrediting agencies that currently approve and accredit the Whitman schools and their educational programs. In addition, after closing the merger, we will need to obtain approval from the U.S. Department of Education for each of the Whitman schools to continue to participate in the U.S. federal student financial aid programs administered by the Department of Education.

  Comparison of Shareholder Rights (page 66)

        When the merger is completed, you will become a stockholder of CEC. Unlike Whitman, which is a Florida corporation, CEC is a Delaware corporation, and the certificate of incorporation and bylaws of CEC differ from the articles of incorporation and bylaws of Whitman. In addition, CEC has a stockholders' rights plan that entitles holders of its common stock, in certain instances, to purchase shares of CEC series A preferred stock. As a result, you will have different rights as a CEC stockholder than you currently have as a Whitman shareholder.

SELECTED HISTORICAL FINANCIAL DATA OF CEC

        We are providing the following CEC selected historical consolidated financial information to aid you in your analysis of the financial aspects of the merger. The following information is only a summary and should be read together with CEC's consolidated audited financial statements, the related notes and the discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in CEC's Annual Report on Form 10-K/A for its fiscal year ended December 31, 2002, which is incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information" on page 73. CEC derived its consolidated statement of income data for the fiscal years ended December 31, 2000, 2001 and 2002 and its consolidated balance sheet data as of December 31, 2001 and 2002 from its audited consolidated financial statements that are incorporated by reference in this proxy statement/prospectus. CEC derived its consolidated statement of income data for the fiscal years ended December 31, 1998 and 1999 and its consolidated balance sheet data as of December 31, 1998, 1999 and 2000 from its audited consolidated financial statements that are not incorporated by reference in this proxy statement/prospectus. CEC's consolidated financial statements for fiscal year 2002 were audited by Ernst & Young LLP, independent auditors, and CEC's consolidated financial statements for fiscal years 1998, 1999, 2000 and 2001 were audited by Arthur Andersen LLP, independent certified public accountants.

	As of, and for the year ended, December 31,
	2002	2001	2000	1999	1998
		(In thousands, except per share data)
Consolidated Statement of Income Data:
Total revenue	$780,059	$547,059	$334,528	$223,501	$149,215
Total operating expenses	666,761	478,237	295,148	203,150	138,153

Income from operations	113,298	68,822	39,380	20,351	9,101
Net income	67,472	38,355	21,406	10,943	4,296

Net income per share attributable to common stockholders:
Basic	$1.49	$0.88	$0.57	$0.36	$0.07

Diluted	$1.42	$0.85	$0.55	$0.34	$0.07

Consolidated Balance Sheet Data:
Cash and cash equivalents	$33,474	$39,675	$33,742	$44,745	$23,548
Working capital (deficit)	(10,964)	10,221	29,316	25,787	15,994
Total assets	586,136	490,789	280,699	210,524	132,887
Total debt	32,769	89,922	19,120	49,939	22,617
Total stockholders' equity	405,697	306,405	200,893	113,681	84,636

SELECTED HISTORICAL FINANCIAL DATA OF WHITMAN

        We are providing the following Whitman selected consolidated financial information to aid you in your analysis of the financial aspects of the merger. The following information is only a summary and should be read together with Whitman's audited and unaudited consolidated financial statements, the related notes and the discussion contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in Whitman's Annual Report on Form 10-K for its fiscal year ended March 31, 2002 and Quarterly Report on Form 10-Q for the nine months ended December 31, 2002, which are incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information" on page 73. Whitman derived its consolidated statement of operations data for the fiscal years ended March 31, 2000, 2001 and 2002 and its consolidated balance sheet data as of March 31, 2001 and 2002 from its audited consolidated financial statements that are incorporated by reference in this proxy statement/prospectus. Whitman derived its consolidated statement of operations data for the fiscal years ended March 31, 1998 and 1999 and its consolidated balance sheet data as of March 31, 1998, 1999 and 2000 from its audited consolidated financial statements that are not incorporated by reference in this proxy statement/prospectus. The consolidated financial statements as of March 31, 2002, 2001, 2000, 1999 and 1998 and for each of the years then ended were audited by Ernst & Young LLP, independent certified public accountants. Whitman derived its consolidated statement of operations data for the nine month periods ended December 31, 2001 and 2002 and its consolidated balance sheet data as of December 31, 2002 from its unaudited consolidated financial statements that are incorporated by reference in this proxy statement/prospectus. Whitman derived its consolidated balance sheet data as of December 31, 2001 from its unaudited consolidated financial statements that are not incorporated by reference in this proxy statement/prospectus. In the opinion of Whitman's management, these unaudited consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information when read along with the audited financial statements and the related notes. Whitman's operating results for the nine months ended December 31, 2002 are not necessarily indicative of the results Whitman achieved for the entire year ended March 31, 2003.

	As of, and for the nine months ended, December 31,		As of, and for the year ended, March 31,
	2002	2001	2002	2001	2000	1999	1998
	(unaudited)		(In thousands, except per share data)(1)
Consolidated Statement of Operations Data:
Net revenues	$79,725	$66,272	$91,927	$79,629	$77,611	$73,977	$60,306
Income (loss) from operations	8,170	2,871	5,060	576	(26)	4,195	784
Net income (loss)	4,690	1,456	2,602	(1,422)	(502)	3,042	143
Net income (loss) per share attributable to common shareholders
Basic	0.33	0.11	0.19	(0.11)	(0.04)	0.23	0.01
Diluted	0.31	0.10	0.18	(0.11)	(0.04)	0.22	0.01
Consolidated Balance Sheet Data:
Total assets	$71,015	$59,791	$67,109	$62,867	$62,526	$62,580	$53,821
Long-term debt and capitalized lease obligations, less current portion	5,293	7,321	7,473	11,128	11,119	12,022	14,350
Shareholders' equity	29,627	22,166	23,727	20,544	21,285	21,625	17,833

(1)
Amounts reflect Whitman's acquisition of Huron University on December 30, 1996, which was accounted for as a purchase, Whitman's sale of Huron University in August 1999 and Whitman's disposition of its minority interest in Huron University in April 2001.

UNAUDITED SELECTED PRO FORMA CONDENSED COMBINED
FINANCIAL DATA OF CEC AND WHITMAN

        The following unaudited selected pro forma condensed combined statement of income data for the year ended December 31, 2002 gives effect to the merger as if it had occurred on January 1, 2002. The following unaudited selected pro forma condensed combined balance sheet data as of December 31, 2002 gives effect to the proposed merger of CEC and Whitman as if the merger had occurred on December 31, 2002. The unaudited selected pro forma condensed combined financial data was prepared from CEC's audited historical consolidated financial statements as of and for the year ended December 31, 2002 and from Whitman's audited historical consolidated financial statements as of and for the year ended March 31, 2002 and unaudited historical condensed consolidated financial statements as of and for the quarters ended December 31, 2002 and 2001.

        The unaudited selected pro forma condensed combined financial data includes all adjustments necessary for a fair presentation of the data and, in the opinion of management, has been prepared on the same basis as that of the underlying audited financial statements. The unaudited selected pro forma condensed combined financial data is a presentation of historical results with accounting adjustments necessary to reflect the estimated pro forma effect of the merger on the combined financial position and results of operations of CEC and Whitman. The unaudited selected pro forma condensed combined financial data does not reflect the effects of any anticipated changes to be made by CEC to the historical operations, is presented for information purposes only, and should not be construed to be indicative of combined results of operations or financial position that actually would have occurred had the merger of CEC and Whitman been consummated as of the date indicated or the combined entity's future results of operations or financial position.

        The unaudited selected pro forma condensed combined balance sheet data has been prepared using the purchase method of accounting for the proposed merger. The acquired assets and assumed liabilities of Whitman are stated in the unaudited selected pro forma condensed combined balance sheet data at amounts representing an allocation of the purchase price based upon a preliminary estimate of the fair values of the acquired tangible and intangible assets and assumed liabilities at the assumed December 31, 2002 acquisition date.

        The unaudited selected pro forma condensed combined financial data is based upon the financial condition and operating results of Whitman during periods when it was not under the control, influence or management of CEC. The information presented may not be indicative of the results that would have actually occurred had the acquisition been completed as of January 1, 2002, nor is it necessarily indicative of the future financial condition or operating results of the combined entity. CEC expects to incur reorganization and integration expenses and experience operating efficiencies as a result of its acquisition of Whitman. The unaudited selected pro forma condensed combined financial data does not give effect to these expenses or any synergies that may occur due to the integration of Whitman with CEC and should be read along with the historical financial statements of CEC and Whitman and the related notes incorporated by reference in this proxy statement/prospectus.

UNAUDITED SELECTED PRO FORMA CONDENSED COMBINED FINANCIAL DATA
OF CEC AND WHITMAN

	As of, and for the year ended, December 31, 2002
	CEC	Whitman	Pro Forma Adjustments	Pro Forma Combined
	(In thousands, except per share data)
Pro Forma Combined Statement of Income Data:
Total revenue	$780,059	$105,380	$—	$885,439
Total operating expenses	666,761	95,021	248	762,030

Income from operations	113,298	10,359	(248)	123,409
Net income	$67,472	$5,836	$(3,135)	$70,173

Net income per share attributable to common stockholders:
Basic	$1.49			$1.47

Diluted	$1.42			$1.40

Pro Forma Combined Balance Sheet Data:
Cash and cash equivalents	$33,474	$18,483	$—	$51,957
Working capital (deficit)	(10,964)	13,924	(2,480)	480
Total assets	586,136	71,015	228,118	885,269
Total debt	32,769	8,038	121,538	162,345
Total stockholders' equity	405,697	29,626	93,621	528,944

COMPARATIVE PER SHARE DATA

        We have summarized below certain:

  •
  comparative per share data for CEC common stock and Whitman common stock on a historical basis; and

  •
  combined per share data on an unaudited pro forma basis after giving effect to the merger as if it occurred on January 1, 2002 using the purchase method of accounting.

The unaudited pro forma combined per share data assumes an exchange ratio of 0.162 shares of CEC common stock for each share of Whitman common stock. We have based this exchange ratio on the average closing price of CEC common stock on the Nasdaq National Market during the 20 consecutive trading days ended April 21, 2003. You should note that this exchange ratio, and thus the amount of CEC common stock to be issued in the merger, may decrease or increase depending on the trading prices of CEC common stock during the pricing period prior to the merger.

        You should read this data along with the selected historical financial data for CEC and Whitman included in this proxy statement/prospectus and the historical consolidated financial statements of CEC and Whitman and the related notes incorporated by reference in this proxy statement/prospectus. The unaudited pro forma data does not necessarily indicate the results that actually would have been achieved had we been a single entity during 2002 nor does it necessarily indicate the results we will obtain in the future as a combined entity.

As of, and for the 12 months ended, December 31, 2002
HISTORICAL PER SHARE DATA
Net income from continuing operations per common share:
Basic:
CEC	$1.49
Whitman	0.41
Diluted:
CEC	1.42
Whitman	0.38
Book value per common share:
CEC	8.81
Whitman	2.09
PRO FORMA PER SHARE DATA
Pro forma combined net income from continuing operations per common share:
Basic:
Per CEC share	1.47
Per equivalent Whitman share	0.24
Diluted:
Per CEC share	1.40
Per equivalent Whitman share	0.23
Pro forma combined book value per share:
Per CEC share	10.92
Per equivalent Whitman share	1.77

COMPARATIVE MARKET PRICE DATA

        Shares of CEC common stock trade on the Nasdaq National Market under the symbol "CECO." Shares of Whitman common stock trade on the American Stock Exchange under the symbol "WIX". The following table presents the closing market prices for CEC common stock and Whitman common stock on March 26, 2003, the last full trading day prior to the announcement of the signing of the merger agreement, and                            , 2003, the last practicable trading day for which information was available prior to the date of the printing of this proxy statement/prospectus. The table also presents the equivalent price per share of Whitman common stock as of those dates, which is equal to the value of CEC common stock that a Whitman shareholder would have received for one share of Whitman common stock if the merger had taken place on those dates. We calculated these equivalent numbers by multiplying the closing market price per share of CEC common stock on these dates by an assumed exchange ratio of 0.162, and adding the per share cash payment of $6.00. We have based this exchange ratio on the average closing price of CEC common stock on the Nasdaq National Market during the 20 consecutive trading days ended April 21, 2003. You should note that this exchange ratio may decrease or increase depending on the trading prices of CEC common stock during the pricing period prior to the merger and the actual value of CEC common stock that a Whitman shareholder will receive upon completion of the merger may be higher or lower than the prices below. As a result, you should obtain current market quotations for CEC common stock and Whitman common stock before making any decision about the merger.

	CEC Common Stock	Whitman Common Stock	Whitman Equivalent Per Share Price
March 26, 2003	$50.97	$10.22	$14.25
, 2003

        We have also included the following tables to show the range of high and low quarterly sales prices reported on the Nasdaq National Market for CEC common stock and reported on the American Stock Exchange for Whitman common stock for the periods indicated:

	CEC*
	High	Low
Fiscal Year Ending December 31, 2003
Second Quarter (through April 28, 2003)	$58.73	$49.05
First Quarter	51.55	38.05
Fiscal Year Ended December 31, 2002
Fourth Quarter	52.50	36.80
Third Quarter	48.65	33.01
Second Quarter	48.21	38.00
First Quarter	40.23	30.00
Fiscal Year Ended December 31, 2001
Fourth Quarter	36.52	22.87
Third Quarter	33.61	21.69
Second Quarter	30.68	22.72
First Quarter	25.63	15.47

*
All prices have been adjusted to reflect a 2-for-1 stock split affected by CEC in September 2001.

	Whitman
	High	Low
Fiscal Year Ending March 31, 2004
First Quarter (through April 28, 2003)	$14.30	$13.58
Fiscal Year Ended March 31, 2003
Fourth Quarter	13.95	6.45
Third Quarter	7.75	5.20
Second Quarter	6.22	4.28
First Quarter	7.00	5.00
Fiscal Year Ended March 31, 2002
Fourth Quarter	5.92	4.40
Third Quarter	4.80	3.00
Second Quarter	3.70	2.75
First Quarter	3.05	2.00

        Neither CEC nor Whitman has ever paid any cash dividends on its stock. We anticipate that our combined enterprise, for the foreseeable future, will retain any earnings for use in the operation of our business. Therefore, we do not anticipate paying cash dividends in the foreseeable future.

RISK FACTORS

        In determining whether you should vote in favor of the merger and acquire CEC common stock, you should consider carefully, in addition to the other information contained or incorporated by reference in this proxy statement/prospectus, the following risks associated with the merger, the combined entity following the merger and ownership of CEC common stock following the merger. References to "we," "us" and "our" refer to the combined CEC/Whitman entity following completion of the merger.

Risk Factors Related to the Merger

  Because the market price of CEC common stock may fluctuate, you cannot be sure of the value or number of shares of CEC common stock that you will receive in the merger.

        Upon completion of the merger, Whitman shareholders will receive cash and shares of CEC common stock for each share of Whitman common stock that they own. The value and number of shares of CEC common stock to be received by Whitman shareholders will be based on the average closing price of CEC common stock during the 20-day pricing period ending on the second day prior to the completion of the merger. We expect the market price of CEC common stock to fluctuate prior to the completion of the merger. Therefore, the average closing price of CEC common stock during the pricing period may be higher or lower than the closing price of CEC common stock on the date of the merger agreement, the date of the Whitman special meeting or the date we complete the merger. Changes in the market price of CEC common stock prior to the merger may affect the value, and will affect the number, of shares of CEC common stock that you receive in the merger. You may not receive $8.25 in CEC common stock for each of your shares of Whitman common stock. The price of CEC common stock may fluctuate because of various factors, including:

  •
  general market, industry and economic conditions and market assessments of those conditions;

  •
  changes in the business, operations or prospects of CEC and market assessments of those changes;

  •
  regulatory considerations;

  •
  market assessments of the likelihood the merger will be completed; and

  •
  market assessments of the timing and amount of integration benefits to be achieved after the merger.

In addition, although Whitman has the right to terminate the merger agreement if the average closing price of CEC common stock during the pricing period is less than $37.00, Whitman may elect not to terminate the merger agreement under these circumstances. In this case, you could receive shares of CEC common stock valued at less than $7.55 per share of Whitman common stock.

  We may be unable to successfully integrate the operations and personnel of Whitman and CEC, which could prevent us from realizing the expected benefits of the merger and materially harm our business.

        Among the factors we considered in connection with our decision to pursue the merger was the opportunity to realize synergies and efficiencies through the merger. In order to obtain the benefits of those synergies and efficiencies, we must successfully integrate Whitman and CEC. If we cannot integrate CEC and Whitman efficiently, promptly, successfully or at all, we may not realize the anticipated benefits of the merger. Key elements of Whitman's businesses that need to be integrated into CEC's network of schools include:

  •
  operational, management and other professional personnel;

  •
  marketing efforts; and

  •
  financial, accounting, regulatory and other operational controls, procedures, information systems and policies.

The successful combination of the two independent companies will require significant effort, managerial resources, time and expense on the part of CEC and Whitman. The integration process will be further complicated by the need to integrate geographically dispersed operations, multiple schools and different corporate cultures. The dedication of management and other personnel to the integration process may distract these individuals' attention from the conduct of day-to-day business activities. This distraction, along with employees' uncertainty about their role in the combined company and lack of employee focus due to the distractions of the merger, may disrupt our operations. Although we expect that the elimination of duplicative costs and realization of other efficiencies related to the integration will at least offset the transaction-related costs over time, we may not be able to realize a net benefit from the merger in the near term or at all.

  If we are unable to retain key Whitman educational personnel and administrators, we may not be able to realize the expected benefits of the merger.

        The success of combining Whitman with CEC will depend upon the retention of educational personnel and administrators who are critical to the continued advancement, development and support of Whitman's schools. CEC may not be able to retain key educational personnel and administrators of Whitman before or after the merger. The loss of the services of any significant group of educational personnel and administrators of Whitman could negatively affect CEC's ability to successfully integrate Whitman's operations. As often occurs with mergers, during the pre-merger and integration phases, competitors may intensify their efforts to recruit educational personnel and administrators. Employee uncertainty regarding the effects of the merger could also cause increased turnover.

  Limitations on Whitman's ability to pursue other transactions and termination fees if it does pursue an unsolicited superior proposal could make a competing takeover proposal more difficult and expensive.

        The merger agreement prohibits Whitman from initiating or encouraging, and limits Whitman's ability to respond to, inquiries with respect to alternative acquisition proposals. These provisions limit Whitman's ability to pursue offers from other possible acquirors. Whitman must pay CEC a termination fee of $10 million, plus up to $1.5 million of CEC's costs and expenses, if the merger agreement terminates under certain circumstances, including in connection with an acquisition proposal from a third party. The termination fee could discourage another company from making a competing takeover proposal that could be more advantageous to Whitman's shareholders because this fee may make the competing proposal more difficult or expensive and could deter Whitman from entering into an alternative transaction. Whitman is not presently aware of any competing proposal.

  The price of CEC common stock may be affected by factors different from those affecting the price of Whitman common stock.

        Upon the completion of the merger, holders of Whitman common stock will become holders of CEC common stock. CEC's business differs from that of Whitman, and CEC's results of operations, as well as the price of CEC's common stock, may be affected by factors different from those affecting Whitman's results of operations and the price of Whitman stock before the merger. For a discussion of CEC's and Whitman's respective businesses, see CEC's Annual Report on Form 10-K/A for the fiscal year ended December 31, 2002 and Whitman's Annual Report on Form 10-K for the fiscal year ended March 31, 2002, which are incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information" on page 73.

  Some of the executive officers and directors of Whitman have interests that could have affected their decision to support or approve the merger.

        Some of Whitman's executive officers and directors have interests in the merger that are different from, or in addition to, interests of Whitman shareholders. These interests, which include indemnification, extension of directors and officers' liability insurance, severance payments and cashing out of vested and unvested options, could have affected the decision of these persons to support or approve the merger.

  The price of Whitman common stock may be adversely affected if we do not complete the merger.

        If the merger is not completed for any reason, the price of Whitman's common stock may fall significantly to the extent the current market price reflects an assumption that the merger will be completed. In addition, significant merger-related costs incurred by Whitman, including legal, accounting and financial advisory fees, must be paid by Whitman if we do not complete the merger.

  Whitman shareholders will have no control over CEC's future operations.

        Whitman's shareholders presently have the power to approve or reject any matter requiring the approval of shareholders under Florida law and Whitman's articles of incorporation. Immediately after the merger, Whitman's shareholders, in the aggregate, will hold approximately 5.0% of the outstanding shares of CEC common stock. Even if all of the former Whitman shareholders voted in concert on all matters presented to CEC's stockholders, this number of CEC shares, without a substantial number of other holders of CEC common stock voting the same way, will not affect the outcome of proposals voted upon by the stockholders of CEC.

Risk Factors Related to the Combined Business and Owning CEC Common Stock

  Failure of our U.S. schools to comply with extensive regulations could result in financial penalties, restrictions on our operations or loss of external financial aid funding.

        We derive a significant portion of our revenue from U.S. federal student financial aid programs administered by the U.S. Department of Education. To participate in these programs, a U.S. institution must obtain and maintain authorization by the appropriate state agencies, accreditation by an accrediting agency recognized by the Department of Education and certification by the Department of Education. As a result, our U.S. schools are subject to extensive regulation by these agencies. These regulations cover virtually all phases of our operations, including our educational programs, facilities, instructional and administrative staff, administrative procedures, marketing and recruiting, financial operations, including the payment of refunds to students who withdraw, and financial strength. These regulations also affect our ability to acquire or open additional schools, add new educational programs or change our corporate structure. The agencies that regulate our operations periodically revise their requirements and modify their interpretations of existing requirements.

        If one of our schools were to violate any of these regulatory requirements, we could suffer a financial penalty. A regulatory agency could also place limitations on our schools' operations or terminate the schools' ability to grant degrees and certificates or their eligibility to receive federal student financial aid funds. We cannot predict with certainty how all of these requirements will be applied, or whether each of our schools will be able to comply with all of the requirements in the future. We have described some of the most significant regulatory requirements and risks that apply to our U.S. schools in the following paragraphs.

  The U.S. Congress may change the law or reduce funding for federal student financial aid programs, which could harm our student population and revenue.

        The U.S. Congress periodically revises the Higher Education Act and other laws governing the federal student financial aid programs and annually determines the funding level for each of these programs. During 2003-2004, Congress is expected to devote significant attention to reauthorizing the Higher Education Act, which will likely result in numerous legislative changes. Any action by Congress that significantly reduces funding for the federal student financial aid programs or the ability of our schools or students to participate in these programs could have a material adverse effect on our student population and revenue. Legislative action may also increase our administrative costs and require us to modify our practices in order for our schools to comply fully with applicable requirements.

  If we or our schools do not meet financial responsibility standards, our schools may be required to post a letter of credit and our participation in federal student financial aid programs could be limited, which could harm our net income and student population.

        To participate in the federal student financial aid programs, an institution must meet general standards of financial responsibility and either meet specific numeric measures of financial responsibility or post a letter of credit in favor of the Department of Education and possibly accept other conditions on its participation in the federal student financial aid programs. Currently, none of our schools is required to post a letter of credit in favor of the Department of Education or accept other conditions on its participation in the federal student financial aid programs due to failure to satisfy the numeric measures of financial responsibility. If, however, we or our institutions fail to satisfy the numeric standards in the future, any required letter of credit, if obtainable, and any limitations on our participation in the federal student financial aid programs could adversely affect our net income and student population. Our inability to obtain a required letter of credit also could adversely affect our net income and student population. Under a separate requirement, an institution must post a letter of credit if it makes more than a certain proportion of student refunds beyond the regulatory time period. Twenty-one of CEC's institutions have outstanding letters of credit in favor of the Department of Education in the aggregate amount of $2.8 million due to late student refunds. Three of Whitman's institutions have outstanding letters of credit in favor of the Department of Education in the aggregate amount of $575,000 due to late student refunds.

  Our schools may lose eligibility to participate in federal student financial aid programs if their student loan default rates are too high, which could harm our student population and revenue.

        An institution may lose its eligibility to participate in some or all of the federal student financial aid programs if defaults by its students on their federal student loans exceed specified rates. If any of our institutions, depending on its size, loses eligibility to participate in the federal student financial aid programs because of high student loan default rates, that loss could have a material adverse effect on our student population and revenue.

  Our schools may lose eligibility to participate in federal student financial aid programs if the percentage of their revenue derived from those programs is too high, which could harm our student population and revenue.

        A proprietary institution loses its eligibility to participate in the federal student financial aid programs if it derives more than 90% of its revenue from these programs in any fiscal year. If any of our institutions, depending on its size, loses eligibility to participate in the federal student financial aid programs, that loss could have a material adverse effect on our student population and revenue.

  If regulators do not approve our acquisition of schools from third parties, our ability to participate in federal student financial aid programs at the acquired institution would be limited.

        When we acquire an institution, including Whitman, the Department of Education and most applicable state authorizing agencies and accrediting agencies consider that a change of ownership or control of the institution has occurred. For Department of Education purposes, an institution's eligibility to participate in the federal student financial aid programs is subject to review, and the institution could lose its eligibility to participate unless it can reestablish its state authorization and accreditation and satisfy the other requirements to be recertified by the Department of Education as an eligible institution following any change of ownership or control. If an institution is recertified following a change of ownership or control, it will be on a provisional basis. The Department of Education has the authority to provisionally and temporarily certify an institution following a change of control under certain circumstances while the Department of Education reviews the institution's application. A change of ownership or control of an institution under the standards of the Department of Education may result in the temporary suspension of the institution's participation in the federal student financial aid programs until the Department of Education issues a temporary certification document. With respect to the state and accrediting agencies, most of the states and accrediting agencies include the sale of a controlling interest of common stock in the definition of a change of control. A change of control under the definition of any of these agencies would require the affected institution to reaffirm its state authorization or accreditation. The requirements to obtain such reaffirmation from the states and accrediting agencies with jurisdiction over our schools vary widely. If we were unable to promptly reestablish the state authorization, accreditation or Department of Education certification of an institution we acquired, depending on the size of that acquisition, that failure could have a material adverse effect on our business.

  If regulators do not approve transactions involving a change of control or change in our corporate structure, we may lose our ability to participate in federal student financial aid programs.

        If we experience a change of control under the standards of applicable state agencies, accrediting agencies or the Department of Education, we or the schools governed by such agencies must seek the approval of the relevant agencies. The failure of any of our schools to reestablish its state authorization, accreditation or Department of Education certification would result in a loss of federal student financial aid funding, which could have a material adverse effect on our student population and revenue.

        The Department of Education, applicable state agencies or applicable accrediting agencies may consider transactions or events other than a sale of a controlling interest of common stock to constitute a change of control. If the Department of Education or any of the other regulatory agencies interprets a particular sequence of events to constitute a change of control, we would be required to seek all necessary approvals to continue our participation in the federal student financial aid programs, and could at least temporarily lose access to financial aid funding on that basis. Some of these transactions or events, such as a significant acquisition of our common stock, may be beyond our control.

  If our schools do not maintain their state authorizations and accreditations, they may not operate or participate in federal student financial aid programs.

        A school that grants degrees, diplomas or certificates must be authorized by the relevant agencies of the state in which it is located and, in some cases, other states where the school is deemed to be operating. State authorization and accreditation by an accrediting agency recognized by the Department of Education also are required for an institution to participate in the federal student financial aid programs. Requirements for authorization or accreditation vary substantially among the applicable agencies, and some of our schools must satisfy highly detailed standards regarding their educational programs, facilities, faculty and other matters to maintain the necessary approvals. Loss of state authorization or accreditation by any of our campuses, depending on the size of the campus, could have a material adverse effect on our student population and revenue.

  Regulatory agencies or third parties may commence compliance reviews, bring claims or initiate litigation against us.

        Because we operate in a highly regulated industry, we are subject to compliance reviews, claims of non-compliance or lawsuits by government agencies or third parties. If the results of these reviews or proceedings are unfavorable to us or if we are unable to defend successfully against third-party lawsuits or claims, we may be required to pay money damages or be subject to fines, limitations, loss of federal funding, injunctions or other penalties. Even if we adequately address issues raised by an agency review or successfully defend a third-party lawsuit or claim, we may have to devote significant money and management resources to address these issues.

  Failure to comply with extensive Canadian regulations could affect the ability of our Canadian schools to participate in Canadian financial aid programs.

        We derive a majority of our Canadian schools' revenue from Canadian governmental financial aid programs. Depending on their province of residence, Canadian students may receive loans under the Canada Student Loans Program, the Ontario Student Loans Plan and the Quebec Loans and Bursaries Program. In addition, there are students attending the Canadian schools who receive government-sponsored financial assistance from provinces other than Ontario and Quebec.

        Our Canadian schools must meet eligibility standards to administer these programs and must comply with extensive statutes, rules, regulations and requirements. Each of our Ontario schools will be required to share the cost of student loan defaults if defaults by its students on their Ontario Student Assistance Plan loans exceed specified rates. Our International Academy of Design and Technology and SoftTrain schools in Toronto currently do not have a default rate that exceeds the applicable threshold of 25%. However, our International Academy of Design and Technology school in Ottawa had an overall default rate of 28.6% in 2002 and has received a letter from the Ontario Ministry of Training, Colleges and Universities indicating that it may have to share in the costs of defaults and post an additional bond with the Ministry. If our Canadian schools cannot meet these and other eligibility standards or fail to comply with applicable requirements, it could have a material adverse effect on our net income.

        The Canadian, Ontario and Quebec governments continuously review the legislative, regulatory and other requirements relating to student financial assistance programs due to political and budgetary pressures. Although we do not anticipate a significant reduction in the funding for these programs, any change that significantly reduces funding or the ability of our schools to participate in these programs could have a material adverse effect on our student population and revenue.

  Violations of local government regulations by our operations in France, the United Kingdom and the United Arab Emirates could subject us to civil penalties and if these local regulations increase or change, our ability to conduct business in these countries could be limited.

        Our schools in France, the United Kingdom and the United Arab Emirates are subject to extensive local regulations and requirements. If we are found to be in violation of these local regulations, including licensing and accreditation requirements, we could be subject to civil sanctions, including monetary penalties. Additionally, we could be required to incur significant ongoing expenses to comply with these regulatory requirements or, conceivably, could be restricted or barred from providing educational services in that jurisdiction.

  Failure to effectively manage our growth could harm our business.

        We have grown rapidly since our incorporation in January 1994. Our continued rapid growth may place a strain on our management, operations, employees or resources. We may not be able to maintain or accelerate our current growth rate, effectively manage our expanding operations or achieve planned growth on a timely or profitable basis. If we are unable to manage our growth effectively, we may experience operating inefficiencies and our net income may be materially adversely affected.

  If students fail to pay their outstanding balances, our business will be harmed.

        We offer a variety of payment plans to help students pay that portion of their education expense not covered by financial aid programs. These balances are unsecured and not guaranteed. Losses related to unpaid student balances in excess of the amounts we have reserved for bad debts could have a material adverse effect on our business.

  Failure to effectively identify, pursue and integrate acquired schools could harm our business.

        We expect to continue to rely on acquisitions as a key component of our growth. From time to time, we engage in, and we are currently engaged in, evaluations of, and discussions with, possible acquisition candidates. We may not continue to be able to identify suitable acquisition opportunities or to acquire any such schools on favorable terms. Furthermore, we may not be able to successfully integrate any acquired schools into our operations profitably. Acquisitions involve a number of special risks and challenges, including:

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  the diversion of management's attention;

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  difficulties in assimilating the operations and personnel of acquired schools;

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  incurring significant additional capital expenditures, transaction and operating expenses and non-recurring acquisition-related charges;

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  dilution of stockholders' interest in us if we issue equity or equity-related securities as consideration;

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  adverse short-term effects on reported operating results from the amortization or write-off of acquired goodwill and other intangible assets;

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  assumption of known and unknown liabilities of acquired companies;

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  possible loss of key employees;

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  difficulty of presenting a unified corporate image; and

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  becoming subject to unanticipated business or regulatory uncertainties or liabilities.

        Acquired schools may not enhance our business and, if we do not successfully address associated risks and uncertainties, may ultimately have a material adverse effect on our growth and ability to compete.

  Opening additional new schools and adding new services could be difficult for us.

        We have also grown by opening new schools, primarily as additional branches of existing schools. Establishing new schools poses unique challenges and requires us to make investments in management, capital expenditures, marketing expenses and other resources different, and in some cases greater, than those required with respect to the operation of acquired schools. When opening a new school, we may be required to obtain appropriate state or provincial and accrediting agency approvals. In addition, to be eligible for federal student financial aid programs, such a school has to be certified by the Department of Education. Our failure to effectively manage the operations of newly established schools or service areas, or any diversion of management's attention from our core career-oriented school operating activities, could harm our business.

  Failure to keep pace with changing market needs and technology could harm our student population.

        Prospective employers of our graduates increasingly demand that their entry-level employees possess appropriate technological skills. Educational programs at our schools, particularly programs in visual communications and information technology, must keep pace with these evolving requirements. If we cannot respond to changes in industry requirements, it could have a material adverse effect on our ability to attract students.

  We compete with a variety of schools and if we are unable to compete effectively, our student population and revenue could be harmed.

        The post-secondary education market is highly competitive. Our schools compete with traditional public and private two-year and four-year colleges and universities and other proprietary schools, including those that offer distance learning programs. Some public and private colleges and universities, as well as other private career-oriented schools, offer programs similar to those of our schools. Although tuition at private nonprofit institutions is, on average, higher than tuition at our schools, some public institutions are able to charge lower tuition than our schools, due in part to government subsidies and other financial sources not available to proprietary schools. Some of our competitors in both the public and private sectors have substantially greater financial and other resources than us. We may incur increasing costs competing for students. If we are not able to compete effectively for students, our revenue may decline.

  Expansion outside of the United States, Canada, France, the United Kingdom and Dubai could adversely affect our business.

        Although we currently operate in the United States, Canada, France, the United Kingdom and Dubai, we intend to explore opportunities outside those markets. There may be difficulties and complexities associated with our expansion into these other international markets, and our strategies may not succeed beyond our current markets. International operations present inherent risks, including:

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  currency fluctuations;

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  varying political and economic conditions;

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  compliance with and unanticipated changes in legal and regulatory requirements;

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  trade barriers;

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  staffing and management problems; and

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  adverse tax consequences.

If we do not effectively address these risks, our growth and ability to compete may be impaired.

        Failure to obtain additional capital in the future could reduce our ability to grow.

        We believe that funds from operations, cash, investments and borrowings under our $200 million credit facility pursuant to our credit agreement, approximately $121.5 million of which we expect to access to fund the cash consideration payable to Whitman's shareholders and option holders in the merger, will be adequate to fund our current operating plans for the foreseeable future. However, we may need additional debt or equity financing in order to carry out our strategy of growth through acquisitions. We may also need additional debt or equity financing in the future to carry out our growth strategy. The amount and timing of such additional financing will vary principally depending on the timing and size of acquisitions and the sellers' willingness to provide financing themselves. To the extent that we require additional financing in the future and are unable to obtain such additional financing when needed or on terms acceptable to us, we may not be able to fully implement our growth strategy.

  Our credit agreement limits our ability to take various actions.

        Our credit agreement limits our ability to take various actions, including paying dividends and disposing of assets. Accordingly, we may be restricted from taking actions which management believes would be desirable and in the best interests of us and our stockholders. The credit agreement also requires us to maintain specified financial ratios and satisfy specified financial tests. A breach of any covenants contained in the credit agreement could result in an event of default under that agreement and allow the lenders to pursue various remedies, including accelerating the indebtedness outstanding thereunder, any of which could have a material adverse effect on our business or financial condition.

  The loss of our key personnel could harm our business.

        Our success to date has depended, and will continue to depend, largely on the skills and efforts of John M. Larson, our Chairman, President and Chief Executive Officer, Patrick K. Pesch, our Executive Vice President, Chief Financial Officer, Treasurer and Secretary, Nick Fluge, President of our Online Education Group, and Jacob P. Gruver, President of our Colleges, Schools & Universities Group, and our other key personnel. Our success also depends, in large part, upon our ability to attract and retain highly qualified faculty, school presidents and administrators and corporate management. Due to the nature of our business, we may have difficulty locating and hiring qualified personnel, and retaining such personnel once hired. None of our employees is subject to an employment or noncompetition agreement other than Mr. Larson. We do not maintain life insurance on any of our employees. The loss of the services of any of our key personnel, or our failure to attract and retain other qualified and experienced personnel on acceptable terms, could have a material adverse effect on our business, results of operations or financial condition. In addition, a limited number of our faculty members are represented by unions, although they are not currently subject to collective bargaining agreements. If we become subject to collective bargaining agreements, our flexibility in making human resources decisions could be impaired.

  Terrorist attacks and other acts of wider armed conflict may have an adverse effect on the U.S. and world economies and may disrupt our provision of educational services.

        Terrorist attacks and other acts of violence or war, such as those that took place on September 11, 2001, could disrupt our operations. Attacks or armed conflicts that directly impact our physical facilities or ability to recruit foreign students could significantly affect our ability to provide educational services to our students and thereby impair our ability to achieve our expected results. Further, violent acts and threats of future attacks could adversely effect the U.S. and world economies. Finally, further terrorist acts could cause the United States to enter into a wider armed conflict which could further impact our operations and result in prospective students, as well as our current students and employees, entering the armed forces. These factors could cause significant declines in our population and could have a material adverse effect on our revenue.

  Anti-takeover provisions in our charter documents and under Delaware law and our stockholders' rights plan could make an acquisition of us, which may be beneficial to our stockholders, more difficult.

        Provisions of our certificate of incorporation and our bylaws may delay, defer or inhibit a future acquisition of us not approved by our board of directors. These provisions are intended to encourage any person interested in acquiring us to negotiate with and obtain the approval of our board of directors in connection with the transaction. For example, our certificate of incorporation authorizes our board of directors to issue up to 1,000,000 shares of preferred stock with such voting, conversion and other rights, preferences, privileges and restrictions as it determines, without any further vote or action by our stockholders. The rights of the holders of our common stock will be subject to, and may be harmed by, the rights of the holders of our preferred stock that may be issued in the future. In addition, our certificate of incorporation divides our board of directors into three classes having staggered terms. We are also subject to the provisions of Delaware law that could have the effect of delaying, deferring or preventing a change of control of our company. One of these provisions prevents us from engaging in a business combination with any interested stockholder for a period of three years from the date the person becomes an interested stockholder, unless specified conditions are satisfied. We have also implemented a stockholders' rights plan, also commonly called a "poison pill," that would substantially reduce or eliminate the expected economic benefit to an acquiror from acquiring us in a manner or on terms not approved by our board of directors. These and other impediments to a third-party acquisition or change of control could limit the price investors are willing to pay in the future for shares of our common stock.

  Risks specific to CEC's American InterContinental University Online's ("AIU Online") business and Whitman's Colorado Technical University's ("CTU") distance learning program could have a material adverse effect on our business.

        AIU Online and CTU's distance learning program both intend to continue increasing their number of students and additional resources will be required to support this anticipated growth, including additional faculty, and enrollment, academic and financial counselors. AIU Online's exceptional growth to this point has placed, and future growth is expected to place, a significant strain on AIU Online's financial and operational resources. The continued development of awareness of the programs offered by AIU Online is critical to the continued acceptance and growth of AIU Online's programs. If AIU Online is unable to continue to develop awareness of the programs offered by it, this could limit its enrollments and negatively impact its ability to increase revenues and profitability.

        Both AIU Online's and CTU's distance learning program's success depends in part on their ability to expand the content of programs, develop new programs in a cost-effective manner, and meet students' needs in a timely manner. The expansion of their existing programs and the development of new programs may not be accepted by their students or the online education market. CTU also must seek approval for expansion of its distance learning offerings from its accreditor, the North Central Association of Colleges and Schools.

        The performance and reliability of AIU Online's program infrastructure and CTU's distance learning infrastructure are critical to the respective reputations of AIU Online and CTU, and their ability to attract and retain students. Any system error or failure, or a sudden and significant increase in traffic, may result in the unavailability of AIU Online's computer networks. CTU contracts with an outside vendor specialist in providing technical support to distance learning providers. The performance of this contractor cannot be guaranteed and certain system errors or failures or demand changes could occur, which could cause CTU's computer network to be unavailable. Individual, sustained, or repeated occurrences could significantly damage the reputation of AIU Online or CTU's distance learning program and result in a loss of potential or existing students. Additionally, these computer systems and operations are vulnerable to interruption or malfunction due to events beyond our control, including natural disasters and telecommunications failures. Any interruption to AIU Online's computer systems or operations could have a material adverse effect on the ability of AIU Online to attract and retain students. Any interruption to the computer systems of CTU's vendor would disrupt CTU's distance learning courses.

        AIU Online's computer networks may be vulnerable to unauthorized access, computer hackers, computer viruses, and other security problems. A user who circumvents security measures could misappropriate proprietary information or cause interruptions or malfunctions in operations. Due to the sensitive nature of the information contained on AIU Online's networks, such as students' grades, its networks may be targeted by hackers. As a result, AIU Online may be required to expend significant resources to protect against the threat of these security breaches or to alleviate problems caused by these breaches.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This proxy statement/prospectus contains and incorporates by reference "forward-looking statements," as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that reflect current expectations of CEC and/or Whitman, as applicable, regarding the future growth, results of operations, performance and business prospects and opportunities of CEC, Whitman and the combined company. We have tried to use words such as "anticipate," "believe," "plan," "expect," "intend" and similar expressions to identify these forward-looking statements. These forward-looking statements include the following information about the proposed merger:

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  benefits and synergies, including revenue enhancement;

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  efficiencies and cost savings;

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  integration of operations; and

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  the timing for completion.

        Forward-looking statements are based on information currently available to us and are subject to risks and uncertainties that could cause the actual growth, results of operations, performance and business prospects and opportunities of CEC, Whitman or the combined companies to differ materially from those expressed in, or implied by, these statements. These risks and uncertainties include the following:

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  the possibility that the merger will be delayed or not occur;

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  the ability of CEC and Whitman to successfully integrate their operations and realize the anticipated benefits and efficiencies of the merger;

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  the ability of CEC to comply with, and the impact of changes in, legislation and regulations that affect CEC's ability to participate in student financial aid programs;

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  the effect of general economic or business conditions;

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  the effect of competitive pressures in the education industry; and

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  the factors discussed in "Risk Factors" beginning on page 17.

        You should not place undue reliance on forward-looking statements. Except as otherwise specifically required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements contained or incorporated by reference in this proxy statement/prospectus, whether as a result of new information, future events, changed circumstances or otherwise.

THE WHITMAN SPECIAL MEETING

Date, Time and Place of the Special Meeting

        We are sending this proxy statement/prospectus to you as part of the solicitation of proxies by the Whitman board of directors for use at the special meeting, and any adjournment or postponement of that special meeting, to be held at Whitman's executive offices located at 4400 Biscayne Boulevard, 14th Floor, Miami, Florida 33137, on                             , 2003 at 10:00 a.m., local time. We are first mailing this proxy statement/prospectus to you on or about                            , 2003.

Purpose of the Special Meeting

        At the special meeting, Whitman shareholders will consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of March 26, 2003, among Whitman, CEC and Marlin Acquisition Corp. a wholly-owned subsidiary of CEC. The merger agreement provides for the merger of Whitman with and into Marlin Acquisition Corp., with Marlin Acquisition Corp. continuing as a wholly-owned subsidiary of CEC.

        Whitman does not expect any matter to be brought before the special meeting other than the merger. If other matters are properly presented at the special meeting, the persons named in the proxy card will vote in their discretion with respect to those matters. However, if a proposal to adjourn or postpone the meeting is properly presented to permit the Whitman board of directors to further solicit proxies because there are not sufficient votes to approve the merger agreement at the time of the special meeting, the persons named in the proxy card will not have discretion to vote shares voted against the merger agreement in favor of adjournment or postponement to solicit further proxies in favor of the merger agreement.

        The Whitman board of directors has unanimously approved the merger agreement and recommends that you vote FOR the approval of the merger agreement.

Record Date and Outstanding Shares; Voting Rights

        Only holders of record of Whitman common stock at the close of business on the record date,                         , 2003, are entitled to notice of, and to vote at, the special meeting. At the close of business on the record date, there were                        shares of Whitman common stock outstanding held by approximately            holders of record. Each holder of record of Whitman common stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the special meeting.

Quorum; Required Votes; Abstentions and Broker Non-Votes

        At the special meeting, a quorum requires the presence, in person or by proxy, of the holders of a majority of the shares of Whitman common stock outstanding as of the record date. Abstentions and broker non-votes, which are executed proxies returned by a broker holding shares in "street name" that indicate that the broker has not received voting instructions from the beneficial owner of the shares and does not have discretionary authority to vote the shares with respect to the approval of the merger agreement, will be counted as shares present for purposes of determining whether a quorum exists.

        Approval of the merger agreement requires the affirmative vote of a majority of the shares of Whitman common stock outstanding as of the record date. The failure to submit a vote, abstentions and broker non-votes will have the same effect as votes "AGAINST" the approval of the merger agreement. As of the record date, Whitman directors and executive officers had voting power with respect to approximately    % of the outstanding shares of Whitman common stock. Phillip Frost, Whitman's chairman of the board, and a trust of which he is sole trustee, Richard Pfenniger, Jr., Whitman's chief executive officer and vice-chairman of the board, and Fernando Fernandez, Whitman's chief financial officer, have entered into a voting agreement with CEC in which they agree to vote the Whitman shares for which they have voting power in favor of the merger. These shares represent approximately    % of the shares of Whitman common stock outstanding as of the record date. The remaining directors and executive officers of Whitman have indicated their intention to vote the Whitman shares for which they have voting power in favor of the approval of the merger agreement.

Proxies; Revocability of Proxies

        All shares of Whitman common stock represented by properly executed proxies received before or at the special meeting will, unless the proxies are revoked, be voted in accordance with the instructions indicated on those proxies. If you are a shareholder of record and you return a properly executed proxy card but fail to vote on the proposal, the designated proxies will exercise their discretionary authority and vote your shares "FOR" the approval of the merger agreement.

        If your shares are held in "street name" in an account at a brokerage firm, bank or other fiduciary, you should direct them on how to vote your shares. If you do not provide your broker, bank or other fiduciary with instructions on how to vote your shares with respect to the merger proposal, your broker, bank or other fiduciary will not vote your shares, which will result in a "broker non-vote" for your shares. Broker non-voters will have the same effect as a vote against the merger agreement.

        If you receive more than one proxy card, it is because you hold your Whitman shares in different names. For example, you may hold some of your Whitman shares individually, some jointly with your spouse and some in trust for your children, in which case you should receive three separate proxy cards to vote. Please complete, date, sign and return all of the proxy cards.

        A Whitman shareholder of record giving a proxy has the power to revoke its proxy and change its votes by:

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  sending a written notice to Whitman's corporate secretary prior to the special meeting, stating that the shareholder would like to revoke its proxy;

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  completing, dating, signing and mailing another proxy card and having it received by Whitman prior to the special meeting; or

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  attending the special meeting and voting in person.

Attendance at the special meeting will not in and of itself constitute revocation of a proxy; you must cast an actual vote. If your shares are held in the name of a bank, broker or other fiduciary and you have directed that person to vote your shares, you must instruct that person if you want to change your vote.

Solicitation of Proxies

        Whitman and CEC will share equally the cost of printing and mailing this proxy statement/prospectus. Whitman may supplement the initial solicitation of proxies by mail by telephone, fax, e-mail or personal solicitation by directors, officers or other regular employees of Whitman. No additional compensation will be paid to directors, officers or other regular employees for these services. Whitman will request brokers, banks and other fiduciaries holding Whitman common stock beneficially owned by others to send this proxy statement/prospectus to, and obtain proxies from, the beneficial owners of the shares and will reimburse the holders for their reasonable expenses in doing so. Whitman has engaged Georgeson Shareholder Communications, Inc. to help it solicit proxies at a cost of approximately $6,500 plus expenses.

        You should not send in any Whitman stock certificates with your proxy card. The exchange/paying agent will mail a transmittal letter to you containing instructions for the surrender of Whitman stock certificates as soon as practicable after completion of the merger.

THE MERGER

Structure of the Merger

        If the Whitman shareholders approve the merger agreement and we satisfy or waive all other conditions to the merger contained in the merger agreement, Whitman will merge with and into Marlin Acquisition Corp., a wholly-owned subsidiary of CEC. As a result Whitman will cease its separate corporate existence and Marlin Acquisition Corp. will continue as a wholly-owned subsidiary of CEC. We intend to complete the merger on the second business day after obtaining shareholder approval at the Whitman special meeting and satisfaction or waiver of all other conditions contained in the merger agreement, which we hope will be in                  2003. We cannot, however, predict exactly when we will complete the merger.

Background of the Merger

        Whitman's board of directors and management have periodically reviewed alternatives available to Whitman as part of their ongoing focus on enhancing shareholder value. These alternatives have generally included continued internal growth and possible growth through a business combination with a strategic partner who might provide access to greater financial resources and operational capabilities. From time to time, members of Whitman's management have received and considered unsolicited informal expressions of interest from parties interested in pursuing a business combination with Whitman.

        In early 2002, Whitman was approached by a publicly-traded education company that expressed interest in acquiring or entering into a business combination with Whitman. The Whitman board authorized Whitman's senior management to engage in discussions with that party and, in connection with those discussions, on February 21, 2002, Whitman retained Legg Mason Wood Walker, Incorporated as its exclusive financial advisor to advise the Whitman board in reviewing that party's proposal and any other proposals that Whitman might receive regarding the sale of Whitman.

        Over the first half of 2002, Whitman engaged in preliminary discussions with a total of four publicly-traded education companies, including CEC. Each of these companies independently approached Whitman and expressed interest in acquiring or entering into a business combination with Whitman, and Whitman provided limited due diligence information to these parties after receiving confidentiality agreements covering the provided information. Throughout this period, Richard Pfenniger, Jr., the vice-chairman and chief executive officer of Whitman, had a number of informal discussions with members of the Whitman board and Whitman's financial and legal advisors. He also advised the Whitman board on the status of any ongoing discussions at the regular board meetings during this period.

        On May 14, 2002, Mr. Pfenniger and Jack Larson, the chairman and chief executive officer of CEC, along with Patrick Pesch, chief financial officer of CEC and Todd Steele, director of strategic planning and development for CEC, had an informal introductory meeting at a New York Society of Security Analysts conference. Both companies were presenting at the conference.

        In mid-June of 2002, Mr. Steele contacted Mr. Pfenniger to request a meeting in Miami to learn more about Whitman's business and to explore whether a transaction between CEC and Whitman might benefit both parties.

        On June 26 and 27, 2002, Mr. Steele met with Mr. Pfenniger and Fernando Fernandez, Whitman's chief financial officer, in Miami. Prior to the meeting, CEC signed a confidentiality and standstill agreement with Whitman, agreeing (1) to keep information it obtained from Whitman confidential and (2) to not engage in certain transactions for a specified period of time with respect to Whitman's common stock without the consent of the Whitman board. During the meetings, the parties discussed their operating philosophies and business strategies, as well as the status of Whitman's business operations, and Mr. Steele requested detailed financial information about Whitman's operations.

        Over the next few weeks, CEC received and analyzed Whitman's financial information and on July 15, 2002, CEC's interest in Whitman was discussed at a regularly scheduled meeting of CEC's board of directors.

        On July 31 and August 1, 2002, Mr. Steele met with Mr. Pfenniger and Mr. Fernandez in Miami. In addition to further discussion of Whitman's business and additional requests for due diligence information, Mr. Steele and Mr. Pfenniger had a preliminary discussion regarding a potential merger of CEC and Whitman, including potential structuring parameters and the transaction process.

        At a regularly scheduled meeting on August 1, 2002, Whitman's board of directors discussed the status of the discussions with CEC and the other companies that had approached Whitman.

        In early August 2002, Mr. Steele telephoned Mr. Pfenniger to discuss CEC's initial thoughts regarding a proposal for the acquisition of Whitman for $9.00 per share. Mr. Pfenniger responded that Whitman was not interested in the specific proposal discussed. The parties did not reach any agreement during the conversation, but decided to continue with further discussions.

        During the summer of 2002, each of the other three parties that had previously expressed an interest in pursuing a business combination with Whitman either suspended those discussions and their due diligence investigations or significantly curtailed their contacts with Whitman's management. Two of those three companies never submitted a proposal to Whitman. The remaining company, which was also the first to have approached Whitman, had submitted a proposal to Whitman during May 2002 for a business combination transaction but had shortly thereafter suspended its discussions with Whitman in order to pursue another acquisition. Although this party resumed periodic discussions with Whitman in the summer of 2002, it indicated to Mr. Pfenniger at that time that it was not prepared to pursue a business combination on the terms it had previously proposed but made a revised proposal on terms that Whitman believed were less attractive than the party's original proposal. Whitman agreed to allow the other party to continue its due diligence investigation.

        On September 27, 2002, Mr. Steele telephoned Mr. Pfenniger to propose an acquisition of all of the outstanding stock of Whitman for $11.00 per share consisting of $4.00 in cash and shares of CEC's common stock valued at $7.00. CEC also sent a letter describing the proposal to Whitman. At the time of this proposal, Whitman's common stock was trading in a range between $5.00 and $6.00 per share. After reviewing the proposal, Mr. Pfenniger responded that CEC's proposal was inadequate. Mr. Pfenniger suggested that CEC continue its financial analysis of Whitman.

        On October 14, 2002, CEC's board of directors discussed the status of the negotiations with Whitman during a regularly scheduled meeting.

        During October 2002, CEC continued its analysis of the information provided by Whitman and monitored Whitman's operational performance. Mr. Steele held periodic conversations with Mr. Pfenniger and Mr. Fernandez about Whitman's business. In late October or early November the parties agreed to have CEC and its advisors conduct several days of due diligence on-site at Whitman's corporate offices in Miami, to provide CEC greater detail regarding Whitman's operations to potentially support a higher valuation. CEC sent Whitman a detailed information request list on November 7, 2002.

        On November 1, 2002, Whitman's board of directors discussed the status of the negotiations with CEC and the other party during a regularly scheduled meeting.

        From December 11 until December 13, 2002, a team of CEC employees, its corporate counsel, Katten Muchin Zavis Rosenman, and Ernst & Young LLP, traveled to Whitman's corporate offices in Miami to conduct preliminary business, legal and financial due diligence.

        On December 16, 2002, CEC's board of directors discussed the status of the negotiations with Whitman during a regularly scheduled meeting, and on December 17, 2002, Mr. Larson, Mr. Pesch and Mr. Steele met in Miami with Mr. Pfenniger, Mr. Fernandez and David Ruggieri, president of Whitman's Ultrasound Diagnostics Schools subsidiary, to discuss Whitman's current business operations and prospects.

        Following this meeting, on December 20, 2002, Mr. Steele submitted a revised proposal to Mr. Pfenniger for an acquisition of all of the outstanding stock of Whitman for $12.50 per share consisting of $6.50 in cash and shares of CEC's common stock valued at $6.00. CEC also sent a letter describing this proposal to Whitman. At the time, Whitman's common stock was trading in a range between $6.00 and $7.00 per share.

        During mid-December 2002, representatives of the other party that had previously proposed a business combination involving Whitman contacted representatives of Legg Mason and indicated that the other party desired to meet with Whitman to resume discussions. On December 19, 2002, Mr. Pfenniger, Mr. Fernandez, Mr. Ruggieri and representatives of Legg Mason met with representatives of this other party and held discussions regarding each other's businesses and a possible business combination transaction.

        Following these discussions, in late December 2002, the other party proposed a business combination involving Whitman at a price per share that was lower than CEC's December 20th proposal. In early January 2003, Whitman advised the other party that it did not believe that the party's most recent proposal was adequate. Although the other party thereafter indicated that it might be willing to increase the price per share it was willing to offer, the revised offer the other party suggested that it might consider offering was still lower than CEC's December 20th proposal. In response, Mr. Pfenniger suggested that the other party continue its due diligence investigation and resume discussions if it was interested in pursuing a transaction at a higher value for Whitman shareholders after completing its due diligence.

        In early January 2003, Mr. Pfenniger informed Mr. Steele that although CEC's December 20th proposal was improved, it still did not represent an adequate value for Whitman. Mr. Pfenniger and Mr. Steele then agreed that CEC would work toward completing its due diligence review of Whitman, and that during the same period the parties would prepare and fundamentally agree on the terms of a merger agreement subject to continued negotiation of a mutually acceptable price.

        On January 7, 2003, Mr. Pfenniger sent a preliminary term sheet to CEC outlining certain non-financial terms for the merger transaction.

        On February 1, 2003, Mr. Pfenniger discussed the status of his discussions with CEC and the other potential acquirer at a regular meeting of the Whitman board. At the February 1 meeting, the Whitman board encouraged Mr. Pfenniger to pursue discussions with both CEC and the other party to determine whether a mutually agreeable proposal could be reached with either of those parties.

        From February 10, 2003 until February 12, 2003, a team of CEC employees, along with advisors from Katten Muchin Zavis Rosenman and Ernst & Young LLP, traveled to Whitman's corporate offices in Miami to conduct further business, legal and financial due diligence.

        On February 13, 2003, Katten Muchin Zavis Rosenman delivered to Whitman and its outside counsel a first draft of a proposed merger agreement and voting agreement. Subsequently, representatives of Whitman's outside counsel and Katten Muchin Zavis Rosenman negotiated various provisions of the agreements and, on March 7, 2003, Katten Muchin Zavis Rosenman delivered a revised draft of the merger agreement and the voting agreement. The parties agreed to meet in Miami the following week for detailed discussions concerning the terms of a potential transaction.

        On March 3, 2003, the board of directors of CEC briefly discussed the status of negotiations with Whitman during a regularly scheduled telephonic board meeting.

        From March 10, 2003 until March 12, 2003, representatives of CEC and Katten Muchin Zavis Rosenman met in Miami with representatives of Whitman and its outside counsel, for detailed discussions concerning provisions of the merger agreement and other transaction documents. At these meetings, CEC proposed to pay $14.00, consisting of $6.00 in cash and shares of CEC's common stock valued at $8.00, for each outstanding share of Whitman common stock. Whitman provided a counter-proposal of $14.25 for each outstanding share of Whitman common stock. CEC tentatively agreed to this price, and proposed delivering $6.00 in cash and shares of CEC's common stock valued at $8.25, subject to Whitman agreeing to enter into an exclusivity agreement and satisfactory conclusion of the negotiations of the material open items in the merger agreement. After reviewing the terms of CEC's increased proposal in comparison to Whitman's prior discussions both with CEC and the other parties (including the second party which had made a proposal during 2002), Whitman agreed to grant CEC the exclusivity period, subject to Whitman's right to continue to provide the second party with due diligence information requested by that other party. On March 12, 2003, CEC and Whitman entered into an exclusivity agreement prohibiting Whitman from soliciting acquisition proposals from, or discussing acquisition proposals with, third parties through March 28, 2003 subject to Whitman's right to continue to provide due diligence information to the other party as described above.

        On March 14, 2003, representatives of the second party conducted a previously arranged visit to Whitman's Miami offices to continue their due diligence but did not submit a revised proposal.

        On March 17, 2003, Mr. Pfenniger, Mr. Fernandez and a representative of Legg Mason met with CEC's senior management at CEC's offices in Hoffman Estates to discuss CEC's operations, financial condition and future prospects. Prior to the meeting Whitman signed a confidentiality and standstill agreement with CEC, agreeing (1) to keep information it obtained from CEC confidential and (2) to not engage in certain transactions for a specified period of time with respect to CEC common stock without the consent of CEC's board of directors. During that same week, two representatives of CEC accompanied Mr. Pfenniger to Whitman's Colorado Technical University campus in Colorado Springs, and two other representatives of CEC accompanied Mr. Ruggieri on visits to four of Whitman's Ultrasound Diagnostics Schools campuses. During this time period, Mr. Pfenniger had informal discussions with the members of the Whitman board of directors concerning the status of the negotiations with CEC.

        Representatives of CEC and Katten Muchin Zavis Rosenman met in Miami with representatives of Whitman and its outside counsel on March 24, 2003 and March 25, 2003, to finalize the transaction documents.

        On March 25, 2003, CEC's board of directors met to discuss the proposed merger, including the pricing and other key terms of the merger agreement. At the meeting, the board of directors received presentations from CEC's management and Katten Muchin Zavis Rosenman regarding the proposed merger and merger agreement. After careful consideration of the structure, terms and conditions of the proposed merger, CEC's board of directors unanimously approved the proposed transaction as in the best interests of CEC.

        Whitman's board of directors met on March 26, 2003 to discuss the proposed merger, including the pricing and other terms of the merger agreement. The Whitman board of directors was advised by management and by Whitman's outside counsel on the terms and conditions contained in the merger agreement and the voting agreement, and the negotiations which had led to such terms. At that meeting, a representative of Legg Mason made a presentation to the Whitman board and, after reviewing the material factors in its assessment of the proposed merger, Legg Mason indicated that as of that date, in its opinion, the proposed merger consideration to be received by Whitman shareholders was fair from a financial point of view to Whitman shareholders. All directors participated in discussions concerning the proposed transaction and the course of action that Whitman should take. After careful consideration of the structure, terms and conditions of the proposed merger, the Whitman board unanimously approved the merger agreement and the transactions contemplated thereby as in the best interests of Whitman and its shareholders.

        On March 26, 2003, representatives of both Whitman and CEC finalized and executed the merger agreement and all related agreements and documents. The parties issued a joint press release announcing the proposed merger later that day.

Whitman's Reasons for the Merger

        The Whitman board of directors has unanimously determined that the merger is in the best interests of Whitman and its shareholders and approved the merger agreement. The Whitman board of directors therefore unanimously recommends that you vote "FOR" the approval of the merger agreement.

        In making its recommendation, the Whitman board of directors considered a number of factors, including, without limitation, the factors mentioned in the section entitled "Background of the Merger" above, and the following:

  •
  The $14.25 per share merger consideration payable to Whitman shareholders in the merger, prior to any adjustment under the terms of the merger agreement, will provide Whitman shareholders with cash and shares of CEC common stock representing a premium of 42.5% over the $10.00 closing price of Whitman common stock on March 25, 2003, the day immediately before the date that the Whitman board of directors met to finally approve the merger, and which also represented a 50.1% premium and a 55.7% premium over the average closing price of Whitman common stock during the one-week period and one-month period, respectively, ended March 25, 2003.

  •
  The opinion of Legg Mason, dated March 26, 2003, that as of that date, the merger consideration to be received by Whitman shareholders in the merger was fair to Whitman shareholders from a financial point of view. The opinion was considered together with the financial analyses presented to the Whitman board of directors by Legg Mason. A copy of Legg Mason's written opinion is attached as Annex B to this proxy statement/prospectus. A description of Legg Mason's opinion and analysis is included below under "Opinion of Financial Advisor to Whitman."

  •
  The historical and recent market prices for Whitman's common stock and CEC's common stock compared to each other and to other competitors in the industry.

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  The past financial and operational performance and prospects of Whitman and CEC.

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  The current prospects for further appreciation in the value of Whitman's common stock in light of the limited analyst research coverage that Whitman has received in the past and the limited liquidity of the Whitman common stock. The Whitman board of directors also considered the fact that Whitman shareholders will receive equity in CEC, the prospects for further appreciation in the value of CEC common stock, including as a result of the merger, and the significantly greater liquidity of CEC common stock.

  •
  The financial and other terms of the merger, the merger agreement and the related transaction agreements, including the operation of the collar provisions, the representations, warranties and covenants, the conditions to each party's obligations to complete the merger and the termination provisions.

  •
  Various alternatives to the merger, including the risks of Whitman remaining independent and successfully executing its business plan, and the likelihood of ultimately completing a sale to any other interested party at a mutually acceptable price.

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  The opportunity for Whitman shareholders to receive shares of CEC common stock in a tax-free reorganization, other than taxes payable on the gain, if any, on the cash portion of the merger consideration and cash paid in lieu of fractional shares.

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  The judgment, advice and analysis of Whitman's senior management, including their favorable recommendation of the merger.

  •
  The Whitman board of directors' belief that the allied health programs of Whitman's schools and additional geographic scope that Whitman's institutions would provide to CEC would enhance the value of CEC, and that the financial and managerial capabilities of CEC could enhance and extend the value of the businesses contributed by Whitman.

  •
  The ability of Whitman to terminate the merger agreement if the average closing price of CEC common stock during the pricing period would result in Whitman shareholders receiving merger consideration valued at less than $13.55 per share of Whitman common stock unless CEC agrees to provide Whitman shareholders with merger consideration valued at $13.55 per share of Whitman common stock.

  •
  The ability of CEC to consummate the merger and pay the cash portion of the merger consideration in light of CEC's available credit facility, and the ability of CEC and Whitman to obtain the regulatory approvals required for the consummation of the merger, including the approval of the Department of Education and state regulatory authorities. The Whitman board of directors also noted the lack of any financing condition in the merger agreement and the ability of CEC to terminate the merger agreement only in limited circumstances.

  •
  The impact of the merger on students, employees, and communities served by Whitman's academic programs through Whitman having access to CEC's marketing and enrollment management processes, as well as increased cash resources to fund those efforts. The Whitman board of directors also noted the past performance and reputation of CEC's management team and the belief that CEC's approach to integrating acquisitions could minimize disruptions to Whitman's existing employees, students and academic programs.

        The Whitman board of directors also considered potential detriments involved in the merger, including the following:

  •
  The conditions imposed by the merger agreement limiting Whitman's ability to consider other proposals by third parties, requiring Whitman to submit the merger to its shareholders for approval regardless of any proposals that may be presented by third parties and requiring Whitman to pay a termination fee and CEC's expenses under specified circumstances, the effect of which may prevent others from proposing an alternative transaction that may be more advantageous to Whitman shareholders.

  •
  The risks inherent in the fluctuating price of CEC's common stock on the Nasdaq National Market and the significant increase in CEC's stock price during the preceding twelve months.

  •
  The ability of CEC to terminate the merger agreement if the average closing price of the CEC common stock during the pricing period would result in Whitman shareholders receiving merger consideration valued at greater than $14.95 per share of Whitman common stock unless Whitman agrees to accept merger consideration valued at $14.95 per share of Whitman common stock.

  •
  The potential disruption of Whitman's business that could result from the announcement of the merger.

  •
  Possible difficulties of integrating the operations, management and corporate cultures of Whitman and CEC.

        The foregoing discussion of the information and factors considered and given weight by the Whitman board of directors is not intended to be exhaustive. In view of the wide variety of factors considered in connection with its evaluation and approval of the merger agreement and the complexity of those matters, the Whitman board did not find it useful or practical to, and did not, quantify or otherwise assign relative or specific weights to the specific factors considered in reaching its determination. In addition, individual members of the Whitman board of directors may have assigned different weights to different factors. The Whitman board of directors determined, however, that, overall, the positive factors of the merger to Whitman and its shareholders outweighed the negative factors and risks of the merger and, therefore, unanimously approved the transactions contemplated by the merger agreement and recommended that the merger agreement be approved by the Whitman shareholders.

CEC's Reasons for the Merger

        From CEC's perspective, the merger furthers its strategy to invest in growth opportunities while creating operating efficiencies through economies of scale by acquiring schools that CEC believes will benefit from the implementation of its business operating and marketing strategy. For example, CEC believes that the merger will strengthen CEC's health and online educational programs. The merger will also expand CEC's geographic presence to include new major markets in the United States. CEC expects the merger to open new opportunities for it to offer a wider range of credential options to meet the needs of a broader student population and to enhance the competitive position of its business and CEC's overall strength in the private, post-secondary education market.

Opinion of Financial Advisor to Whitman

        In February 2002, Whitman engaged Legg Mason Wood Walker, Incorporated to act as Whitman's exclusive financial advisor in advising Whitman concerning proposals Whitman received for the sale of Whitman and, if requested by Whitman, assisting in negotiating the terms of a possible merger opportunity. The engagement also provided that if an agreement was reached, Legg Mason would provide an opinion as to the fairness, from a financial point of view, of the consideration to be received by Whitman's shareholders. Legg Mason was not authorized to and did not solicit indications from interested parties; however, it did advise Whitman regarding unsolicited expressions of interest to acquire Whitman or control of Whitman.

        Legg Mason has provided CEC with financing services in the past for which Legg Mason has received customary fees.

        At the March 26, 2003 meeting of the Whitman board of directors, Legg Mason delivered its opinion to the Whitman board of directors that, based on and subject to the assumptions and conditions set forth in its opinion, as of March 26, 2003, the merger consideration of $14.25 per share ($6.00 per share in cash and $8.25 per share in CEC common stock), subject to adjustment under the terms of the merger agreement, to be received by Whitman's shareholders, is fair to such shareholders, from a financial point of view.

        The full text of the opinion, which sets forth the assumptions made, matters considered and the scope and limitations of the review undertaken by Legg Mason in rendering its opinion, is attached as Annex B to this proxy statement/prospectus, and Legg Mason has consented to its attachment to this proxy statement. You are urged to read the entire Legg Mason opinion carefully. The opinion is directed only to the fairness, from a financial point of view, to Whitman shareholders, of the merger consideration to be received by such shareholders. The opinion does not constitute a recommendation of the merger over any other alternative transaction (including the alternative to not effect the merger) that may be available to Whitman and does not address the underlying business decision of the Whitman board of directors to proceed with or to effect the merger. Also, Legg Mason is not making any recommendation to Whitman's shareholders as to whether or not they should vote for or against the merger. In requesting Legg Mason's opinion, the Whitman board of directors did not give any special instructions to Legg Mason or impose any limitation upon the scope of investigation that Legg Mason deemed necessary to enable it to deliver its opinion.

        In arriving at its opinion, Legg Mason had, among other things:

  (i)
  reviewed the material terms of the merger, including a draft dated March 24, 2003 of the merger agreement;

  (ii)
  reviewed certain publicly available audited and unaudited financial statements of Whitman and certain other publicly available information concerning Whitman;

  (iii)
  reviewed certain publicly available audited financial statements of CEC and certain other publicly available information concerning CEC;

  (iv)
  reviewed certain internal information, primarily financial in nature, concerning Whitman and prepared by its management;

  (v)
  reviewed forecast financial statements of Whitman prepared and furnished to Legg Mason by Whitman's senior management;

  (vi)
  reviewed the historical stock prices and trading volume of the common stock of Whitman and CEC;

  (vii)
  held discussions with certain officers and employees of Whitman concerning Whitman's operations, financial condition and future prospects;

  (viii)
  held discussions with certain officers and employees of CEC concerning CEC's operations, financial condition and future prospects;

  (ix)
  reviewed certain publicly available financial and stock market data relating to selected public companies that Legg Mason considered relevant to its inquiry;

  (x)
  reviewed certain publicly available data regarding transactions that Legg Mason considered relevant to its inquiry; and

  (xi)
  conducted such other financial studies, analyses and investigations and considered such other information as Legg Mason deemed necessary or appropriate.

        In connection with its evaluation and preparation of the opinion, Legg Mason assumed and relied upon the accuracy and completeness of all financial and other information supplied to Legg Mason by Whitman's management and all publicly available information, and did not independently verify the information. Legg Mason also relied upon Whitman's management as to the reasonableness and achievability of the financial projections (and the assumptions and bases in the projections) that Whitman's senior management provided to Legg Mason, and Legg Mason assumed that the projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of Whitman's management as to Whitman's future operating performance. In arriving at its opinion, Legg Mason relied upon the financial data for fiscal years 2000 through 2007 presented to the Whitman board of directors at its meeting on March 26, 2003. The projected financial data for 2003 through 2007 were Whitman's latest available projections provided to Legg Mason by Whitman's management as of the date the opinion was rendered. Whitman does not customarily disclose internal management projections of the type provided to Legg Mason in connection with the evaluation and preparation of the opinion. These projections were not prepared with the expectation of public disclosure. The projections were based on numerous variables and assumptions that are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections. Legg Mason was not requested to make, and did not make, an independent appraisal or evaluation of Whitman's or CEC's assets, properties, facilities or liabilities, and Legg Mason has not been furnished with any appraisals or evaluations in respect thereof.

        The Legg Mason opinion is necessarily based on economic, market and other conditions and circumstances as they existed or were in effect on, and the information made available to Legg Mason as of, March 24, 2003. Legg Mason expressed no opinion as to what the value of common stock of Whitman or CEC actually would be when the merger is consummated or as to the price or trading range at which either Whitman or CEC common stock was expected to trade following the announcement of the merger.

        In connection with rendering its opinion, Legg Mason assumed in all respects material to its analyses that the merger will be consummated according to the terms and conditions described in the merger agreement without any waiver of material terms or conditions by any party thereto, and that satisfying any other conditions for completing the merger would not have an adverse effect on Whitman.

        The following is a summary of the principal financial and valuation analyses performed by Legg Mason in connection with its preparation of the opinion. These analyses were presented to, and discussed with, the Whitman board of directors at its meeting on March 26, 2003.

  Summary of Legg Mason's Valuation Analysis

        Legg Mason utilized a series of valuation methodologies customary among investment professionals to determine an estimated value for Whitman before giving effect to the merger. These valuation methodologies included (a) comparable public companies analysis; (b) premium paid analysis; (c) comparable transactions analysis; and (d) discounted cash flow, or DCF, analysis. Legg Mason regarded each of these analyses to be appropriate and reflective of generally accepted valuation methodologies given Whitman's trading volume relative to total shares outstanding, the accessibility of comparable publicly traded companies and available information regarding similar transactions in the education industry. In each analysis, Legg Mason calculated the implied equity value per share of Whitman common stock. Legg Mason then compared the implied equity values that it calculated to a $14.25 per share merger consideration.

  Comparable Public Companies Analysis

        Legg Mason compared Whitman's relevant historical and current financial and operating results with the operating results of selected publicly traded companies that are engaged in postsecondary education, collectively referred to as the comparable companies. Legg Mason chose six comparable public companies based on general business, operating and financial characteristics representative of companies in the industry in which Whitman operates. No company or business used in the analysis of comparable companies is identical or substantially identical to Whitman. Legg Mason excluded two otherwise comparable companies, Apollo Group, Inc. ("Apollo Group") and Strayer Education Group, Inc. ("Strayer Education"), from its analysis because Apollo Group's market capitalization is on average six times that of any other comparable member and Strayer Education's margins are on average three times those of Whitman. Legg Mason relied upon the mean and median multiples of the other comparable companies.

        In performing its analysis, Legg Mason calculated multiples of, among other things, each comparable company's TTM (trailing twelve months) EBITDA (earnings before interest, taxes,

depreciation and amortization), TTM EPS (earnings per share), projected 2003 EBITDA and projected 2003 EPS, collectively referred to as the Enterprise and Equity Value Multiples.

        In using the comparable companies analysis to value Whitman before giving effect to the merger, Legg Mason analyzed financial information, which included:

  •
  operating performance;

  •
  market capitalization;

  •
  growth rates;

  •
  capitalization ratios;

  •
  ratios of equity value to TTM EPS and 2003 EPS; and

  •
  ratios of enterprise value to TTM EBITDA and 2003 EBITDA.

        For the purposes of this analysis, the comparable companies selected by Legg Mason were six companies that operate in the postsecondary education industry as listed below:

        CEC;

        Concorde Career Colleges, Inc.;

        Corinthian Colleges, Inc.;

        DeVry, Inc.;

        Education Management Corporation; and

        ITT Educational Services, Inc.

        This analysis produced the following valuation data:

	TTM EBITDA	2003 EBITDA
Enterprise Value Multiples
Mean	13.0x	11.1x
Median	12.8x	10.9x
	TTM EPS	2003 EPS
Equity Value Multiples
Mean	27.8x	24.1x
Median	30.1x	24.4x

        Legg Mason derived a range of estimated values by applying the above-referenced mean Enterprise and Equity Value Multiples of the comparable companies to Whitman's appropriate financial statistics. Legg Mason ultimately derived an equity value per share for each multiple after taking into account Whitman's cash of $18.48 million as of December 31, 2002, debt of $8.04 million as of December 31, 2002, assuming a per share merger consideration of $14.25, and the diluted number of shares outstanding of 17,083,289 as of March 10, 2003. Legg Mason applied the comparable companies' mean and median multiples to Whitman's TTM EBITDA, 2003 EBITDA, TTM EPS and 2003 EPS and calculated an equity value per share. The resulting implied equity values per share ranged from $10.83 to $17.38.

  Premium Paid Analysis

        Legg Mason conducted an analysis of premiums paid in transactions from January 1, 2002 through March 24, 2003 involving acquisitions of publicly traded companies that had enterprise values between $100 and $300 million as a method of valuing Whitman. A premium paid analysis reviews and analyzes transactions and the resulting implied share prices involving comparable public companies that have been acquired. By comparing a target's share price prior to the announcement date of the acquisition to the price at which it is acquired, a premium paid analysis determines what percentage of a premium or discount the acquiror paid.

        In performing this analysis, Legg Mason utilized the data from the transactions described above to derive mean and median percentage premiums paid on a one day, one week and one month prior to announcement date and compared these results to Whitman's share price one day, one week and one month prior to March 24, 2003.

        This analysis produced the following valuation data:

% Premium	One Day Prior	One Week Prior	One Month Prior
Mean	30.2%	34.7%	37.7%
Median	24.4%	32.1%	37.4%

        Legg Mason derived a range of estimated equity share prices based upon applying the above-mentioned mean and median premiums paid to Whitman's share price one day, one week and one month prior to March 24, 2003. The resulting implied equity values per share ranged from $12.26 to $12.82.

  Comparable Transactions Analysis

        Legg Mason conducted an analysis of merger and acquisition transactions involving postsecondary education companies, collectively referred to as the comparable transactions, as a method of valuing Whitman. A comparable transactions analysis reviews and analyzes transactions and the resulting implied multiples, involving companies in the same industries as Whitman. In performing this analysis, Legg Mason considered that the merger and acquisition transaction environment varies over time because of, among other things, interest rate and equity market fluctuations and industry results and growth expectations. Likewise, valuations and their implied multiples will vary over time with market conditions. No acquired company or business used in the comparable transactions analysis is identical or substantially identical to Whitman.

        Legg Mason analyzed the acquisition of publicly traded and privately held postsecondary companies and calculated the acquisition multiples paid for these companies. The range of multiples of these transactions was then applied to Whitman's financial results. These multiples included enterprise value to TTM Revenues, enterprise value to TTM EBITDA and enterprise value to TTM EBIT (earnings before interest and taxes). Legg Mason calculated the mean and median multiples for each of these categories based on these comparable transactions.

        For the purposes of this analysis, the comparable transactions selected by Legg Mason were the following acquisitions of postsecondary education companies:

        DeVry, Inc.'s acquisition of Ross University (pending);

        Corinthian Colleges, Inc.'s acquisition of Wyo-Tech Acquisition Corp.;

        Education Management Corporation's acquisition of Argosy Education Group;

        CEC's acquisition of Pennsylvania Culinary Institute;

        CEC's acquisition of EduTrek International, Inc.; and

        Kaplan Educational Centers acquisition of Quest Education, Inc.

        This analysis produced the following valuation data:

	TTM Revenues	TTM EBITDA	TTM EBIT
Enterprise Value Multiples
Mean	2.3x	10.4x	13.6x
Median	1.5x	10.8x	13.6x

        Legg Mason derived a range of estimated values based upon implied enterprise values and equity values derived by applying the above-mentioned mean and median Enterprise Value Multiples of the comparable transactions analysis to Whitman's appropriate financial statistics. If Legg Mason believed that the multiple for a particular comparable transaction was extremely high, Legg Mason excluded that multiple and relied upon the multiples of the other comparable transactions.

        Legg Mason then applied the comparable transactions multiples obtained to Whitman's TTM Revenues, TTM EBITDA and TTM EBIT to determine an approximate valuation after taking into account Whitman's cash of $18.48 million and debt of $8.04 million as of December 31, 2002. In deriving the equity value per share, Legg Mason used the diluted number of Whitman shares of common stock outstanding of 17,083,289 as of March 10, 2003. The resulting implied equity values per share ranged from $8.84 to $14.52. Legg Mason placed little emphasis on the per share values implied by the revenue mean and median multiples ($14.52 and $10.15) primarily because merger transactions involving companies with positive cash flow are generally valued on multiples of EBITDA and EBIT (earnings before interest and taxes) rather than revenue.

  Discounted Cash Flow Analysis

        Legg Mason performed a discounted cash flow analysis premised upon the assumptions summarized below. The discounted cash flow analysis was based upon the financial and operating information relating to Whitman's business, operations and prospects prepared and provided by Whitman's management and covering fiscal years 2004 through 2007.

        Using a discount rate of 13% to 18%, Legg Mason calculated the present value of the projected stream of net unlevered cash flow (as defined below) for fiscal years 2004 through 2007 and the present cash value of Whitman's terminal value at March 31, 2007. Legg Mason applied the discount rate derived from Whitman's implied weighted average cost of capital (using a pricing model known as the capital asset pricing model and based on general and systemic risk factors reflected by Whitman). "Net unlevered cash flow," as used in the analysis, means, for each period, projected EBIT, less taxes at an estimated rate of 40.5%, plus projected depreciation and amortization, less projected capital expenditures, plus or minus projected changes in non-cash working capital. The terminal value was computed by multiplying Whitman's projected EBITDA by terminal multiples of 5.0x to 7.0x. Legg Mason adjusted the calculated present value of the net unlevered cash flow and terminal value by adding Whitman's cash and cash equivalents and subtracting Whitman's debt, to calculate a range of equity values for Whitman.

        This analysis produced the following valuation data:

	Terminal EBITDA Multiple
Discount Rate 13%	5.0x	6.0x	7.0x
Implied Equity Value per Share	$14.31	$16.36	$18.40
	Terminal EBITDA Multiple
Discount Rate 15.5%	5.0x	6.0x	7.0x
Implied Equity Value per Share	$13.39	$15.29	$17.19
	Terminal EBITDA Multiple
Discount Rate 18%	5.0x	6.0x	7.0x
Implied Equity Value per Share	$12.55	$14.32	$16.08

        Based on the discount rate and range of terminal multiples referred to above, Legg Mason calculated a range of equity values of $214.5 million to $314.4 million, after adding Whitman's cash of $18.48 million as of December 31, 2002 and subtracting its debt of $8.04 million as of December 31, 2002. Legg Mason then derived the implied equity value per share using the diluted number of Whitman shares of common stock outstanding as of March 10, 2003. The implied equity value per share is a range of $12.55 to $18.40. Legg Mason placed little emphasis on this analysis primarily because the resulting implied per share values were based on management prepared financial projections, which reflected substantial increases in EBITDA and margin improvement from 2004 through 2007 in contrast to Whitman's historical results for the last three years.

        The above summary does not purport to be a complete description of the analyses performed by Legg Mason or of its presentation to the Whitman board of directors. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analysis or the summary set forth above, without considering the analysis as a whole, could create an incomplete view of the processes underlying the opinion of Legg Mason. In arriving at its fairness determination, Legg Mason considered the results of all these constituent analyses and, except as described in this summary, did not attribute any particular weight to any particular factor or analysis considered by it. Rather, Legg Mason made its determination as to fairness on the basis of its experience and professional judgment after considering, among other things, that a merger consideration of $14.25 per share received by Whitman's shareholders would be within the range implied by the results of such analyses. No company or transaction used in any of the above analyses as a comparison is directly comparable to Whitman or the merger. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses.

        Legg Mason is a nationally recognized investment banking firm that has substantial experience in, among other things, the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. In the ordinary course of its business, Legg Mason may actively trade in CEC's securities for its own account and the accounts of its customers, and accordingly, may at any time hold a long or short position in CEC's securities. Legg Mason also provides equity research coverage of CEC.

        In consideration of Legg Mason's services as Whitman's financial advisor, Whitman paid Legg Mason a nonrefundable fee of $25,000 upon execution of the engagement letter and $275,000 upon Legg Mason's delivery of its opinion. No portion of the initial fee would have been refundable if Legg

Mason was unable to provide an opinion that the consideration to be received by Whitman's shareholders in the merger was fair, from a financial point of view, and no portion of either fee would have been refundable if Whitman determined not to proceed with the merger. If the merger closes, Whitman has agreed to pay Legg Mason an additional fee in an amount equal to .70% of the aggregate consideration paid, directly or indirectly, by CEC in the merger, including the aggregate merger consideration received by Whitman's shareholders and option holders. The fee payable to Legg Mason upon consummation of the merger is estimated to be approximately $1.8 million (assuming the $8.25 value of CEC common stock included in the merger consideration is not adjusted pursuant to the merger agreement).

        Whitman has also agreed to reimburse Legg Mason for up to $50,000 of its out-of-pocket expenses incurred in connection with the performance of its services rendered under the engagement letter, and to indemnify Legg Mason and certain affiliated parties against certain liabilities, including liabilities under the federal securities laws, arising out of or in connection with the services rendered by Legg Mason under its engagement letter.

Merger Consideration

        If we complete the merger, we will exchange each outstanding share of Whitman common stock for $6.00 in cash and a to-be-determined number of shares of CEC common stock. The value of the CEC common stock component will be approximately $8.25, but is subject to adjustment. The value of CEC common stock to be issued in exchange for each share of Whitman common stock will be determined based upon the average closing price of CEC common stock reported on the Nasdaq National Market for the pricing period, which is the 20-day trading period ending on, and including, the second trading day prior to the day of the closing of the merger. In addition to $6.00 in cash, if the average closing price of CEC common stock for the pricing period is:

  •
  equal to or greater than $44.00 but no more than $58.00, you will receive CEC common stock valued at $8.25 for each share of Whitman common stock;

  •
  greater than $58.00, you will receive CEC common stock valued at more than $8.25 for each share of Whitman common stock; and

  •
  less than $44.00, you will receive CEC common stock valued at less than $8.25 for each share of Whitman common stock.

The exact number of shares of CEC common stock that you will receive will be determined by the merger exchange ratio. The exchange ratio is (1) the value of the CEC common stock to be issued in the merger per share of Whitman common stock (as determined by reference to the average closing price of CEC common stock during the pricing period) divided by (2) the average closing price of CEC common stock during the pricing period, unless the exchange ratio is fixed as shown in the table below. The following table shows how we will adjust the value or number of shares of CEC common stock that you receive for each of your shares of Whitman common stock, based upon the average closing price of CEC common stock reported on the Nasdaq National Market during the pricing period.

Average Closing Price of CEC Common Stock During the Pricing Period	Value/Number of Shares of CEC Common Stock per Share of Whitman Common Stock
Less than $37.00(1)	Number of shares based on a fixed exchange ratio of 0.204
At least $37.00, but less than $44.00	Valued at $8.25 less $0.10 per dollar that the average closing price during the pricing period is below $44.00, subject to proportionate adjustment for fractions of a dollar
At least $44.00, but less than $58.00	Valued at $8.25
At least $58.00, but no more than $65.00	Valued at $8.25 plus $0.10 per dollar that the average closing price during the pricing period is above $58.00, subject to adjustment for fractions of a dollar
Greater than $65.00(2)	Number of shares based on a fixed exchange ratio of 0.138

(1)
If the average closing price of CEC common stock during the pricing period is less than $37.00, Whitman has the option to terminate the merger agreement unless CEC agrees to issue CEC common stock valued at $7.55 for each share of Whitman common stock.

(2)
If the average closing price of CEC common stock during the pricing period is greater than $65.00, CEC has the option to terminate the merger agreement unless Whitman agrees to have CEC issue common stock valued at $8.95 for each share of Whitman common stock.

        The following table provides some examples of how the formula above works to determine the exchange ratio and the corresponding values of the CEC common stock and the total merger consideration that you would receive for a share of Whitman common stock at various average closing prices of CEC common stock during the pricing period.

Average Closing Price of CEC Common Stock During the Pricing Period	Exchange Ratio	Value of CEC Common Stock Per Share of Whitman Common Stock	Cash Per Share of Whitman Common Stock	Total Value of Cash and CEC Common Stock Per Share of Whitman Common Stock
$37	0.2041	$7.55	$6.00	$13.55
$39	0.1987	$7.75	$6.00	$13.75
$41	0.1939	$7.95	$6.00	$13.95
$44 - $58	0.1875 - 0.1422	$8.25	$6.00	$14.25
$60	0.1408	$8.45	$6.00	$14.45
$63	0.1389	$8.75	$6.00	$14.75
$65	0.1377	$8.95	$6.00	$14.95

        We expect the market price of CEC common stock to fluctuate prior to the merger. Therefore, because the value and number of shares of CEC common stock you receive in the merger is determined based upon the average closing price of CEC common stock during the pricing period, you should obtain current stock price quotations for CEC common stock prior to voting on the merger. You should also note that because the exchange ratio is fixed two trading days before the closing of the merger and we expect the market price of CEC common stock to fluctuate, the value of the CEC common stock that you will receive in the merger may increase or decrease during the two-day trading period between the end of the pricing period and the closing of the merger.

        CEC will not issue fractional shares of CEC common stock in the merger. Instead, each holder of Whitman common stock that would otherwise be entitled to a fractional share of CEC common stock in the merger will be paid an amount in cash equal to such fractional share of CEC common stock multiplied by the average closing price of CEC common stock during the pricing period.

        Based upon 14,938,505 shares of Whitman common stock outstanding as of April 21, 2003 and an assumed exchange ratio of 0.162, which is based on the average closing market price of CEC common stock during the 20 consecutive trading days ended April 21, 2003 of $50.96, CEC will issue an aggregate of approximately 2,420,037 shares of CEC common stock in the merger to the holders of these shares of Whitman common stock. Based upon the 46,269,587 shares of CEC common stock outstanding as of April 21, 2003 the holders of these shares of Whitman common stock collectively will hold approximately 5.0% of the shares of CEC common stock outstanding immediately after the merger.

        CEC expects to borrow under its $200 million credit facility the funds necessary to pay the cash consideration payable to Whitman's shareholders and option holders in the merger.

Treatment of Outstanding Whitman Stock Options

        Each outstanding option to purchase Whitman common stock, whether vested or unvested, will be cancelled upon consummation of the closing and exchanged for cash equal to the positive difference, if any, between (1) the value, in cash, of the per share merger consideration (with the portion payable in CEC common stock being valued as of the second trading day prior to the closing of the merger) and (2) the per share exercise price of the option. Based upon CEC's average closing stock price of $50.96 for the 20-day period ended April 21, 2003 and the options to purchase 3,229,989 shares of Whitman common stock outstanding as of April 21, 2003 that have an exercise price below $14.25, CEC will pay an aggregate of approximately $31,912,291 to Whitman option holders after completion of the merger.

Termination of Whitman Employee Stock Purchase Plan

        The most recent offering period under Whitman's employee stock purchase plan ended March 31, 2003 and Whitman will not commence any additional offering periods unless the merger agreement is terminated. Any options to purchase Whitman common stock outstanding as of March 31, 2003 under Whitman's employee stock purchase plan were exercised in accordance with the plan. Whitman's employee stock purchase plan will terminate as of the consummation of the merger unless terminated earlier by Whitman's board of directors.

Payoff of Whitman Term Loan and Credit Facility

        Whitman has a capital expenditure term loan that is payable in monthly installments of principal and interest with a balloon payment due in April 2006 and a $3.5 million line of credit that expires on October 31, 2003. The interest rate of the capital expenditure term note and the line of credit is variable and is equal to the sum of 2.40% and the 1-month LIBOR rate. At April 28, 2003, the interest rate on these loans was 3.717%. At April 28, 2003, Whitman had $4.6 million outstanding under the terms of its capital expenditure term loan, no outstanding balance under its credit facility and letters of credit outstanding under the credit facility of $618,411, which reduced the amount available for borrowing under the credit facility. These loans are secured by substantially all of Whitman's assets. Whitman will repay these loans in full prior to closing the merger.

Interests of Whitman Directors and Executive Officers in the Merger

        In considering the recommendation of the Whitman board of directors, and support of Whitman executive officers, with respect to the merger agreement, shareholders of Whitman should be aware that certain directors and executive officers of Whitman have interests in the merger that are different from, or in addition to, their interests as shareholders of Whitman generally. The Whitman board of directors was aware of these interests and considered them, among other matters, in approving the merger.

        Stock Options.    When we complete the merger, all outstanding Whitman stock options, including those held by executive officers and directors, whether or not vested, will be cancelled and exchanged for cash in an amount per share equal to the difference, if any, between (1) the equivalent cash value of the per share merger consideration (with the portion payable in CEC common stock being valued as of the second trading day prior to the closing of the merger) and (2) the exercise price of the option. Based upon CEC's average closing stock price of $50.96 for the 20-day period ended April 21, 2003 and the outstanding options to purchase 1,745,000 shares of Whitman common stock held by Whitman executive officers and directors as of April 21, 2003 that have an exercise price below $14.25, CEC will pay an aggregate of approximately $17,223,150 to Whitman executive officers and directors after completion of the merger.

        Severance Benefits.    Richard C. Pfenniger, Jr., Whitman's chief executive officer and vice chairman of the board, entered into a severance, non-competition, non-solicitation and confidentiality agreement with Whitman and CEC that entitles him to (1) payments of $50,000 per month for a period of nine months following the merger, or $450,000 in the aggregate, and (2) partial payment of his COBRA health coverage premiums for up to 12 months. Mr. Pfenniger will not be employed by CEC or its affiliates after the merger. Fernando Fernandez, Whitman's chief financial officer, entered into a letter agreement with CEC entitling him to (1) severance compensation payable in a lump sum of $150,000, and (2) partial payment of his COBRA health coverage premiums for up to 12 months in the event that he is not employed by CEC, or its affiliates, following the merger.

        Indemnification and Insurance.    If we complete the merger, CEC will indemnify, as and to the extent presently provided in Whitman's charter, bylaws and indemnification agreements, each person who was on or prior to March 26, 2003, or who becomes prior to the completion of the merger, a director or officer of Whitman for liabilities incurred due to acting in such capacity. For at least six years following consummation of the merger, CEC will also maintain Whitman's directors' and officers' liability insurance.

Accounting Treatment

        CEC will account for the merger as a "purchase" in accordance with U.S. generally accepted accounting principles. Consequently, CEC will allocate the aggregate consideration paid by it in connection with the merger to the surviving corporation's tangible and identifiable intangible assets and liabilities based upon their fair values, with any excess being treated as goodwill. CEC will include the revenues and expenses of Whitman in CEC's consolidated financial statements from the date of consummation of the merger.

Material Federal Income Tax Consequences

        The following summary discusses the material United States federal income tax consequences of the merger to Whitman shareholders. This discussion is based upon the United States Internal Revenue Code of 1986, Treasury regulations, administrative rulings and judicial decisions currently in effect, all of which are subject to change, possibly with retroactive effect. The discussion assumes that the Whitman shareholders currently hold their Whitman stock and will continue to hold that stock as a capital asset within the meaning of section 1221 of the Internal Revenue Code. Further, the discussion does not address all aspects of United States federal income taxation that may be relevant to a particular shareholder in light of his, her or its personal circumstances or to shareholders subject to special treatment under the United States federal income tax laws, including:

  •
  insurance companies;

  •
  financial institutions or trusts;

  •
  dealers in securities or foreign currency;

  •
  traders that mark to market;

  •
  tax-exempt organizations;

  •
  shareholders who hold their shares as part of a hedge, appreciated financial position, straddle or conversion transaction;

  •
  shareholders who acquired the Whitman common stock through the exercise of options or otherwise as compensation or through a tax-qualified retirement plan; and

  •
  foreign corporations, foreign partnerships or other foreign entities and individuals who are not citizens or residents of the United States.

        Furthermore, this discussion does not consider the potential effects of any state, local or foreign tax laws.

        Neither CEC nor Whitman has requested a ruling from the Internal Revenue Service with respect to any of the United States federal income tax consequences of the merger and, as a result, there can be no assurance that the Internal Revenue Service will not disagree with or challenge any of the conclusions described below.

        Holders of Whitman common stock are urged to consult their own tax advisors regarding the specific tax consequences to them of the merger, including the applicability and effect of federal, state, local and foreign income or other tax laws in their particular circumstances.

        Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. will provide an opinion for the benefit of the shareholders of Whitman regarding the income tax consequences of the merger to Whitman shareholders. The opinion will rely on assumptions, including assumptions regarding the absence of changes in existing facts and the completion of the merger in accordance with the proxy statement/prospectus and the merger agreement. The opinion will also rely on representations and covenants, including those contained in officers' certificates of Whitman. Any change in currently applicable law, which may or may not be retroactive, or failure of any of the factual representations or assumptions to be true, correct and complete in all material respects, could affect the conclusions to be reached in the Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. tax opinion.

        The conclusions to be reached in the Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. tax opinion regarding the tax treatment to Whitman shareholders are:

  •
  the merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, and Whitman and CEC will each be a party to such reorganization within the meaning of Section 368(b) of the Internal Revenue Code;

  •
  a Whitman shareholder will not recognize gain or loss on the exchange except for gain, if any, with respect to the cash portion of the merger consideration and any cash received in the merger or in lieu of a fractional share of CEC common stock.

  •
  a Whitman shareholder who receives cash in lieu of a fractional share of CEC common stock will recognize gain or loss equal to the difference between the cash received and the tax basis allocated to the fractional share interest;

  •
  any gain recognized by a Whitman shareholder as a result of the merger will generally be capital gain if the shareholder's Whitman common stock is held as a capital asset at the effective time of the merger and will be long-term capital gain if the shareholder's Whitman common stock has been held for more than one year at the effective time of the merger;

  •
  the tax basis of the shares of CEC common stock (including any fractional share interests deemed received and exchanged for cash) received in exchange for shares of Whitman common stock in the merger will be the same as the tax basis of the shares of Whitman common stock exchanged therefor, increased by any gain recognized on the exchange (including any gain treated as a dividend but other than gain attributable to fractional shares), and reduced by the amount of any cash received in the exchange (other than with respect to fractional shares); and

  •
  the holding period for shares of CEC common stock received in exchange for shares of Whitman common stock pursuant to the merger will include the holding period of the shares of Whitman common stock exchanged therefor.

        Unless you comply with certain reporting and/or certification procedures or are an exempt recipient under applicable provisions of the Internal Revenue Code and Treasury regulations, cash payments in exchange for your Whitman common stock in the merger may be subject to "backup withholding" at a rate of 30% for federal income tax purposes. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the holder's federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

        The preceding summary of the federal tax consequences of the merger does not purport to be a complete analysis or discussion of all potential tax effects relevant to the merger. This discussion is included for general information purposes only and may not apply to a particular shareholder in light of the shareholder's particular circumstances. You are urged to consult your own tax advisors as to the specific tax consequences to you of the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, foreign and other applicable tax laws and the effect of any proposed changes in the tax laws.

Regulatory Matters

        Antitrust.    Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, CEC and Whitman are prohibited from completing the merger until:

  •
  notifications are given to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice;

  •
  information is furnished to the Federal Trade Commission and the Antitrust Division; and

  •
  specified waiting period requirements are satisfied or terminated by the Federal Trade Commission and the Antitrust Division.

        On                            , 2003, in connection with the merger, CEC and Whitman each filed a Pre-Merger Notification and Report Form under the Hart-Scott-Rodino Act with the Federal Trade Commission and the Antitrust Division of the U.S. Justice Department. The waiting period under the Hart-Scott-Rodino Act relating to the merger is expected to expire on                            , 2003.

        Even after the waiting period under the Hart-Scott-Rodino Act expires, at any time before or after the merger, the Antitrust Division or the Federal Trade Commission could, among other things, seek to enjoin the completion of the merger or seek the divestiture of substantial assets of CEC or Whitman. Although CEC and Whitman believe that the merger is legal under U.S. antitrust laws, there can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, that it would not be successful.

        Education Regulation.    Completion of the merger is subject to approval and notice requirements imposed by education regulatory and accrediting agencies. Whitman is in the process of providing notice to, or obtaining approval of the merger from, the Georgia Nonpublic Postsecondary Education Commission, the Colorado Commission on Higher Education, the Florida Commission for Independent Education, the Illinois State Board of Education, the Maryland Higher Education Commission, the

Massachusetts Department of Education, the New Jersey Department of Education, the New York State Education Department, the Ohio State Board of Career Colleges and Schools, the Texas Workforce Commission, the North Central Association of Colleges and Schools, the Accrediting Bureau of Health Education Schools, the Missouri Coordinating Board for Higher Education, the Pennsylvania State Board of Private Licensed Schools, the Accrediting Council for Independent Colleges and Schools and the Missouri State Board of Nursing. The parties also plan to obtain confirmation from the U.S. Department of Education that it sees no substantial impediment to issuing a temporary program participation agreement with respect to each of Whitman's educational institutions after completion of the merger. In addition, Whitman is in the process of providing notice to and obtaining approval of the merger, if necessary, from certain additional accrediting and state agencies that accredit or approve individual educational programs of certain schools or that regulate participation in certain non-federal financial aid programs, as well as relevant guaranty agencies. Under the merger agreement, Whitman and CEC must obtain prior to closing all approvals and consents from governmental entities that are necessary to complete the merger. Under Department of Education regulations, Department of Education approval, which effectively permits Whitman to continue to access federal student financial aid funding, can only be obtained after the merger has been consummated. In addition, certain other approvals and consents of applicable state and accrediting agencies with respect to the merger can only be obtained after the consummation of the merger. There can be no assurance that any necessary approvals and consents will be obtained.

        Federal Securities Laws.    The shares of CEC common stock issued in connection with the merger will be registered under the Securities Act and will be freely transferable under the Securities Act, except for shares of CEC common stock issued to any person who is deemed to be an "affiliate" of Whitman on the date of the special meeting. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under the common control of Whitman and may include executive officers, directors and significant shareholders of Whitman. Affiliates of Whitman may not sell their shares of CEC common stock acquired in connection with the merger except pursuant to:

  •
  an effective registration statement under the Securities Act covering the resale of those shares;

  •
  Rule 145 (or, for Whitman shareholders who become affiliates of CEC, Rule 144) under the Securities Act; or

  •
  any other applicable exemption under the Securities Act.

        As provided by the merger agreement, Whitman has obtained from each of its affiliates (for purposes of Rule 145 of the Securities Act) a written agreement providing that the affiliate will not sell, pledge, transfer or otherwise dispose of any CEC common stock issued to the affiliate pursuant to the merger, except in compliance with Rule 145 or an exemption from the registration requirements of the Securities Act.

        CEC's registration statement on Form S-4, of which this proxy statement/prospectus forms a part, does not cover the resale of shares of CEC common stock to be received by Whitman affiliates in the merger.

        Nasdaq National Market.    CEC has prepared and filed with the Nasdaq National Market a Notification for the Listing of Additional Shares for the shares of CEC common stock to be issued in connection with the merger. When we complete the merger, Whitman common stock will be delisted from the American Stock Exchange and deregistered under the Exchange Act.

Appraisal Rights

        Whitman shareholders are not entitled to dissenter's or appraisal rights under the Florida Business Corporation Act in connection with the merger.

THE MERGER AGREEMENT

        The following summary of the merger agreement is qualified in its entirety by reference to the complete copy of the merger agreement attached as Annex A to this proxy statement/prospectus and incorporated in this proxy statement/prospectus by reference. We urge you to read the merger agreement carefully and in its entirety.

Whitman Stock Certificate Exchange Procedures

        Promptly after we complete the merger, the exchange/paying agent will mail to each registered holder of Whitman common stock (1) a letter of transmittal and (2) instructions for surrendering the holder's Whitman stock certificate(s) in exchange for certificates representing shares of CEC common stock and cash. Upon surrendering a Whitman stock certificate, together with a signed letter of transmittal and any other required documents, to the exchange/paying agent, each Whitman shareholder will be entitled to receive certificates representing the whole number of shares of CEC common stock that the shareholder has the right to receive and a check for the cash payable to the shareholder. No interest will be paid on any cash to be paid pursuant to the merger. You should not surrender your stock certificates for exchange until you receive a letter of transmittal from the exchange/paying agent.

        If any Whitman stock certificate has been lost, stolen or destroyed, CEC will require the owner of such lost, stolen or destroyed Whitman stock certificate to provide an appropriate affidavit and may require the owner to deliver a bond as indemnity against any claim that may be made against us with respect to the Whitman stock certificate.

Directors and Officers of Whitman after the Merger

        Under the merger agreement, the directors of Marlin Acquisition Corp. immediately prior to the merger, all of whom are officers of CEC, will be the initial directors of the surviving corporation at and after the merger, and the officers of Marlin Acquisition Corp. immediately prior to the merger, all of whom are officers of CEC, will be the initial officers of the surviving corporation at and after the merger.

Representations and Warranties

        The merger agreement contains customary representations and warranties by CEC and/or Whitman relating to, among other things:

  •
  corporate organization and qualification;

  •
  capitalization;

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  authority to enter into, and the enforceability of, the merger agreement;

  •
  consents and approvals; no violation;

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  SEC reports and financial statements;

  •
  absence of certain material changes or events;

  •
  title to assets;

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  real property;

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  intangible assets;

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  material contracts;

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  insurance policies and claims;

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  litigation matters;

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  tax matters;

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  employee benefit plans;

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  environmental matters;

  •
  labor agreements and employee relations;

  •
  compliance with required permits and applicable laws and no pending reviews;

  •
  regulatory matters, including compliance with Department of Education rules and accrediting body standards;

  •
  financial assistance programs;

  •
  transactions with its affiliates;

  •
  any payments triggered or accelerated by Whitman's entering into the merger agreement or consummating the merger;

  •
  government approvals for the merger;

  •
  the ability of CEC to obtain approvals of the Department of Education and other accrediting bodies to continue operation of Whitman's schools;

  •
  the accuracy of the information provided by CEC and Whitman in this proxy statement/prospectus;

  •
  tax treatment of the merger;

  •
  the opinions of financial advisors; and

  •
  the non-applicability of state takeover statutes.

Covenants

        Conduct of Business.    Pursuant to the merger agreement, Whitman has agreed that, except as permitted or contemplated by the merger agreement or as consented to by CEC in writing, during the period from the date of the merger agreement to the completion of the merger, Whitman will:

  •
  carry on its business in the ordinary course consistent with past practice;

  •
  timely pay its debts and taxes;

  •
  collect its receivables in the same manner and on the same terms as before the merger agreement;

  •
  timely pay or perform its other material obligations; and

  •
  use all commercially reasonable efforts consistent with past practice and policies to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with those persons having business dealings with it to the end that its goodwill and ongoing businesses will be unimpaired at the time of the merger.

        The merger agreement provides that Whitman will not, among other things and with some exceptions:

  •
  accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under its benefit plans or authorize cash payments in exchange for any options granted under any of such plans;

  •
  enter into any partnership agreements, joint development agreements or strategic alliance agreements;

  •
  increase the pay or other compensation or grant any severance or termination pay to any executive officer or director or (except for payments under written arrangements, policies or practices and pay increases in accordance with Whitman's practices during its 2002 fiscal year) to any other employee;

  •
  adopt or amend any benefit plan or enter into any employment contract with any of its employees other in the ordinary course of business;

  •
  transfer or license to any person or entity or otherwise extend, amend or modify any rights to their intangible assets;

  •
  commence any litigation, without first consulting CEC, other than for the routine collection of bills or in such cases where Whitman determines that failure to commence suit could result in the material impairment of a valuable aspect of its business;

  •
  declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of their capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

  •
  redeem, repurchase or otherwise acquire, directly or indirectly, recapitalize or reclassify any shares of its capital stock;

  •
  issue, deliver or sell any shares of their capital stock or any securities convertible into, or rights to acquire, their capital stock, other than the issuance of shares of common stock pursuant to the exercise of stock options outstanding as of the date of the merger agreement;

  •
  cause, permit or propose any amendments to its articles of incorporation or bylaws, or amend any material contract;

  •
  sell, lease, license, encumber or otherwise dispose of any properties or assets that are material to its business;

  •
  incur or guarantee any indebtedness for borrowed money;

  •
  revalue any assets;

  •
  pay, discharge or satisfy in an amount in excess of $250,000 (in the aggregate), any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise);

  •
  make or change any tax election, adopt or change any tax accounting method, file any amendment to a return, enter into any closing agreement, or settle any claim or assessment in respect of taxes;

  •
  enter into any material contract other than in the usual, regular and ordinary course of business consistent with past practices and policies;

  •
  amend or terminate any of its existing insurance policies;

  •
  other than consistent with past practice, make any changes with respect to the tuition, fees, program duration or curricula of any of the programs offered by any of its schools;

  •
  hire, fire (other than for cause) or change the responsibilities or work location of any employee or prospective employee whose annual compensation is greater than $125,000 or whose employment cannot be terminated by it on thirty days notice without liability;

  •
  make any individual capital expenditure in excess of $250,000 or otherwise outside Whitman's business plan; or

  •
  take, or agree in writing or otherwise to take, any of the actions described above, or any other action which could cause or could be reasonably likely to cause any of the conditions to the merger, not to be satisfied.

        In addition, CEC has agreed that it will carry on its business in the ordinary course and not take any action that would reasonably be expected to result in any of the conditions to the merger not being satisfied.

        No Solicitation.    The merger agreement provides that Whitman will not, and will not permit its directors, officers, employees, investment bankers, attorneys, accountants or other representatives, agents or affiliates to:

  •
  solicit, initiate or knowingly encourage any proposal that constitutes an acquisition proposal (as defined below) or any proposal that could reasonably be expected to lead to an acquisition proposal;

  •
  engage in negotiations or discussions concerning, or provide any non-public information to any person in connection with, any acquisition proposal; or

  •
  agree to, approve, recommend or otherwise endorse or support any acquisition proposal.

However, if a third party submits an unsolicited, written acquisition proposal, and Whitman's board of directors reasonably determines in good faith, after consultation with outside legal counsel and any nationally recognized investment bank, that the acquisition proposal will, or upon further discussion or due diligence could reasonably be expected to, result in a superior proposal (as defined below), then Whitman may (1) furnish information about its business to the third party and (2) negotiate and participate in discussions and negotiations with the third party. If Whitman's board of directors determines that the acquisition proposal is a superior proposal (as defined below), Whitman's board of directors may withdraw or adversely modify its recommendation of the merger, but must still allow Whitman shareholders to vote on the merger at the special meeting. Whitman will advise CEC if it receives a superior proposal, identifying the third party and specifying the material terms and conditions of the superior proposal.

        The merger agreement requires Whitman to promptly advise CEC if (1) an acquisition proposal is made or modified, (2) a request for information is made that could lead to an acquisition proposal or (3) Whitman furnishes non-public information to, or enters into discussions regarding an acquisition proposal with, any third party. Whitman must also keep CEC informed about any such proposal or request.

        An "acquisition proposal" is any proposal relating to a possible:

  •
  merger, consolidation or similar transaction involving Whitman;

  •
  sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any assets of Whitman representing, in the aggregate, 10% or more of the assets of Whitman on a consolidated basis;

  •
  issuance, sale or other disposition of securities, or options, rights or warrants to purchase or securities convertible into, such securities, representing 10% or more of the votes attached to the outstanding securities of Whitman;

  •
  transaction with Whitman in which any person will acquire beneficial ownership, or the right to acquire beneficial ownership, or any "group" as such term is defined under the Exchange Act shall have been formed which beneficially owns or has the right to acquire beneficial ownership, of 10% or more of the outstanding shares of Whitman's common stock;

  •
  liquidation, dissolution, recapitalization or other similar type of transaction with respect to Whitman; or

  •
  transaction which is similar in form, substance or purpose to any of the foregoing transactions.

        A "superior proposal" is an unsolicited, bona fide, written acquisition proposal:

  •
  for consideration consisting of cash, not subject to a financing contingency, and/or securities;

  •
  on terms that Whitman's board of directors determines, based on the written advice of a financial advisor of nationally recognized reputation, are more favorable to Whitman's shareholders from a financial point of view than the merger, or other revised merger proposal submitted by CEC, after consultation with its outside legal counsel; and

  •
  that the third party is reasonably likely to consummate on substantially the terms proposed.

Conditions to the Merger

        CEC and Whitman.    CEC's and Whitman's obligations to effect the merger are subject to the satisfaction or waiver of various conditions, including the following:

  •
  approval of the merger agreement by Whitman shareholders;

  •
  receipt of all regulatory approvals required under antitrust laws or expiration of all related statutory waiting periods;

  •
  receipt of all consents and approvals from, and making of all filings with, any governmental entity or accrediting body required in connection with the merger, except for approval from the Department of Education, approval from any educational agency that, under the agency's policies or standards cannot be obtained or, due to administrative preference, may be obtained solely in interim form prior to closing, or such approvals that are not necessary to the business of CEC or Whitman;

  •
  the absence of any statute, rule, regulation, order, decree or injunction precluding consummation of the merger;

  •
  the registration statement of which this proxy statement/prospectus is a part must not be subject to any stop order or similar proceeding;

  •
  the absence of any action, suit or proceeding pending before any regulatory or administrative agency or commission wherein an unfavorable judgment would (1) prevent consummation of any of the transactions contemplated by the merger agreement, (2) cause any of the transactions contemplated by the parties to be rescinded following consummation of the merger or (3) affect adversely the right of CEC to own, operate or control any material portion of the assets and operations of the surviving corporation and its subsidiaries following the merger;

  •
  cause the accuracy of the other party's representations and warranties contained in the merger agreement and receipt by each party of a certificate to that effect from a designated executive officer of the other party;

  •
  performance by the other party of its covenants and obligations required by the merger agreement; and

  •
  the absence of any event or development which results in a material adverse effect upon the business of the other party.

        Whitman.    The obligations of Whitman to consummate the merger are further subject to the fulfillment of the following conditions, any of which may be waived in whole or part by Whitman:

  •
  the shares of CEC common stock issuable to the shareholders of Whitman pursuant to the merger agreement and such other shares required to be reserved for issuance in connection with the merger must be authorized for listing on the Nasdaq National Market upon official notice of issuance; and

  •
  Whitman must receive an opinion from its counsel to the effect that the merger will constitute a reorganization for federal income tax purposes within the meaning of Section 368(a) of the Code and no gain or loss will be recognized by Whitman or its shareholders as a result of the merger, other than gain, if any, with respect to the receipt of the cash portion of the purchase price and cash received in lieu of fractional shares.

        CEC.    The obligations of CEC to consummate the merger are further subject to the fulfillment of the following conditions, any of which may be waived in whole or part by CEC:

  •
  CEC's receipt of all written consents, assignments, waivers, authorizations or other certificates necessary to provide for the continuation in full force and effect of certain material contracts and existing permits of Whitman, with certain stated exceptions;

  •
  CEC must obtain a written statement from the U.S. Department of Education stating, without unduly burdensome limitations, that it does not see any impediment to issuing a temporary program participation agreement with respect to each of Whitman's educational institutions after completion of the merger; and

  •
  CEC must receive an opinion from its counsel to the effect that the merger will constitute a reorganization for federal income tax purposes within the meaning of Section 368(a) of the Code and no gain or loss will be recognized by CEC or its stockholders as a result of the merger.

Termination, Termination Fee, Amendment and Waiver

        Termination.    The merger agreement may be terminated at any time prior to the completion of the merger, whether before or after Whitman shareholder approval:

  •
  by mutual written consent of CEC and Whitman;

  •
  by either CEC or Whitman:

  •
  if the shareholders of Whitman do not approve the merger;

  •
  if a governmental entity enjoins or otherwise prohibits the merger;

  •
  if the consummation of the merger would be illegal;

  •
  if the merger has not been consummated by September 26, 2003 due to no fault of the terminating party; or

  •
  if the other party breaches or fails to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform cannot be or has not been cured within 20 days after written notice to the breaching party and would result in failure to satisfy a closing condition.

  •
  by Whitman if the average closing market price of CEC common stock during the pricing period is less than $37.00 unless CEC agrees to issue CEC common stock valued at $7.55 for each share of Whitman common stock. It is not possible to know whether the average closing price of CEC common stock used in the calculation of the exchange ratio will be below $37.00 until after the closing has been scheduled. Approval of the merger agreement by Whitman's shareholders will confer on the Whitman board of directors the power, consistent with its fiduciary duties and without any further action by the Whitman shareholders, to elect to terminate the merger agreement (subject to CEC's right to increase the exchange ratio as described above) or to consummate the merger even if the average closing price of CEC common stock during the pricing period is less than $37.00. In considering whether to exercise its termination right in that situation, the Whitman board of directors would, consistent with its fiduciary duties, take into account all relevant facts and circumstances that exist at such time and consult with its financial advisors and legal counsel. If the Whitman board of directors elects not to terminate the merger agreement under these circumstances, Whitman shareholders could receive shares of CEC common stock valued at less than $7.55 per share of Whitman common stock in the merger. If Whitman elects to terminate the merger agreement under the provisions discussed above, it is possible that CEC will elect not to increase the exchange ratio, in which case the merger agreement would terminate, the parties would not consummate the merger, Whitman shareholders would not receive the merger consideration and Whitman would continue as an independent entity;

  •
  by CEC, if:

  •
  the board of directors of Whitman withdraws or modifies, in a manner adverse to CEC, its recommendation of the merger;

  •
  a third party commences, or files a registration statement with respect to, a tender offer or exchange offer for 10% or more of Whitman's outstanding common stock and Whitman's board of directors either recommends that shareholders tender their shares or publicly announces its intention to take no position with respect to the offer;

  •
  Whitman materially breaches the no-solicitation or shareholder recommendation provisions of the merger agreement;

  •
  an alternative acquisition proposal is announced or otherwise becomes publicly known, and Whitman's board of directors fails to recommend against Whitman shareholders' acceptance of the alternative proposal (including by taking no position or indicating its inability to take a position on the proposal) or, after CEC requests that Whitman do so, its board of directors fails to publicly reconfirm its approval and recommendation of the merger with CEC, in each case, within 10 days; or

  •
  the average closing market price of CEC common stock during the pricing period is greater than $65.00 unless Whitman agrees to have CEC issue common stock valued at $8.95 for each share of Whitman common stock.

        Termination Fee.    Whitman must pay CEC a fee of $10.0 million, plus up to $1.5 million of CEC's cost and expenses in connection with the merger, if:

  •
  an acquisition proposal becomes known before the merger agreement is terminated and Whitman enters into an agreement with respect to the acquisition proposal within 12 months after the merger agreement is terminated by:

  •
  Whitman or CEC for failure to obtain Whitman shareholder approval;

  •
  Whitman for failure to consummate the merger by September 26, 2003; or

  •
  CEC due to the failure of any of Whitman's representations and warranties to be true and correct in all material respects as of March 26, 2003 or due to Whitman's willful breach of any of its representations and warranties, agreements or covenants after March 26, 2003;

  •
  CEC terminates the merger agreement:

  •
  as a result of the board of directors of Whitman withdrawing or modifying, in a manner adverse to CEC, its recommendation of the merger;;

  •
  as a result of a third party commencing, or filing a registration statement with respect to, a tender offer or exchange offer for 10% or more of Whitman's outstanding common stock and Whitman's board of directors either recommending that shareholders tender their shares or publicly announcing its intention to take no position with respect to the offer;

  •
  as a result of Whitman materially breaching the no-solicitation or shareholder recommendation provisions of the merger agreement; or

  •
  as a result of the fact that an alternative acquisition proposal is announced or becomes publicly known and Whitman's board of directors fails to recommend against Whitman shareholders' acceptance of the alternative proposal (including by taking no position or indicating its inability to take a position on the proposal) or, after CEC's request that Whitman do so, its board of directors fails to publicly reconfirm its approval and recommendation of the merger with CEC, in each case, within 10 days.

        The termination fee could discourage another company from making a competing takeover proposal that could be more advantageous to Whitman's shareholders than the merger because this fee may make the competing proposal more difficult or expensive and could deter Whitman from entering into an alternative transaction.

        Amendment.    The merger agreement may be amended by CEC and Whitman at any time before or after the shareholders' approval of the merger agreement. The merger agreement may not be amended except by an instrument in writing signed on behalf of both CEC and Whitman.

        Extension; Waiver.    At any time prior to the merger, CEC or Whitman may:

  •
  extend the time for the performance of any of the obligations or other acts of the other party;

  •
  waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

  •
  waive compliance by the other party of the agreements or conditions contained in the merger agreement.

Any agreement on the part of CEC or Whitman to any such extension or waiver will be valid only if it is set forth in an instrument in writing signed on behalf of that party.

THE VOTING AGREEMENT

        The following summarizes the material terms of the voting agreement. This summary is qualified in its entirety by reference to the voting agreement, which is incorporated by reference as an exhibit to the registration statement of which this proxy statement/prospectus is a part.

        In connection with the execution of the merger agreement on March 26, 2003, Phillip Frost, M.D., a trust for which Mr. Frost is the sole trustee, Richard C. Pfenniger, Jr. and Fernando L. Fernandez, the beneficial owners of an aggregate of approximately    % of Whitman's common stock outstanding as of the record date, entered into the voting agreement with CEC. Pursuant to, and subject to the terms of, the voting agreement, these Whitman shareholders have agreed to appear at the special meeting and vote the shares of Whitman common stock for which they have voting power in favor of the merger and against any other "acquisition proposal" and have granted to CEC, subject to and conditioned upon CEC's receipt of all required regulatory approvals, if any, the shareholders' irrevocable proxy for such actions and agreed not to take any other action that could adversely affect the voting agreement or the merger agreement. The shareholders further agreed not to assign their shares other than to certain permitted transferees, grant any proxies or enter into any voting trusts with respect to their shares, or take any action which would be a breach of any representation or warranty in the voting agreement.

INFORMATION ABOUT OUR COMPANIES

CEC

        CEC is a provider of private, for-profit post-secondary education with 51 campuses throughout the United States, Canada, France, the United Kingdom and the United Arab Emirates. CEC also offers online programs through American InterContinental University-Online, its e-learning division. CEC's student population as of April 30, 2003 was approximately 54,400. CEC's schools enjoy long operating histories and offer a variety of master's degree, bachelor's degree, associate's degree, and diploma programs in career-oriented disciplines.

        CEC was founded in January 1994 by John M. Larson, its chairman, president and chief executive officer, who has over 29 years of experience in the career-oriented education industry. CEC was formed to capitalize on opportunities in the large and highly fragmented post-secondary school industry. Since its inception, CEC has completed 25 acquisitions and has opened four branch start-up campuses. CEC has acquired schools that it believes possess strong curricula, leading reputations and broad marketability, but that have been under managed from a marketing and/or financial standpoint. CEC seeks to apply its expertise in operations, marketing and curricula development, as well as its financial strength, to improve the performance of these schools.

        CEC's schools offer educational programs principally in the following five career-related fields of study, identified by CEC as areas with highly interested and motivated students, strong entry-level employment opportunities and ongoing career and salary advancement potential:

  •
  Visual Communication and Design Technologies: These programs include desktop publishing, graphic design, fashion design, interior design, graphic imaging, web page design, animation, photography, and visual journalism.

  •
  Information Technology: These programs include PC/LAN, PC/Net, computer technical support, computer network operation, computer information management and computer programming.

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  Business Studies: These programs include business administration, business operations, e-commerce, and hospitality management.

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  Culinary Arts: These programs include culinary arts, hotel and restaurant management and pastry arts.

  •
  Health Education: These programs include healthcare management, dental office administration, medical massage science, medical office administration, medical assisting, dental assisting, medical administrative assisting and massage therapy.

Whitman

        Whitman is a proprietary provider of career-oriented post-secondary education. Through three wholly-owned subsidiaries, Whitman currently operates 22 schools in 13 states offering a range of graduate, undergraduate and non-degree certificate or diploma programs primarily in the fields of information technology, healthcare and business. As of March 31, 2003, Whitman's student population was approximately 9,900.

        Whitman is organized into a University Degree Division and an Associate Degree Division. Whitman's University Degree Division primarily offers doctorate, master's and bachelor's degrees through Colorado Technical University. Whitman's Associate Degree Division offers associate's degrees and diplomas or certificates through Sanford-Brown College and Ultrasound Diagnostics Schools. Sanford-Brown College also offers bachelor's degrees in business administration, information technology and healthcare administration.

        Whitman's students are predominantly adults who commute to Whitman's schools and require limited ancillary student services. The students are seeking to acquire basic knowledge and skills necessary for entry-level employment in technical careers or to acquire new or additional skills to either change careers or advance in their current careers.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
STATEMENTS OF CEC AND WHITMAN

        The following unaudited pro forma condensed combined balance sheet as of December 31, 2002 gives effect to the proposed merger of CEC and Whitman as if the merger had occurred on December 31, 2002. The following unaudited pro forma condensed combined statement of income for the year ended December 31, 2002 gives effect to the merger as if it had occurred on January 1, 2002. The unaudited condensed combined financial statements were prepared from CEC's audited historical consolidated financial statements as of and for the year ended December 31, 2002 and from Whitman's audited historical consolidated financial statements as of and for the year ended March 31, 2002 and Whitman's unaudited historical condensed consolidated financial statements as of and for the quarters ended December 31, 2002 and 2001.

        The unaudited pro forma condensed combined financial statements include all adjustments necessary for a fair presentation of the data and, in the opinion of management, have been prepared on the same basis as that of the underlying audited financial statements. The unaudited pro forma condensed combined financial statements are a presentation of historical results with accounting adjustments necessary to reflect the estimated pro forma effect of the merger on the combined financial position and results of operations of CEC and Whitman. The unaudited pro forma condensed combined financial statements do not reflect the effects of any anticipated changes to be made by CEC to the historical operations, are presented for information purposes only, and should not be construed to be indicative of combined results of operations or financial position that actually would have occurred had the merger of CEC and Whitman been consummated as of the date indicated or the combined entity's future results of operations or financial position.

        The unaudited pro forma condensed combined balance sheet has been prepared using the purchase method of accounting for the proposed merger. The acquired assets and assumed liabilities of Whitman are stated in the unaudited pro forma condensed combined balance sheet as of December 31, 2002 at amounts representing an allocation of the estimated purchase price based upon a preliminary estimate of the fair values of the acquired assets and assumed liabilities at the assumed December 31, 2002 acquisition date.

        The unaudited pro forma condensed combined financial statements are based upon the financial condition and operating results of Whitman during periods when it was not under the control, influence or management of CEC. The information presented may not be indicative of the results that would have actually occurred had the acquisition been completed as of January 1, 2002, nor is it necessarily indicative of the future financial condition or operating results of the combined entity. CEC expects to incur reorganization and integration expenses and experience operating efficiencies as a result of its acquisition of Whitman. The unaudited pro forma condensed combined financial statements do not give effect to these expenses or any synergies that may occur due to the integration of Whitman with CEC and should be read along with the historical financial statements of CEC and Whitman and the related notes incorporated by reference in this proxy statement/prospectus.

        Certain assets and liabilities in Whitman's historical unaudited condensed consolidated balance sheet as of December 31, 2002 have been reclassified in the accompanying unaudited pro forma condensed combined balance sheet to conform to CEC's balance sheet presentation. Certain expenses in Whitman's historical unaudited consolidated statement of income for the year ended December 31, 2002 have been reclassified in the accompanying unaudited pro forma condensed combined statement of income to conform to CEC's statement of income presentation.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2002
(In thousands)

	CEC	Whitman	Pro Forma Adjustments		Pro Forma Combined
	(In thousands)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$33,474	$18,483	$—		$51,957
Receivables, net	82,320	23,908	—		106,228
Inventories, prepaid expenses and other	30,685	3,531	—		34,216
Deferred income tax assets	2,765	2,805	1,520	(a)	7,090

Total current assets	149,244	48,727	1,520		199,491

PROPERTY AND EQUIPMENT, net	177,429	10,866	1,575	(b)	189,870
GOODWILL, net	202,920	9,288	202,933	(c)	415,141
INTANGIBLE ASSETS, net	9,524	—	22,090	(d)	31,614
OTHER ASSETS	47,019	2,134	—		49,153

TOTAL ASSETS	$586,136	$71,015	$228,118		$885,269

LIABILITIES & STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	$30,083	$2,745	$—		$32,828
Accounts payable	23,410	1,732	4,000	(e)	29,142
Accrued expenses	53,811	7,030	—		60,841
Deferred tuition revenue	52,904	23,296	—		76,200

Total current liabilities	160,208	34,803	4,000		199,011

LONG-TERM LIABILITIES:
Long-term debt, net of current maturities	2,686	5,293	121,538	(f)	129,517
Deferred income tax liabilities	1,616	1,293	8,959	(g)	11,868
Other	15,929	—	—		15,929

Total long-term liabilities	20,231	6,586	130,497		157,314

STOCKHOLDERS' EQUITY	405,697	29,626	93,621	(h)	528,944

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$586,136	$71,015	$228,118		$885,269

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2002
(In thousands, except per share data)

	CEC	Whitman	Pro Forma Adjustments		Pro Forma Combined
	(In thousands, except per share data)
REVENUE	$780,059	$105,380	$—		$885,439
OPERATING EXPENSES:
Educational services and facilities	294,539	63,758	—		358,297
General and administrative	338,586	27,736	—		366,322
Depreciation and amortization	33,636	3,527	248	(i)	37,411

Total operating expenses	666,761	95,021	248		762,030

Income from operations	113,298	10,359	(248)		123,409
OTHER INCOME (EXPENSE):
Interest income	808	368	—		1,176
Interest expense	(2,094)	(737)	(5,165	)(j)	(7,996)
Share of affiiate earnings	2,348	—	—		2,348

Total other income	1,062	(369)	(5,165)		(4,472)

Income before provision for income taxes	114,360	9,990	(5,413)		118,937
PROVISION FOR INCOME TAXES	46,888	4,154	(2,278	)(k)	48,764

NET INCOME	$67,472	$5,836	$(3,135)		$70,173

NET INCOME PER SHARE:
Basic	$1.49				$1.47

Diluted	$1.42				$1.40

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	45,407		2,417		47,824

Diluted	47,547		2,417		49,964

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS

1.    Basis of Presentation

        The unaudited pro forma condensed combined balance sheet as of December 31, 2002 gives effect to the proposed merger of CEC and Whitman as if the merger had occurred on December 31, 2002. The unaudited pro forma condensed combined statement of income for the year ended December 31, 2002 gives effect to the merger as if it had occurred on January 1, 2002. The unaudited condensed combined financial statements were prepared from CEC's audited historical consolidated financial statements as of and for the year ended December 31, 2002 and from Whitman's audited consolidated financial statements as of and for the year ended March 31, 2002 and Whitman's unaudited historical condensed financial statements as of and for the quarters ended December 31, 2002 and 2001.

        The unaudited pro forma condensed combined financial statements include all adjustments necessary for a fair presentation of the data and, in the opinion of management, have been prepared on the same basis as that of the underlying audited financial statements. The unaudited pro forma condensed combined financial statements are a presentation of historical results with accounting adjustments necessary to reflect the estimated effect of the merger on the combined financial position and results of operations of CEC and Whitman. The unaudited pro forma condensed combined financial statements do not reflect the effects of any anticipated changes to be made by CEC to the historical operations, are presented for information purposes only, and should not be construed to be indicative of combined results of operations or financial position that actually would have occurred had the merger of CEC and Whitman been consummated as of the date indicated or the combined entity's future results of operations or financial position.

        The unaudited pro forma condensed combined balance sheet has been prepared using the purchase method of accounting for the proposed merger. Accordingly, the estimated purchase price, including acquisition costs, of approximately $248.8 million has been allocated to the estimated fair values of acquired tangible and intangible assets of $86.9 million and assumed liabilities of $50.3 million as of December 31, 2002. Our preliminary purchase price allocation has resulted in goodwill totaling $212.2 million.

        The estimated purchase price of $248.8 million includes the estimated fair value of CEC common stock to be issued to Whitman shareholders of $123.3 million, cash to be paid to Whitman shareholders of $89.6 million, estimated cash to be paid to Whitman option holders of $31.9 million, and estimated acquisition costs of $4.0 million. Consideration to be paid to Whitman option holders, representing the difference between exercise price and per share merger consideration, will be recorded by Whitman as compensation expense in Whitman's statement of operations prior to closing as a result of modifications to be made to Whitman's option plans in advance of the merger.

        Certain assets and liabilities in Whitman's historical unaudited consolidated balance sheet have been reclassified in the accompanying unaudited pro forma condensed combined balance sheet to conform to CEC's balance sheet presentation. Certain expenses in Whitman's historical unaudited consolidated statement of income have been reclassified in the accompanying unaudited pro forma condensed combined statement of income to conform to CEC's statement of income presentation.

2.    Merger Consideration

        Under the terms of the proposed merger agreement, CEC will acquire 100% of Whitman stock for a combination of cash and CEC common stock. Whitman shareholders will receive $6.00 in cash and a to-be-determined number of shares of CEC common stock. The value of the CEC common stock consideration component will be approximately $8.25, but is subject to adjustment. The value of CEC common stock to be issued in exchange for each share of Whitman common stock will be determined based on the average closing price of CEC common stock on the Nasdaq National Market for the 20-day trading period ending on, and including, the second trading day prior to the day of the closing of the merger.

        The exact number of shares of CEC common stock per share of Whitman common stock that each Whitman stockholder will receive will be determined by the merger exchange ratio. The exchange ratio is (1) the value of the CEC common stock to be issued in the merger per share of Whitman common stock divided by (2) the average closing price of CEC common stock during the pricing period, unless the exchange ratio is fixed as shown in the table below. The following table shows how the value or number of shares of CEC common stock that Whitman shareholders will receive for each share of Whitman common stock will be adjusted, based upon the average closing price of CEC common stock reported on the Nasdaq National Market during the pricing period.

Average Closing Price of CEC Common Stock During the Pricing Period	Value/Number of Shares of CEC Common Stock per Share of Whitman Common Stock
Less than $37.00	Number of shares based on a fixed exchange ratio of 0.204
At least $37.00, but less than $44.00	Valued at $8.25 less $0.10 per dollar that the average closing price during the pricing period is below $44.00, subject to proportionate adjustment for fractions of a dollar
At least $44.00, but less than $58.00	Valued at $8.25
At least $58.00, but no more than $65.00	Valued at $8.25 plus $0.10 per dollar that the average closing price during the pricing period is above $58.00, subject to adjustment for fractions of a dollar
Greater than $65.00	Number of shares based on a fixed exchange ratio of 0.138

        If the average closing price of CEC common stock during the pricing period is less than $37.00, Whitman has the option to terminate the merger agreement unless CEC agrees to issue CEC common stock valued at $7.55 for each share of Whitman common stock. If the average closing price of CEC common stock during the pricing period is greater than $65.00, CEC has the option to terminate the merger agreement unless Whitman agrees to have CEC issue common stock valued at $8.95 for each share of Whitman common stock.

        The market price of CEC common stock is expected to fluctuate prior to the merger and the exchange ratio is fixed two trading days before the closing of the merger. Therefore, the average closing price of CEC common stock during the pricing period may be higher or lower than the closing price of CEC common stock on the date of the merger agreement, the date of the Whitman special meeting or the date that the merger is completed. Instead of issuing fractional shares, CEC will pay cash for fractional shares based on the average closing price of CEC common stock during the pricing period.

        Based upon 14.9 million shares of Whitman common stock outstanding as of April 21, 2003, and an assumed exchange ratio of 0.162, which is based on the average closing market price of CEC common stock during the 20 consecutive trading days ended April 21, 2003 of approximately $51.00, CEC will issue an aggregate of approximately 2.4 million shares of CEC common stock in the merger to the holders of these shares of Whitman common stock. Based upon the 46.3 million shares of CEC common stock outstanding as of April 21, 2003, the holders of these shares of Whitman common stock collectively will hold approximately 5.0% of the shares of CEC common stock outstanding immediately after the merger.

        Additionally, each outstanding option to purchase Whitman common stock, whether vested or unvested, will be cancelled upon consummation of the merger and exchanged for cash equal to the positive difference, if any, between (1) the equivalent cash value of the per share merger consideration (with the portion payable in CEC common stock being valued as of the second trading day prior to the closing of the merger) and (2) the per share exercise price of the option. This cash value of the per share merger consideration will adjust in the same manner as the value of the CEC common stock component of the per share merger consideration payable to Whitman shareholders. Assuming per share merger consideration of $14.25, a weighted average exercise price of $4.37, and 3.2 million options to purchase Whitman common stock outstanding as of April 21, 2003, CEC will pay approximately $31.9 million to Whitman option holders upon consummation of the merger.

        CEC expects to borrow under its $200 million credit facility the funds necessary to pay the cash consideration payable to Whitman's shareholders and option holders in the merger.

3.    Pro Forma Balance Sheet Adjustments

(a)
Represents the deferred income tax asset recorded in connection with estimated acquisition costs of $4.0 million.
(b)
Represents the estimated fair value of acquired Whitman courseware of $1.6 million. Adjustments to acquired courseware may be made upon the finalization of the valuation of such asset.
(c)
Represents the excess of estimated purchase price, including acquisition costs, over the estimated fair value of identifiable tangible and intangible assets acquired and liabilities assumed, totaling approximately $202.9 million, net of goodwill of $9.3 million reflected on Whitman's historical consolidated balance sheet as of December 31, 2002. Total estimated goodwill of $212.2 million is based upon a preliminary allocation of the purchase price as of December 31, 2002. Adjustments to goodwill may be made upon the finalization of the purchase price allocation.
(d)
Represents the estimated fair value of acquired Whitman licensing, accreditation and Title IV participation rights of $10.0 million, Whitman trade names of $12.0 million, and a covenant not to compete agreement of $90,000. The licensing, accreditation and Title IV participation rights and trade names are indefinite-lived intangible assets and will not be subject to amortization. The covenant not to compete will be amortized on a straight-line basis over the nine-month term of the agreement. Adjustments to acquired intangible assets may be made upon the finalization of the valuation of such assets.
(e)
Represents estimated acquisition costs of $4.0 million, which includes, among other things, investment banking, legal and accounting costs. This amount does not include any costs incurred to integrate and restructure the operations of CEC and Whitman.
(f)
Represents estimated cash payments of (1) $89.6 million to Whitman shareholders and (2) $31.9 million to pay Whitman option holders the difference between the exercise price and the per share merger consideration for the Whitman options, each payment to be funded by borrowings from CEC's $200 million credit facility.
(g)
Represents the deferred income tax liabilities recorded in connection with the estimated fair values of acquired courseware, licensing accreditation and Title IV participation rights, and trade names.
(h)
Reflects (1) the issuance of 2.4 million shares of CEC common stock with an assumed total fair value of $123.3 million to holders of Whitman common stock in exchange for all outstanding shares of Whitman common stock and (2) an adjustment to eliminate stockholders' equity reflected on Whitman's historical consolidated balance sheet as of December 31, 2002. An assumed average stock price of $51.00 was used to value the CEC shares.

4.    Pro Forma Statement of Income Adjustments

(i)
Represents additional depreciation expense of $0.2 million associated with the depreciation of the estimated fair value of acquired courseware and additional amortization expense of $90,000 associated with the amortization of the estimated fair value of a nine-month covenant not to compete executed by a Whitman employee.
(j)
Represents the interest expense, at an assumed effective annual interest rate of 4.25%, incurred in connection with incremental debt financing of $121.5 million used to fund cash payments to Whitman shareholders and option holders.
(k)
Represents the pro forma adjustment necessary to reflect a combined effective income tax rate for the year ended December 31, 2002 of 41.0%.

COMPARISON OF RIGHTS OF STOCKHOLDERS OF CEC
AND SHAREHOLDERS OF WHITMAN

        CEC is incorporated under the laws of the State of Delaware, and Whitman is incorporated under the laws of the State of Florida. If the merger is completed, Whitman shareholders, whose rights are currently governed by the Florida Business Corporation Act ("FBCA"), the articles of incorporation of Whitman, as amended, and the bylaws of Whitman, as amended, will become stockholders of CEC, and their rights as such will be governed by the Delaware General Corporation Law ("DGCL"), CEC's certificate of incorporation, as amended, and CEC's bylaws, as amended. The material differences between the rights of holders of Whitman shares and the rights of holders of CEC shares, resulting from the differences in their governing documents and applicable state corporate law, are summarized below.

        The following summary does not purport to be a complete statement of the rights of holders of CEC shares under the applicable provisions of Delaware law, CEC's certificate of incorporation, as amended, and CEC's bylaws, as amended, or the rights of the holders of Whitman shares under the applicable provisions of Florida law, Whitman's articles of incorporation, as amended, and Whitman's bylaws, as amended, or a complete description of the specific provisions referred to herein. This summary contains a list of the material differences but is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed. While CEC believes that the provisions of its amended and restated certificate of incorporation and its amended and restated bylaws are in its stockholders' best interests, shareholders of Whitman should be aware that these provisions could be disadvantageous to them because their overall effect may be to render more difficult or to discourage the removal of incumbent directors and management or the assumption of effective control by other persons. CEC has also implemented a stockholders' rights plan, commonly called a "poison pill," which could make an acquisition of CEC more difficult because it substantially reduces or eliminates the expected economic benefit to an acquiror from acquiring CEC in a manner or on terms not approved by the CEC board of directors. For more information as to how to obtain the full text of each document, see "Where You Can Find More Information" beginning on page 73.

SUMMARY OF MATERIAL DIFFERENCES BETWEEN THE RIGHTS OF CEC
STOCKHOLDERS AND THE RIGHTS OF WHITMAN SHAREHOLDERS

	WHITMAN SHAREHOLDER RIGHTS	CEC STOCKHOLDER RIGHTS
AUTHORIZED CAPITAL STOCK:	The authorized capital stock of Whitman consists of 100,000,000 shares of common stock, no par value per share, of which 14,938,505 were outstanding at the close of business on April 21, 2003.	The authorized capital stock of CEC consists of 150,000,000 shares of common stock, $.01 par value per share, of which 46,269,587 were outstanding at the close of business on April 21, 2003, and 1,000,000 shares of preferred stock, $.01 par value per share (10,000 of which have been designated as Series A Preferred Stock), none of which was outstanding at the close of business on April 21, 2003.
VOTING RIGHTS:	The holders of Whitman common stock are entitled to one vote per share of common stock.	The holders of CEC common stock are entitled to one vote per share of common stock.

DIVIDENDS:
Under Section 607.06401 of the FBCA, Whitman may, subject to limitations in its articles of incorporation, make distributions to its shareholders unless, after giving effect to such distributions, Whitman would not be able to pay its debts as they become due in the usual course of business, or Whitman's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if Whitman were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.
Under Section 170(a) of the DGCL, CEC may declare and pay dividends, subject to limitations in its certificate of incorporation, either out of its surplus or if there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding year. Subject to the rights of the holders, if any, of preferred stock, holders of CEC stock will be entitled to receive dividends at such times and in such amounts as may be determined by the board of directors of CEC.
NUMBER OF DIRECTORS:
In accordance with the FBCA, Whitman's bylaws provide that the number of directors will be determined from time to time by resolution adopted by the affirmative vote of a majority of all directors. The Whitman board of directors currently consists of nine (9) directors. Each director holds office until the annual meeting next succeeding his or her election and until his or her successor is elected and qualified.
In accordance with the DGCL, CEC's certificate of incorporation provides that the board of directors consists of not less than five (5) nor more than nine (9) directors. The exact number is determined from time to time by resolution adopted by the affirmative vote of a majority of the board of directors in office at the time of adoption of such resolution. CEC's board is divided into three classes, each of which will be nearly equal in number as possible. The CEC board of directors currently consists of seven (7) directors, divided into three classes with staggered three-year terms. Whenever the holders of any one or more classes or series of preferred stock issued by CEC has the right, voting separately by class or series, to elect directors at an annual meeting or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships are governed by the terms of the certificate of incorporation and any resolutions of the board of directors applicable thereto, and such directors so elected are not be divided into the three classes described above.

REMOVAL OF DIRECTORS:
	Whitman's directors may be removed, with or without cause, at a meeting of shareholders, provided the notice of the meeting states that one of the purposes of the meeting is the removal of the director. A director may be removed only if the number of votes cast to remove the director exceeds the number of votes cast against removal.	CEC's directors may only be removed for cause, except as otherwise provided by law, by the holders of at least 66 2/3% of the shares entitled to vote for the election of directors.
VACANCIES:
Any vacancy occurring on Whitman's board, including any vacancy created by reason of an increase in the number of directors, may be filled by the shareholders in the manner provided by Florida law or by the affirmative vote of a majority of remaining directors, though less than a quorum, and any director so chosen holds office until the next election of directors by the shareholders. If there are no remaining directors, the vacancy is filled by the shareholders.
If any vacancies occur on CEC's board, or if any new directorships are created, they are filled by a majority of the board of directors. Any director elected to fill a vacancy not resulting from an increase in the number of directors has the same remaining term as that of his or her predecessor.
ANNUAL MEETING:	The annual meeting of Whitman's shareholders is held at the date and time designated by the board of directors.
The annual meeting of CEC's stockholders is held on the third Thursday in May if not a legal holiday, and, if a legal holiday, then on the next secular day following, at 10:00 a.m., or at such other date and time as will be designated from time to time by the board of directors and stated in the notice of the meeting.

CALLING A SPECIAL MEETING OF HOLDERS:
Special meetings of Whitman's shareholders may be called upon the written request of the chairman, the chief executive officer, the board of directors (either by action at a meeting, or by a majority of directors acting without a meeting) or shareholders holding at least 50% of Whitman's stock entitled to vote at the meeting. At least 50% of all votes entitled to be cast on any issue proposed to be considered at the proposed special meeting must sign, date and deliver to the secretary of Whitman one or more written demands for the meeting describing the purpose or purposes for which it is to be held.
Special meetings of CEC's stockholders may be called only by the board of directors pursuant to a resolution approved by a majority of the board of directors. The business transacted at any special meeting of the stockholders is limited to the purposes stated in the notice for the meeting transmitted to stockholders.
ACTION BY WRITTEN CONSENT OF THE HOLDERS:
Whitman's shareholders may take action without a meeting by written consent if consents setting forth the action taken are signed by at least a majority of shares entitled to vote and are delivered to the secretary of Whitman, or other officer or agent having custody of Whitman's books within sixty (60) days after the date that the earliest written consent was delivered. If the action creates dissenters' rights, a notice to the shareholders shall contain a clear statement of the right of dissenting shareholders to be paid fair value of their shares upon compliance with, and as provided for by, the FBCA.
Any action required or permitted to be taken by CEC's stockholders will be effected only at a duly called annual or special meeting of CEC stockholders and may not be effected by consent in writing by the holders of outstanding stock pursuant to Section 228 of DGCL or any other provision of DGCL.
AMENDMENT OF CHARTER:
Amendments to Whitman's articles of incorporation are governed by the FBCA, which generally requires approval by a majority of directors and by holders of a majority of the shares entitled to vote on the amendment.
Under the DGCL, CEC's board must adopt a resolution declaring the advisability of an amendment to the certificate of incorporation and the amendment must be approved by the holders of a majority of the outstanding stock entitled to vote upon the proposed amendment, unless a higher vote is required by the certificate of incorporation (see super-majority voting requirements below).

AMENDMENT OF BYLAWS:	Whitman's bylaws provide that the bylaws may be altered, amended or repealed, and new bylaws adopted by the board of directors or shareholders.
CEC's bylaws may be altered, amended or repealed, or new bylaws may be adopted by the board of directors or by the vote of the holders of at least 80% of the voting power of the shares entitled to vote generally in the election of directors at an annual or special meeting of stockholders.
LIMITATION OF PERSONAL LIABILITY OF DIRECTORS AND OFFICERS:
Under FBCA Section 607.0831, a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, unless the director breached or failed to perform his duties as director and such breach or failure to perform constitutes: (1) a violation of criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (2) a transaction in which he or she derived improper personal benefit; (3) an unlawful distribution; (4) in a derivative suit, conscious disregard for the best interests of the corporation, or willful misconduct; or (5) in a proceeding other than a derivative suit, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.
In accordance with Section 102(b)(7) of the DGCL, CEC's certificate of incorporation provides that no director shall be personally liable for monetary damages for breach of fiduciary duty as a director, except for (1) any breach of the director's duty of loyalty to CEC or its stockholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) payment of a dividend or the repurchase or redemption of stock in violation of Delaware law; or (4) any transaction from which the director derived an improper benefit.

INDEMNIFICATION OF DIRECTORS AND OFFICERS:
Under FBCA Section 607.0850, a corporation has the power to indemnify directors and officers (1) for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interest of the corporation; and (2) with respect to any criminal proceeding where they had no reasonable cause to believe that their conduct was unlawful.

 In addition, FBCA Section 607.0850 provides that a corporation may advance to a director or officer reasonable expenses incurred in defending any action upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if he or she is ultimately found not to be entitled to indemnification.

Whitman's bylaws provide for indemnification of its directors, officers to the full extent permitted by the FBCA.
Under Section 145 of the DGCL, a corporation may indemnify directors and officers (1) for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interest of the corporation; and (2) with respect to any criminal proceeding where they had no reasonable cause to believe that their conduct was unlawful.

 In addition, Section 145 of the DGCL provides that a corporation may advance to a director or officer expenses incurred in defending any action upon receipt of an undertaking by the director or officer to repay the amount advanced if it is ultimately determined that he or she is not entitled to indemnification.

CEC's certificate of incorporation and bylaws provide for indemnification of its directors and officers to the full extent permitted by the DGCL.
SUPER-MAJORITY VOTING REQUIREMENTS:	Whitman's articles of incorporation and bylaws do not provide for super-majority voting requirements.
In addition to the 80% vote required to amend CEC's bylaws and the 66 2/3% required to remove a director, CEC's certificate of incorporation requires the affirmative vote of at least 80% of the voting power of all shares entitled to vote generally in the election of directors to amend, alter or repeal, or adopt any provision inconsistent with the certificate of incorporation's Article addressing the composition, election and terms of the board of directors.

BUSINESS COMBINATIONS:
Under Section 607.0901 of the FBCA, certain transactions, including, without limitation, a merger, consolidation, certain sales of assets, certain sales of shares, a liquidation or a dissolution, involving a corporation and 10% shareholder (an interested shareholder) generally must be approved by two-thirds of the outstanding shares other than those shares owned by the interested shareholder. These requirements do not apply if: (1) the business combination has been approved by a majority of the disinterested directors; (2) the corporation has not had more than 300 shareholders of record at any time during the three years preceding the announcement of the business combination; (3) the 10% shareholder has been the beneficial owner of at least 80% of the outstanding shares for at least five years before the announcement date; (4) the interested shareholder is the owner of at least 90% of the voting shares, excluding any acquired through a transaction not approved by a majority of the disinterested directors; or (5) the consideration paid to the holders of acquired shares is at least equal to certain fair price criteria. Although Whitman may opt out of these provisions under certain circumstances, it has not done so.
Under Section 203 of the DGCL, which deals with business combinations, a corporation is prohibited from engaging in any business combination with an interested stockholder who, together with affiliates or associates, owns, or who become an affiliate or associate of the corporation and within a three year period did own, 15% or more of the corporation's voting stock for a three year period following the time the stockholder became an interested stockholder, except under limited circumstances. Although CEC may elect not to be governed by this provision of Delaware law in its certificate of incorporation, it has not opted to do so.

SHAREHOLDER OR STOCKHOLDER RIGHTS AGREEMENT	Whitman does not have a shareholders' rights agreement.
On May 28, 2002, CEC adopted a Rights Agreement, commonly called a "poison pill," which would substantially reduce or eliminate the expected economic benefit to an acquiror from acquiring CEC in a manner or on terms not approved by the board of directors. The Rights Agreement, which granted each CEC stockholder a Series A Preferred Stock purchase right, is designed to deter coercive takeover tactics and to prevent an acquiror from gaining control of CEC without offering fair value to its stockholders.

WHERE YOU CAN FIND MORE INFORMATION

        Whitman and CEC each file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Whitman or CEC files at the SEC's public reference rooms at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the SEC's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 233 Broadway, New York, New York 10005. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room in Washington, D.C. Whitman and CEC filings with the SEC are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http:www.sec.gov."

        CEC has filed with the SEC a registration statement on Form S-4 to register the CEC common stock to be issued to holders of Whitman common stock under the merger agreement. This proxy statement/prospectus constitutes the prospectus of CEC and the proxy statement of Whitman and is filed as part of the registration statement. Other parts of the registration statement are omitted from this proxy statement/prospectus in accordance with the rules and regulations of the SEC. Copies of the registration statement, including exhibits, may be obtained from the SEC as described above.

        The SEC permits Whitman and CEC to "incorporate by reference" information into this proxy statement/prospectus, which means that Whitman and CEC can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered part of this proxy statement/prospectus. Information in this proxy statement/prospectus updates and, in some cases, supersedes information incorporated by reference from documents that CEC or Whitman has filed with the SEC prior to the date of this proxy statement/prospectus, while information that CEC or Whitman files later with the SEC will automatically update and, in some cases, supersede the information in this proxy statement/prospectus.

        The following documents previously filed with the SEC by CEC (Commission File Number 0-23245) are incorporated by reference into this proxy statement/prospectus:

  1.
  CEC's Annual Report on Form 10-K, as amended on Form 10-K/A, for its fiscal year ended December 31, 2002;

  2.
  CEC's Current Reports on Form 8-K dated February 17, 2003, March 26, 2003 and April 22, 2003;

  3.
  The description of CEC common stock contained in CEC's Registration Statement on Form 8-A that CEC filed with the SEC on October 21, 1997 and any amendment or report that CEC files to update the description; and

  4.
  The description of CEC preferred stock purchase rights contained in CEC's Registration Statement on Form 8-A that CEC filed with the SEC on May 28, 2002 and any amendment or report that CEC files to update the description.

        The following documents previously filed with the SEC by Whitman (Commission File Number 1-13722) are incorporated by reference into this proxy statement/prospectus:

  1.
  Whitman's Annual Report on Form 10-K for its fiscal year ended March 31, 2002;

  2.
  Whitman's Quarterly Reports on Form 10-Q for its fiscal quarters ended June 30, 2002, September 30, 2002 and December 31, 2002;

  3.
  Whitman's Current Reports on Form 8-K dated March 25, 2003 and March 26, 2003; and

  4.
  The description of Whitman common stock contained in Whitman's Registration Statement on Form 8-A that Whitman filed on April 12, 1995 and any amendment or report that Whitman files to update the description.

        In addition, all documents filed by the CEC and Whitman under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and before the date of the special meeting are incorporated by reference into, and deemed a part of, this proxy statement/prospectus from the date of filing of those documents.

EXPERTS

        The consolidated financial statements of Career Education Corporation and Subsidiaries as of December 31, 2002 and for the year then ended appearing in Career Education Corporation's 2002 Annual Report (on Form 10-K/A) have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of Career Education Corporation and Subsidiaries as of December 31, 2001 and for the two years in the period then ended appearing in Career Education Corporation's 2002 Annual Report (on Form 10-K) have been audited by Arthur Andersen LLP, independent certified public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon the authority of such firm as experts in accounting and auditing in giving such report.

        The consolidated financial statements of Whitman Education Group, Inc. and Subsidiaries as of March 31, 2001 and 2002 and for each of the three years in the period ended March 31, 2002, appearing in Whitman Education Group, Inc.'s 2002 Annual Report on Form 10-K have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

        The validity of the CEC common stock issuable in connection with the merger will be passed upon for CEC by Katten Muchin Zavis Rosenman. Katten Muchin Zavis Rosenman and Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. will pass upon federal income tax consequences of the merger for CEC and Whitman, respectively.

FUTURE SHAREHOLDER PROPOSALS

        Due to the contemplated consummation of the merger, Whitman does not currently expect to hold a 2003 annual meeting of shareholders because, following the merger, Whitman will not be a publicly traded company. If the merger is not consummated, no proposals of Whitman shareholders will be included in Whitman's proxy materials or considered at Whitman's 2003 annual meeting unless Whitman's meeting of shareholders is held on or after September 15, 2003, in which case proposals of shareholders intended to be included in Whitman's proxy statement must be received a reasonable time in advance of the meeting. Shareholders wishing to present proposals to be considered at that annual meeting must notify Whitman no later than the close of business on the tenth day after Whitman announces publicly the date of its 2003 annual meeting.

ANNEX A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

Among

CAREER EDUCATION CORPORATION,

MARLIN ACQUISITION CORP.

and

WHITMAN EDUCATION GROUP, INC.

Dated

March 26, 2003

A-i

4.31 Opinion of Financial Advisor	A-30
4.32 Brokers' and Finders' Fees	A-30
4.33 No Pending Acquisitions	A-30
4.34 Takeover Laws	A-30
4.35 Affiliate Agreements	A-31
4.36 Voting Agreement	A-31
4.37 Disclosure	A-31
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	A-31
5.1 Organization; Business	A-31
5.2 Capitalization	A-31
5.3 Authorization; Enforceability	A-32
5.4 No Violation or Conflict	A-32
5.5 SEC Reports	A-32
5.6 Parent Financial Statements	A-33
5.7 Governmental Approvals	A-33
5.8 Registration Statement; Proxy Statement/Prospectus	A-33
5.9 Tax Treatment	A-33
5.10 Operations of Merger Sub	A-33
5.11 Absence of Certain Changes	A-34
5.12 Litigation	A-34
5.13 Existing Permits and Violations of Law	A-34
5.14 Revenue Thresholds	A-35
5.15 Control Matters	A-35
5.16 Educational Agency Approval	A-35
5.17 Brokers' and Finders' Fees	A-36
5.18 Disclosure	A-36
ARTICLE 6 COVENANTS AND AGREEMENTS	A-36
6.1 Conduct of Business by the Company	A-36
6.2 Conduct of Business by Parent	A-38
6.3 Access	A-38
6.4 Meeting of Stockholders	A-39
6.5 Registration Statement; Proxy Statement/Prospectus	A-39
6.6 Blue Sky Laws	A-40
6.7 Listing	A-40
6.8 SEC Actions	A-40
6.9 Accountants' "Comfort" Letters	A-40
6.10 Additional Reports	A-41
6.11 Confidentiality Agreements	A-41
6.12 Regulatory and Other Approvals	A-41
6.13 No Solicitation	A-42
6.14 Public Announcements	A-44
6.15 Expenses	A-44
6.16 Certain Benefit Plans	A-45
6.17 Indemnification	A-45
6.18 Takeover Law	A-46
6.19 Notification of Certain Matters	A-46
6.20 Disclosure Letter Supplements	A-47
6.21 Tax-Free Reorganization Treatment	A-47
6.22 Exemption from Liability under Section 16(b)	A-47

A-ii

6.23 Real Estate Deliveries	A-47
6.24 Reasonable Efforts	A-48
6.25 Affiliate Agreements	A-48
6.26 No Rights Triggered	A-48
6.27 Shareholder Litigation	A-48
6.28 Operational Matters	A-48
ARTICLE 7 CONDITIONS TO THE MERGER	A-48
7.1 Conditions to Each Party's Obligation to Effect the Merger	A-48
7.2 Conditions to the Company's Obligation to Effect the Merger	A-49
7.3 Conditions to Parent's and Merger Sub's Obligation to Effect the Merger	A-50
ARTICLE 8 TERMINATION, WAIVER AND AMENDMENT	A-52
8.1 Termination	A-52
8.2 Effect of Termination	A-54
8.3 Termination Fee	A-54
ARTICLE 9 MISCELLANEOUS	A-55
9.1 No Survival of Representations and Warranties	A-55
9.2 Entire Agreement	A-55
9.3 Amendment	A-55
9.4 Extension; Waiver	A-55
9.5 Governing Law	A-55
9.6 Assignment; Binding Effect	A-56
9.7 Notices	A-56
9.8 Counterparts; Headings	A-56
9.9 Interpretation	A-56
9.10 Specific Performance	A-57
9.11 No Reliance	A-57
9.12 Exhibits and Disclosure Letters	A-57
9.13 No Third Party Beneficiary	A-57
9.14 Severability	A-57
9.15 Other Remedies	A-57
9.16 Rules of Construction	A-57

A-iii

EXHIBITS

Exhibit 1-A	Company Officers
Exhibit 1-B	Parent Officers
Exhibit 4.35	Form of Company Affiliate Agreement
Exhibit 4.36	Form of Voting Agreement

A-iv

AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER, dated March 26, 2003 (the "Agreement"), is by and among Career Education Corporation, a Delaware corporation ("Parent"), Marlin Acquisition Corp., a Florida corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and Whitman Education Group, Inc., a Florida corporation (the "Company").

INTRODUCTION

        The Boards of Directors of Parent, Merger Sub and the Company have approved and deem it advisable and in the best interests of their respective stockholders to consummate the merger of the Company with and into Merger Sub upon the terms and subject to the conditions set forth herein.

        Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also prescribe various conditions to the Merger.

        In consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE 1

DEFINITIONS

        When used in this Agreement, and in addition to the other terms defined herein, the following terms shall have the meanings specified:

          "1986 Plan" shall have the meaning set forth in Section 4.2(b).

          "1992 Plan" shall have the meaning set forth in Section 4.2(b).

          "1996 Plan" shall have the meaning set forth in Section 4.2(b).

          "Accrediting Body" shall mean any entity or organization, whether governmental, governmental-chartered, private or quasi-private, whether foreign or domestic, which engages in the granting or withholding of accreditation of private post secondary schools or specific educational programs in accordance with standards and requirements relating to the performance, operations, financial condition and/or academic standards of such schools, including the North Central Association of Colleges and Schools, the Accrediting Council for Independent Colleges and Schools, the Accrediting Bureau of Health Education Schools, the Commission on Accreditation of Allied Health Education Programs, the Accreditation Board for Engineering and Technology, the Joint Review Committee on Education in Radiologic Technology and the Missouri State Board of Nursing.

          "Acquisition Proposal" shall have the meaning set forth in Section 6.13(a).

          "Affiliate" shall mean any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise, and in any event and without limitation of the previous sentence, any Person beneficially owning ten percent (10%) or more of the voting securities of a second Person shall be deemed to control that person.

          "Affiliate Letter" shall have the meaning set forth in Section 4.35.

          "Agreement" shall have the meaning set forth in the Preamble.

          "AMEX" shall mean the American Stock Exchange.

          "Antitrust Laws" shall have the meaning set forth in Section 7.1(a).

          "Average Share Value" shall have the meaning set forth in Section 3.1(c).

          "Campus" shall have the meaning set forth in Section 4.20(g)(1).

          "Closing" shall have the meaning set forth in Section 2.8.

          "Closing Date" shall have the meaning set forth in Section 2.8.

          "COBRA" shall have the meaning set forth in Section 4.15(e).

          "Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Collar" shall have the meaning set forth in Section 3.1(c).

          "Company" shall have the meaning set forth in the Preamble.

          "Company Benefit Plan" shall have the meaning set forth in Section 4.15(c).

          "Company Common Stock" shall mean shares of common stock, no par value per share, of the Company.

          "Company Disclosure Letter" shall have the meaning set forth in Article 4.

          "Company Financial Statements" shall mean the audited Consolidated Balance Sheets, Consolidated Statements of Operations, Consolidated Statements of Changes in Stockholders' Equity and Consolidated Statements of Cash Flows of the Company, and the related notes thereto, for each of the Company's fiscal years ended on March 31, 2000, 2001 and 2002, and the unaudited Condensed Consolidated Balance Sheet, Condensed Consolidated Statement of Operations and Condensed Consolidated Statement of Cash Flow of the Company, and the related notes thereto, for the nine-month period ended December 31, 2002, as each of which is included in the Company SEC Documents.

          "Company Insiders" shall have the meaning set forth in Section 6.22(c).

          "Company Option Plans" shall have the meaning set forth in Section 4.2(b).

          "Company SEC Documents" shall have the meaning set forth in Section 4.5.

          "Company Stock Certificates" shall have the meaning set forth in Section 3.2(a).

          "Confidentiality Agreements" shall have the meaning set forth in Section 4.33.

          "Consents" shall have the meaning set forth in Section 6.12(b).

          "Constituent Corporations" shall mean the Company and Merger Sub.

          "Continuing Employees" shall have the meaning set forth in Section 6.16(b).

          "DOE" shall mean the U.S. Department of Education.

          "Educational Agency" shall mean any Person, entity or organization, whether governmental, government chartered, tribal, private, or quasi-private, that engages in granting or withholding Educational Approvals for or regulates private post-secondary schools in accordance with standards relating to the performance, operation, financial condition, and/or academic standards of such schools, including, without limitation, any Accrediting Body, the Colorado Commission on Higher Education, the Georgia Nonpublic Postsecondary Education Commission, the Georgia Student Finance Commission, the Georgia Department of Veterans Affairs, the Commonwealth of Pennsylvania Department of Education, the Pennsylvania State Board of Private Licensed Schools,

  the Pennsylvania Higher Education Assistance Agency, the Maryland Higher Education Commission, the Florida Commission for Independent Education, the Florida Department of Veterans Affairs, the Florida Department of Education, the Texas Workforce Commission, the Texas Guaranteed Student Loan Corporation, the Ohio State Board of Career Colleges and Schools, the Ohio Board of Regents, the New York State Education Department, Bureau of Proprietary School Supervision, the New York State Higher Education Services, the State of New York Division of Veterans' Affairs, the Missouri Coordinating Board for Higher Education, the Missouri State Board of Nursing, the Illinois State Board of Education, the Illinois Student Assistance Commission, the New Jersey Department of Education, the State of New Jersey Office of Student Financial Assistance, the State of New Jersey Department of Military and Veterans Affairs, the Massachusetts Department of Education, the Massachusetts Board of Higher Education Veterans' State Approving Agency, the DOE and any student loan guaranty agency.

          "Educational Approval" shall mean any license, permit, authorization, certification, accreditation, or similar approval issued by any Educational Agency.

          "Effective Time" shall have the meaning set forth in Section 2.2.

          "Effective Time Share Value" shall have the meaning set forth in Section 3.1(c).

          "Environmental Laws" shall mean any federal, state or local statute, Law, rule, ordinance, code, policy, rule of common law and regulations relating to pollution or protection of human health (including those parts of OSHA relating to Hazardous Materials) or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, Laws and regulations relating to Environmental Releases or threatened Environmental Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as in effect from time to time.

          "Environmental Release" shall mean any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water or groundwater.

          "Equipment" shall mean all machinery, equipment, boilers, furniture, fixtures, motor vehicles, furnishings, parts, tools, office equipment, computers and other items of tangible personal property owned or used by the relevant Person.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations thereunder.

          "ERISA Affiliate" shall have the meaning set forth in Section 4.15(c).

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

          "Exchange/Paying Agent" shall have the meaning set forth in Section 3.2(a).

          "Exchange/Payment Fund" shall have the meaning set forth in Section 3.2(a).

          "Exchange Ratio" shall have the meaning set forth in Section 3.1(c).

          "Existing Insurance Policies" shall mean all of the insurance policies currently in effect and owned by the relevant Person.

          "Existing Options" shall mean any of the following relating to any capital stock or other equity interest of the relevant Person, and as described in Section 4.2(b) of the Company Disclosure Letter: (a) options or warrants (whether vested or not) to purchase or other rights (including registration rights), agreements, arrangements or commitments of any character to which such relevant Person is a party relating to the issued or unissued capital stock or other equity or phantom equity interests of such relevant Person to grant, issue or sell any shares of the capital stock or other equity or phantom equity interests of such relevant Person, by sale, lease, license or otherwise; (b) rights convertible or exchangeable into or rights to subscribe for or purchase any shares of the capital stock or other equity or phantom equity interests of such relevant Person; (c) contracts to which such relevant Person is a party with respect to any right to purchase, put or call for any shares of the capital stock or other equity or phantom equity interests of such relevant Person; or (d) stock appreciation rights, limited stock appreciation rights, performance shares or restricted stock of such relevant Person.

          "Existing Permits" shall mean those permits, licenses, accreditations, certificates, approvals, qualifications, authorizations, and registrations required by Law, including any Educational Approval, which the relevant Person has or holds.

          "Family" shall have the meaning set forth in Section 4.22.

          "FBCA" shall mean the Florida Business Corporation Act.

          "Financial Advisor" shall mean Legg Mason Wood Walker, Incorporated.

          "GAAP" shall mean United States generally accepted accounting principles.

          "Governmental Entity" shall mean any federal, state, local or foreign court, arbitral tribunal, administrative agency or commission or other governmental or regulatory authority or administrative agency or commission, including any Educational Agency.

          "Hazardous Materials" shall mean: (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls above permissible regulated levels and radon gas; (b) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import, under any Environmental Law; and (c) any other chemical, material, substance or waste, exposure to which as of the date hereof is prohibited, limited or regulated by any governmental authority.

          "HIPAA" shall have the meaning set forth in Section 4.15(e).

          "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

          "Indemnified Liabilities" shall have the meaning set forth in Section 6.17(a).

          "Indemnified Party(ies)" shall have the meaning set forth in Section 6.17(a).

          "Institution" shall mean a main campus and its additional locations or branches, identified by a single Office of Postsecondary Identification (OEID) number by DOE.

          "Intangible Assets" shall mean any and all (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), improvements thereto, and United States and foreign patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (b) trade names, trade dress, logos, corporate names, Internet domain names, trademarks, and service marks and all registration applications, registrations and renewals in connection therewith, and all goodwill associated therewith; (c) copyrightable works and copyrights and all registration applications, registrations, and renewals in connection therewith and all derivations and combinations thereof; (d) computer software and databases (including data and related documentation); (e) trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (f) curricula, course materials, instructional video tapes, tape recordings and visual aids; and (g) copies and tangible embodiments of the foregoing (in whatever form or medium).

          "IRS" shall have the meaning set forth in Section 4.15(a).

          "Knowledge" shall mean the actual knowledge after reasonable inquiry of the officers listed on Exhibit 1-A with respect to the Company and of the officers listed on Exhibit 1-B with respect to Parent.

          "Law" shall mean any federal, state, local or foreign governmental law, rule, regulation or requirement, including any rules, regulations and orders promulgated thereunder and any orders, decrees, consents or judgments of any Governmental Entity and courts having the force of law, other than any Environmental Laws.

          "Leases" shall have the meaning set forth in Section 4.9(b).

          "Letter of Transmittal" shall have the meaning set forth in Section 3.2(b).

          "Lien" shall mean, with respect to any asset (real, personal or mixed): (a) any mortgage, pledge, lien, easement, or any other form of security interest, whether imposed by Law or by contract; and (b) the interest of a vendor or lessor under any conditional sale agreement, financing lease or other title retention agreement relating to such asset.

          "Material Adverse Effect" means any effect, change, event, circumstance or condition which when considered with all other effects, changes, events, circumstances or conditions has materially and adversely affected or could reasonably be expected to materially and adversely affect the results of operations, financial condition, assets, liabilities, business or prospects of Parent or the Company, in each case including its respective Subsidiaries together with it taken as a whole, as the case may be; provided, the parties acknowledge that certain effects, changes, events, circumstances or conditions that constitute a Material Adverse Impact may also impact the prospects of the Company in such a manner as to have or constitute a Material Adverse Effect on the Company (which by example, without limitation, may be a regulatory or accrediting violation at a School that has or constitutes a Material Adverse Effect on the Company); provided further, however, that "Material Adverse Effect" shall not include any effect, change, event, circumstance or condition arising out of or attributable to general economic conditions or events, circumstances, changes or effects affecting the securities markets or the post-secondary education industry generally. Any reference in this Agreement to "have a Material Adverse Effect" shall also be read to "have or constitute a Material Adverse Effect".

          "Material Adverse Impact" means any effect, change, event, circumstance or condition which when considered with all other effects, changes, events, circumstances or conditions has materially and adversely affected or could reasonably be expected to materially and adversely affect the results of operations, financial condition, assets, liabilities, business or prospects of an individual School of the Company; provided, however, that "Material Adverse Impact" shall not include any effect, change, event, circumstance or condition arising out of or attributable to general economic conditions or events, circumstances, changes or effects affecting the securities markets or the post-secondary education industry generally. Any reference in this Agreement to "have a Material Adverse Impact" shall also be read to "have or constitute a Material Adverse Impact".

          "Material Contract" shall have the meaning set forth in Section 4.11(a).

          "Material Existing Permits" shall have the meaning set forth in Section 4.19.

          "Merger" shall have the meaning set forth in Section 2.1.

          "Merger Consideration" shall have the meaning set forth in Section 3.2(c).

          "Merger Sub" shall have the meaning set forth in the Preamble.

          "Option Cancellation and Termination Acknowledgement" shall have the meaning set forth in Section 3.4(a).

          "Parent" shall have the meaning set forth in the Preamble.

          "Parent Common Stock" shall mean shares of common stock, par value $0.01 per share, of Parent and the associated rights under the Parent Rights Plan.

          "Parent Disclosure Letter" shall have the meaning set forth in Article 5.

          "Parent Financial Statements" shall mean the audited Consolidated Balance Sheets, Consolidated Statement of Income, Consolidated Cash Flows and Consolidated Statement of Stockholders' Equity of Parent, and the related notes thereto, for each of the fiscal years ended on December 31, 2000, 2001 and 2002, as each of which is included in the Parent SEC Documents.

          "Parent Plans" shall have the meaning set forth in Section 6.16(b).

          "Parent Rights Plan" shall mean the Rights Agreement dated as of May 28, 2002, between Parent and Computershare Investor Services, LLC.

          "Parent SEC Documents" shall have the meaning set forth in Section 5.5.

          "Parent Stock Certificates" shall have the meaning set forth in Section 3.2(a).

          "Party" shall mean each of Parent, Merger Sub and the Company.

          "Permitted Liens" shall have the meaning set forth in Section 4.8.

          "Per Option Merger Consideration" shall have the meaning set forth in Section 3.4(a).

          "Per Share Merger Consideration" shall have the meaning set forth in Section 3.1(c).

          "Per Share Stock Consideration Value" shall have the meaning set forth in Section 3.1(c).

          "Person" shall mean a natural person, corporation, limited liability company, association, joint stock company, trust, partnership, governmental entity, agency or branch or department thereof, or any other legal entity.

          "Pfenniger Option" shall have the meaning set forth in Section 4.2(b).

          "Policy Guidelines" shall have the meaning set forth in Section 4.20(f)(1).

          "Proxy Statement/Prospectus" shall have the meaning set forth in Section 6.5(a).

          "Registered Intangible Assets" shall have the meaning set forth in Section 4.10.

          "Registration Statement" shall have the meaning set forth in Section 4.29.

          "Regulator" shall mean any federal, state or local administrative agency or commission, or other governmental or regulatory authority or administrative agency or commission, including any Educational Agency.

          "Rental Real Estate" shall have the meaning set forth in Section 4.9(b).

          "Returns" shall have the meaning set forth in Section 4.14(a).

          "School" shall mean any school location regulated as such by the DOE, any Educational Agency or other Governmental Entity and owned or operated by the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as applicable.

          "SEC" shall mean the Securities and Exchange Commission.

          "Section 16 Information" shall have the meaning set forth in Section 6.22(b).

          "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

          "Special Meeting" shall have the meaning set forth in Section 6.4.

          "Stock Market" shall mean the Nasdaq National Market.

          "Stockholders" shall mean all Persons owning any shares of Company Common Stock.

          "Student Financial Assistance Programs" shall mean those programs of federal student financial assistance administered pursuant to Title IV and its implementing regulations, as well as any state or other government-sponsored student assistance programs.

          "Subsidiary" shall mean any entity, at least 50% of the outstanding equity of which (or any class or classes, however designated, having ordinary voting power for the election of members of the board of directors of such entity) shall at the time be owned by the relevant Person directly or through one or more Persons which are themselves Subsidiaries.

          "Superior Proposal" shall have the meaning set forth in Section 6.13(b).

          "Surviving Corporation" shall have the meaning set forth in Section 2.1.

          "Takeover Laws" shall have the meaning set forth in Section 4.34.

          "Tax" or "Taxes" shall mean any and all federal, state, local and foreign, taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and alternative or add-on minimum, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, social security, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, whether disputed or not, and including any liability for taxes of any other Person.

          "Tax Agreement" shall mean any agreement to which any Party or any Subsidiary of any Party is a party under which such Party or such Subsidiary could reasonably be expected to be liable to another Person under such agreement in respect of Taxes payable by such other Person to any taxing authority or other Person.

          "Third Party' shall have the meaning set forth in Section 6.13(b).

          "Title IV" shall mean Subchapter IV of the Higher Education Act of 1965, as amended, 20 U.S.C.A. §1070 et seq. and any amendments or successor statutes thereto.

          "Title IV Program" shall mean any program of student financial assistance administered pursuant to Title IV.

          "Voting Agreement" shall have the meaning set forth in Section 4.36.

ARTICLE 2

THE MERGER

        2.1    The Merger.    Upon the terms and subject to the conditions set forth in this Agreement and in accordance with FBCA, at the Effective Time, the Company shall be merged with and into Merger Sub (the "Merger"), the separate corporate existence of the Company shall cease and Merger Sub shall (a) be the surviving corporation in the Merger (in such capacity, the "Surviving Corporation"); (b) succeed to and assume all the rights and obligations of the Company in accordance with FBCA; and (c) continue its corporate existence under the laws of the State of Florida. The Merger shall be pursuant to the provisions of, and shall be with the effect provided in FBCA. In accordance with FBCA, all of the rights, privileges, property, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

        2.2    Effective Time; Filing of Certificate of Merger.    Subject to the terms of this Agreement, on the Closing Date (as hereinafter defined) the Parties shall cause the Merger to be consummated by filing properly executed Articles of Merger or other appropriate documents with the Secretary of State of the State of Florida in accordance with the provisions of FBCA. The Merger shall become effective at 5:00 p.m., Eastern Time, on the date of filing of the Articles of Merger with the Secretary of State of the State of Florida or at such later date or time as Merger Sub and the Company shall agree and specify in the Articles of Merger (the "Effective Time").

        2.3    Articles of Incorporation.    At the Effective Time, the Articles of Incorporation of the Surviving Corporation shall be the Articles of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with its terms and FBCA.

        2.4    Bylaws.    At the Effective Time, the Bylaws of the Surviving Corporation shall be the Bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with their terms and FBCA.

        2.5    Directors and Officers.    At the Effective Time, the directors and the officers of Merger Sub immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation. Each director and officer of the Surviving Corporation shall hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until his or her death, resignation or removal or a successor is duly elected or appointed and qualified.

        2.6    Tax Consequences.    It is intended that the Merger shall qualify as a "reorganization" under Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" for purposes of Section 354 of the Code.

        2.7    Additional Actions.    If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that consistent with the terms of this Agreement any further assignments or assurances in law or any other acts are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, title to and possession of any property or right of either Constituent Corporation acquired or to be acquired by reason of, or as a result of, the Merger, or (b) otherwise to carry out the purposes of this Agreement, then, subject to the terms and conditions of this Agreement, each such Constituent Corporation and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the officers and directors of the Surviving Corporation are fully authorized in the name of either Constituent Corporation to take any and all such action.

        2.8    Time and Place of Closing.    The closing of the Merger (the "Closing") shall take place (a) at the offices of Katten Muchin Zavis Rosenman, 525 West Monroe Street, Suite 1600, Chicago, Illinois on a date and at a time to be specified by the parties, which shall be no later than the second business day following satisfaction or waiver of all of the conditions set forth in Article 7, or (b) at such other place, at such other time or on such other date as the parties may mutually agree (the date of the Closing is hereinafter sometimes referred to as the "Closing Date"). The Closing shall be deemed to be effective concurrently with the Effective Time. All proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered, executed and filed simultaneously and simultaneously with the Effective Time, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered, executed and filed.

ARTICLE 3

CONVERSION OF SECURITIES; EXCHANGE OF SECURITIES

        3.1    Merger Consideration.    At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

          (a)  Each issued and outstanding share of common stock, par value $0.01 per share, of Merger Sub immediately prior to the Effective Time shall remain outstanding and unchanged following the Effective Time as shares of common stock of the Surviving Corporation.

          (b)  Each share of Company Common Stock owned by the Company, Parent, Merger Sub, or any Subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no stock of Parent, cash or other consideration shall be delivered in exchange therefor.

          (c)  Subject to the other provisions of this Section 3.1, each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (excluding any shares of Company Common Stock canceled pursuant to Section 3.1(b)), shall by virtue of the Merger and without any action on the part of the holder thereof become and be converted into the right to receive the following (the "Per Share Merger Consideration"): (1) $6.00 in cash without interest and (2) the number (the "Exchange Ratio") of shares of Parent Common Stock determined by dividing $8.25 (the "Per Share Stock Consideration Value") by the average closing price of the Parent Common Stock as quoted on the Stock Market (as reported in the Wall Street Journal, Midwest Edition) for the twenty (20) trading days (the "Average Share Value") ending on and including the trading day two (2) trading days prior to the day of the Effective Time (the "Effective Time Share Value"). Notwithstanding the foregoing, for purposes of calculating the Exchange Ratio, if the Effective Time Share Value is calculated to be less than $44.00 but greater than or equal to $37.00, then the Per Share Stock Consideration Value will be reduced by $0.10 per dollar below $44.00, subject to proportionate adjustment for fractions of a dollar, and if the Effective Time Share Value is calculated to be more than $58.00 but less than or equal to $65.00, then the Per Share Stock Consideration Value will be increased by $0.10 per dollar above $58.00, subject to proportionate adjustment for fractions of a dollar; provided, however, subject to the provisions of Section 8.1(c)(2) and 8.1(d)(6) hereof, notwithstanding the foregoing, for purposes of calculating the Exchange Ratio, if the Effective Time Share Value is less than $37.00, the Exchange Ratio shall be fixed at 0.204 and if the Effective Time Share Value is more than $65.00, the Exchange Ratio shall be fixed at 0.138 (collectively, the "Collar"). No fractional shares of Parent Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to Section 3.2(e). For purposes of this Agreement, all calculations made with respect to Parent Common Stock shall be rounded to the nearest one thousandth of a share.

          (d)  At the Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as, Stockholders, other than to receive any dividend or other distribution with respect to such Company Common Stock with a record date occurring on or before the Effective Time (permitted under Section 6.1 hereof) and the consideration provided under this Article 3. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of shares of Company Common Stock.

          (e)  If, during or after determination of the Exchange Ratio but prior to or simultaneously with the Effective Time, the outstanding shares of Parent Common Stock shall have been changed into a different number of shares, by reason of any reclassification, stock dividend, stock split or combination of shares (or if during such period a record date with respect to any of the foregoing should occur), the Exchange Ratio shall be correspondingly adjusted to reflect such reclassification, stock dividend, stock split or combination of shares.

        3.2    Exchange of Certificates.

          (a)  At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with Computershare Trust Company of New York, or such other bank or trust company designated by the Company and who is reasonably satisfactory to Parent (the "Exchange/Paying Agent") for the benefit of the holders of certificates representing the shares of Company Common Stock ("Company Stock Certificates") for exchange and payment in accordance with this Article 3, through the Exchange/Paying Agent, (1) certificates representing the shares of Parent Common Stock ("Parent Stock Certificates"), (2) cash, equal to the amount payable to holders of Company Common Stock pursuant to Section 3.1 and the amount payable to holders of Existing Options to acquire Company Stock pursuant to Section 3.4 and (3) an estimated amount of cash to be paid in lieu of fractional shares (such cash and such Parent Stock Certificates, together with any dividends or distributions with respect thereto (without any interest thereon), being hereinafter referred to as the "Exchange/Payment Fund") to be paid pursuant to this Article 3 in exchange for outstanding shares of Company Common Stock. The Exchange/Payment Fund shall not be used for any other purpose. The Exchange/Paying Agent shall invest any cash included in the Exchange/Payment Fund, as directed by Parent, on a daily basis; provided, however, that all such investments shall be in (1) obligations of, or guaranteed by, the United States of America having a maturity of three (3) months or less, (2) commercial paper obligations receiving the highest rating from either Moody's Investors Services, Inc. or Standard and Poor's Corporation or (3) certificates of deposit of federally insured commercial banks with capital exceeding $1.0 billion having a maturity of three (3) months or less. Any interest and other income resulting from such investments shall be paid to Parent. Any losses resulting from such investments shall be the sole responsibility of Parent and shall not in any way limit Parent's obligations to holders of Company Stock Certificates.

          (b)  Prior to or upon the Effective Time, Parent will instruct the Exchange/Paying Agent to mail as soon as reasonably practicable after the Effective Time, but in no event later than five (5) business days after the Exchange/Paying Agent receives an electronic copy of the Company's stock records as of the Effective Time, suitable for the Exchange/Paying Agent's use, from the Company's transfer agent, to each holder of record of Company Stock Certificates who has not previously surrendered his or her Company Stock Certificates (other than holders of any shares of Company Common Stock cancelled pursuant to Section 3.1(b)): (1) a letter of transmittal reasonably acceptable to the Company (which shall specify that delivery shall be effected, and risk of loss and title to such holder's Company Stock Certificates shall pass, only upon proper delivery of the Company Stock Certificates to the Exchange/Paying Agent and shall be in such form and have such other provisions as to which Parent and the Company may agree) and (2) instructions reasonably acceptable to the Company for use in effecting the surrender of the Company Stock Certificates in exchange for Parent Stock Certificates and cash in accordance with Section 3.1 (collectively, the "Letter of Transmittal").

          (c)  Upon the later of the Effective Time and the surrender of a Company Stock Certificate for cancellation (or the affidavits and indemnification regarding the loss or destruction of such certificates reasonably acceptable to Parent) to the Exchange/Paying Agent together with the Letter of Transmittal, duly executed, and such other customary documents as may be required pursuant thereto, the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor, and the Exchange/Paying Agent shall deliver in accordance with the Letter of Transmittal: (1) Parent Stock Certificates representing that number of whole shares of Parent Common Stock which such holder has the right to receive in respect of the shares of Company Common Stock formerly evidenced by such Company Stock Certificate in accordance with Section 3.1, (2) cash which such holder has the right to receive in respect of the shares of Company Common Stock formerly evidenced by such Company Stock Certificate in accordance with Section 3.1 and (3) cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 3.2(e) (the shares of Parent Common Stock and cash described in clauses (1), (2) and (3) being collectively referred to as the "Merger Consideration"), and the Company Stock Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, a certificate evidencing the proper number of shares of Parent Common Stock and/or cash may be issued and/or paid in accordance with this Article 3 to a transferee if the Company Stock Certificate evidencing such shares is presented to the Exchange/Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and by evidence reasonably acceptable to the Exchange/Paying Agent that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 3.2, each Company Stock Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive upon such surrender the Merger Consideration together with any dividends or other distributions declared or paid on shares of Parent Common Stock after the Effective Time.

          (d)  All shares of Parent Common Stock issued and cash paid upon the surrender for exchange of Company Stock Certificates in accordance with the terms of this Article 3 shall be deemed to have been issued and paid, respectively, in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Company Stock Certificates.

          (e)  Subject to this Section 3.2(e), no certificates or scrip evidencing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Company Stock Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent. In lieu of any such fractional shares, each holder of shares of Company Common Stock, upon surrender of a Company Stock Certificate for exchange pursuant to this Section 3.2, shall be paid an amount in cash (without interest), rounded up to the nearest cent, determined by multiplying (1) the Effective Time Share Value by (2) the fractional interest to which such holder would otherwise be entitled (after taking into account all shares of Company Common Stock then held of record by such holder). The Exchange/Paying Agent shall promptly pay such amounts to such holders of Company Stock Certificates subject to, and in accordance with, the terms of Section 3.2(c). Any payment received by a holder of shares of Company Common Stock with respect to fractional share interests is merely intended to provide a mechanical rounding off of, and is not separately bargained for, consideration. Notwithstanding the foregoing, if more than one Company Stock Certificate shall be surrendered for the account of the same holder, the number of shares of Parent Common Stock to be issued to such holder in exchange for the Company Stock Certificates which have been surrendered shall be computed on the basis of the aggregate number of shares represented by all of the Company Stock Certificates surrendered for the account of such holder.

          (f)    Any portion of the Exchange/Payment Fund which remains undistributed to the holders of the Company Stock Certificates for twelve (12) months after the Effective Time shall be delivered by the Exchange/Paying Agent to Parent, upon demand, and any holders of Company Stock Certificates who have not theretofore complied with this Article 3 shall thereafter look only to Parent for payment of their claim for the Merger Consideration.

          (g)  None of Parent, the Company, Merger Sub or the Exchange/Paying Agent shall be liable to any Person in respect of any shares of Parent Common Stock or cash from the Exchange/Payment Fund in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Company Stock Certificate shall not have been surrendered prior to seven (7) years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration and any cash payable to the holder of such Company Stock Certificate pursuant to Section 3.2(e) would otherwise escheat to, or become the property of, any Governmental Entity), any such Merger Consideration shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

          (h)  Parent and Merger Sub shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or Existing Options of the Company such amounts as Parent or Merger Sub is required to deduct and withhold with respect to the making of such payment under the Code or any provision of Tax Law. To the extent that amounts are so withheld by Parent or Merger Sub, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or Existing Options of the Company in respect of which such deduction and withholding was made by Parent or Merger Sub.

          (i)    If any Company Stock Certificate shall have been lost, stolen or destroyed, upon the making of a customary affidavit of that fact by the Person claiming such Company Stock Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Company Stock Certificate, the Exchange/Paying Agent will issue in exchange for such lost, stolen or destroyed Company Stock Certificate the Merger Consideration, pursuant to this Article 3.

          (j)    In the event this Agreement is terminated without the occurrence of the Effective Time, Parent shall, or shall cause the Exchange/Paying Agent to, return promptly, but, in any event, within three (3) business days after such termination, any Company Stock Certificates theretofore submitted or delivered to the Exchange/Paying Agent, without charge to the Person who submitted such Company Stock Certificates.

        3.3    Stock Transfer Books.    After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Stock Certificates are presented to the Surviving Corporation or the Exchange/Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article 3, except as otherwise required by Law.

        3.4    Existing Options of the Company.

          (a)  Prior to the Closing Date, the Company shall take all actions necessary under and legally permissible in accordance with the terms of the 1996 Plan and the Pfenniger Option (and use its commercially reasonable efforts with respect to the 1986 Plan and 1992 Plan), including without limitation, satisfying any applicable notice requirements, so that each Existing Option to purchase Company Common Stock granted by the Company which is outstanding at the Effective Time, whether vested or unvested, shall be cancelled effective at and as of the Effective Time, without any payment therefor except as otherwise provided for herein. In consideration for the cancellation of each Existing Option to purchase Company Common Stock, the holder of each such Existing Option to purchase Company Common Stock will be entitled to receive from Parent, promptly after the Closing, cash equal to the product of (1) the positive difference, if any, of the Per Share Merger Consideration, expressed in terms of cash (with the portion of the Per Share Merger

  Consideration payable in Parent Common Stock being first determined in accordance with Section 3.1(c) including the Collar, but then valued at the actual Effective Time Share Value, without regard to the Collar) less the exercise price of each such Existing Option, multiplied by (2) the total number of shares of Company Common Stock (whether vested or unvested) covered by such Existing Option to purchase Company Common Stock (the "Per Option Merger Consideration"), net of any withholding obligations; provided, however, that prior to payment of the Per Option Merger Consideration to a holder of an Existing Option to purchase Company Common Stock, such holder must have (i) delivered such Existing Option to Purchase Company Common Stock (or a duly executed affidavit of loss in a form reasonably acceptable to Parent) and (ii) duly authorized, executed and delivered to the Exchange/Paying Agent an acknowledgment of cancellation and termination or such other document necessary, or customarily required, in a form which shall be reasonably satisfactory to Parent and the Company, indicating such holder's acknowledgment that, except for such holder's rights to receive the consideration set forth in this Section 3.4(a), any and all claims with respect to any Existing Option to purchase Company Common Stock shall be fully released and terminated (the "Option Cancellation and Termination Acknowledgment"). Prior to or upon the Effective Time, Parent shall instruct the Exchange/Paying Agent to mail as soon as reasonably practicable after the Effective Time, but in no event later than five (5) business days after the Exchange/Paying Agent receives an electronic copy of the Company's option records as of the Effective Time, suitable for the Exchange/Paying Agent's use, to each Existing Option holder who has not previously exercised his or her Existing Option to purchase Company Common Stock: (1) a letter of transmittal reasonably acceptable to the Company (which shall specify that delivery shall be effected only upon proper delivery of (i) the Existing Option to purchase Company Common Stock (or a duly executed affidavit of loss in a form reasonably acceptable to Parent) and (ii) the duly executed Option Cancellation and Termination Acknowledgement, to the Exchange/Paying Agent and shall be in such form and have such other provisions as to which Parent and the Company may agree) and (2) instructions reasonably acceptable to the Company for use in effecting the surrender, cancellation and termination of the Existing Option to purchase Company Common Stock in exchange for cash in accordance with this Section 3.4(a).

          (b)  As of the Effective Time, all Company Option Plans shall terminate and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of its Subsidiaries shall be cancelled. At and after the Effective Time, no Person shall have any right under the Company Option Plans or any other plan, program or arrangement with respect to equity securities of Parent, the Surviving Corporation or any of their respective subsidiaries (other than as set forth in Section 3.4(a) above). Without prejudice to the rights of the holders of Existing Options to purchase Company Common Stock to receive the consideration set forth in Section 3.4(a) above, the Company shall take all such actions necessary under the 1996 Plan and the Pfenniger Option (and use its commercially reasonable efforts with respect to the 1986 Plan and 1992 Plan) to terminate each such Company Option Plan with respect to Existing Options as of the Effective Time.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company hereby represents and warrants to Parent and Merger Sub, subject only to the exceptions specifically disclosed in writing in the disclosure letter dated as of the date hereof, certified by a duly authorized officer, in his capacity as such, of the Company and delivered to Parent by the Company pursuant to, and as an integral part of, this Agreement (the "Company Disclosure Letter"), which specifically identifies the Section and subsection numbers hereof to which the disclosures pertain, as follows:

        4.1    Organization; Business.

          (a)    Organization.    The Company and each of its Subsidiaries is a corporation duly and validly organized and existing under the Laws of the jurisdiction of its incorporation and is qualified to do business as a foreign corporation and in good standing in the jurisdictions where the ownership or leasing of property or the conduct of its business requires qualification as a foreign corporation, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect on the Company. The Company has made available to Parent true and complete copies of the charters and bylaws, each amended to the date hereof, of the Company and each of its Subsidiaries.

          (b)    Powers.    The Company and each of its Subsidiaries has all requisite corporate power and authority to carry on its business as it is now conducted and to own, lease and operate its current assets and properties.

        4.2    Capitalization.

          (a)    Capital Stock.    The authorized capital stock of the Company consists solely of 100,000,000 shares of Company Common Stock, of which 14,423,553 shares were issued and outstanding as of March 24, 2003. All of the outstanding capital stock of the Company is duly authorized, validly issued, fully paid and nonassessable and was not issued in violation of any preemptive rights.

          (b)    Options.    As of the date hereof, the Company had reserved (1) 2,945,800 shares of Company Common Stock for issuance under the Whitman Education Group, Inc. 1996 Stock Option Plan (the "1996 Plan"), under which as of March 24, 2003 options were outstanding for 2,574,737 shares of Company Common Stock, (2) 1,188,432 shares of Company Common Stock for issuance under the Whitman Education Group, Inc. 1992 Incentive Stock Option Plan (the "1992 Plan"), under which as of March 24, 2003 options were outstanding for 707,339 shares of Company Common Stock and (3) 623,000 shares of Company Common Stock for issuance under the Whitman Education Group, Inc. 1986 Directors and Consultants Stock Option Plan (the "1986 Plan"), under which as of March 24, 2003 options were outstanding for 290,000 shares of Company Common Stock. The Company has also issued an option for 185,000 shares of Company Common Stock to Richard C. Pfenniger, Jr. (the "Pfenniger Option"). The 1996 Plan, 1992 Plan, 1986 Plan and the Pfenniger Option are collectively referred to herein as the "Company Option Plans." Except as set forth in the Company Option Plans or in Section 4.2(b) of the Company Disclosure Letter, the Company is not party to or bound by any obligation to accelerate the vesting of any Existing Option. All shares of Company Common Stock subject to issuance pursuant to the Company Option Plans, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. Section 4.2(b) of the Company Disclosure Letter includes a list for each outstanding option as of March 24, 2003 and will include a list as of the Effective Time to reflect exercises between March 24, 2003 and the Effective Time, of the following: (1) the name of the holder of such option, (2) the number of shares subject to such option and (3) the exercise price of such option. No options have been granted under the Company Option Plans between March 24, 2003 and the date hereof. Except as listed in Section 4.2(b) of the Company Disclosure Letter, there are no options, warrants, conversion rights or other rights to subscribe for or purchase, or other contracts with respect to, any capital stock of the Company to which the Company is a party and there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights granted by the Company. To the Knowledge of the Company, except for the Voting Agreement there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company.

          (c)    Subsidiaries; Investments.    Section 4.2(c) of the Company Disclosure Letter contains a true and complete list of the Company's Subsidiaries and the capitalization and current ownership of each such Subsidiary. Except as set forth in Section 4.2(c) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries owns (directly or indirectly) any equity or similar interest in, or any interest convertible into or exercisable or exchangeable for any interest in, any Person.

          (d)    Voting Debt.    As of the date of this Agreement, (1) no bonds, debentures, notes or other indebtedness of the Company having the right to vote under ordinary circumstances are issued or outstanding and (2) there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company.

          (e)    Listings.    The Company Common Stock is listed on the AMEX. Except as set forth in the preceding sentence, the Company's securities are not listed or quoted for trading on any U.S. domestic or foreign securities exchange.

        4.3    Authorization; Enforceability.    The execution, delivery and performance by the Company of this Agreement are, subject to the terms hereof, within the corporate power and authority of the Company and, subject to the provisions hereof, have been duly authorized by the Board of Directors of the Company. Except for (a) the approval of Stockholders as required by Law and the Company's Articles of Incorporation, as described in Section 4.23 hereof and (b) the filing of Articles of Merger and other appropriate documents as required by Law and as described in Section 2.2 hereof, no other corporate proceeding or action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the Merger and the other transactions contemplated hereby. Assuming that such documents have been or will be duly and validly executed and delivered by or on behalf of the respective other party thereto, which party has the power to enter into and perform its obligations, this Agreement is, and the other documents and instruments required by this Agreement to be executed and delivered by the Company will be, when executed and delivered by the Company, the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws generally affecting the rights of creditors and subject to general equity principles.

        4.4    No Violation or Conflict.    Subject to the receipt of the clearance or expiration or termination of the waiting period described in Section 7.1(a) and the approvals described in Section 7.1(b), the execution and delivery of this Agreement by the Company and all documents and instruments required by this Agreement to be executed and delivered by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby and the Company's compliance with the provisions hereof will not, (a) result in any violation of any provision of the Articles of Incorporation or Bylaws of the Company or the charter or bylaws of any of the Company's Subsidiaries, (b) except as set forth in Section 4.4 of the Company Disclosure Letter, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, any contract of the Company or its Subsidiaries, or result in the creation of any Lien upon any of the properties or assets of the Company or its Subsidiaries other than Permitted Liens, (c) except as set forth in Section 4.4 of the Company Disclosure Letter, violate any Existing Permits of the Company or its Subsidiaries or the Schools or any Law applicable to the Company or its Subsidiaries or the Schools or their properties or assets, or (d) violate any standard or requirement of any Educational Agency of any of the Schools of the Company or its Subsidiaries, with the exception of the requirements of the Educational Agencies listed in Section 4.4 of the Company Disclosure Letter to seek approval or interim approval prior to the Closing, and other than, in the case of clauses (b), (c) and (d), any such violations, defaults, rights, losses or Liens that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company or could not reasonably be expected to affect adversely the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement.

        4.5    SEC Reports.    The Company has filed with the SEC all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 2000, under the Exchange Act or the Securities Act (as such documents have been amended since the time of their filing, collectively, the "Company SEC Documents"). As of their respective dates or, if amended prior to the date hereof, as of the date of the last such amendment, the Company SEC Documents, including, without limitation, any financial statements or schedules included therein, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, at such time of filing. Except as set forth on Section 4.5 of the Company Disclosure Letter, as of the date hereof, there are no amendments or modifications to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act or any other agreements, documents or other instruments, which have not yet been filed with the SEC but which are or will be required to be filed by the Company. To the Knowledge of the Company, (x) there exist no outstanding SEC comments with respect to any of the Company SEC Documents and (y) there are no SEC inquiries or investigations, other inquiries or investigations by any Governmental Entity or internal investigations pending or threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries.

        4.6    Company Financial Statements; Liabilities.

          (a)    Company Financial Statements.    The Company Financial Statements comply in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), except that the unaudited Company Financial Statements do not reflect normal year-end adjustments and other adjustments described therein and do not contain footnote disclosure of the type associated with audited financial statements (none of which, if reflected or contained, would indicate a Material Adverse Effect on the Company). The Company Financial Statements fairly present in all material respects the consolidated financial condition of the Company and its Subsidiaries as of the date set forth on each of such Company Financial Statements and the consolidated results of operations and cash flows of the Company and its Subsidiaries for the periods indicated on each of the Company Financial Statements.

          (b)    Liabilities.    Except (1) for normal or ordinary recurring liabilities incurred in the ordinary course of business consistent with past practice, (2) for liabilities incurred in connection with this Agreement or (3) for liabilities set forth on the December 31, 2002 balance sheet, including the notes thereto, included in the Company Financial Statements, since December 31, 2002, the Company has not incurred any liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) that either (i) would be required to be reflected or reserved against in a balance sheet of the Company prepared in accordance with GAAP as applied in preparing the March 31, 2002 balance sheet included in the Company Financial Statements, or (ii) could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

        4.7    Absence of Certain Changes.    Since December 31, 2002, the Company has conducted its business in a manner consistent with past practice and there has not been any:

          (a)  Material Adverse Effect experienced by the Company;

          (b)  transactions by the Company or its Subsidiaries outside the ordinary course of business of the Company or its Subsidiaries, except for the transactions contemplated by this Agreement;

          (c)  declaration or payment of any dividend or any distribution in respect of the capital stock of the Company or its Subsidiaries (other than distributions to the Company) or any direct or indirect redemption, purchase or other acquisition of any such stock by the Company;

          (d)  payments to any Stockholder, except pursuant to arrangements described in the Company SEC Documents filed prior to the date of this Agreement pursuant to Item 404 of Regulation S-K of the SEC or in connection with transactions in the ordinary course of business upon commercially reasonable terms consistent with past practice of the Company;

          (e)  sale, lease to any third party, transfer or assignment of material assets, tangible or intangible, of the Company or its Subsidiaries other than in the ordinary course of business consistent with past practice upon terms no less favorable to the Company than those that could be obtained in an arm's-length transaction and other than the disposition of obsolete or unusable property;

          (f)    except as set forth in Section 4.7(f) of the Company Disclosure Letter, capital expenditure (or series of related capital expenditures) by the Company or its Subsidiaries either involving more than $250,000 or outside the ordinary course of business;

          (g)  material damage, destruction, or loss (whether or not covered by insurance) from fire or other casualty to the tangible property of the Company or its Subsidiaries;

          (h)  material increase in the base salary of any officer or employee of the Company or its Subsidiaries, or adoption, amendment, modification or termination of any bonus, profit-sharing, incentive, severance, change-of-control or other similar plan for the benefit of any of directors, officers or employees of the Company or its Subsidiaries except as consistent with past practices;

          (i)    change by the Company or any of its Subsidiaries in their respective accounting methods, principles or practices, except as required by the rules and regulations of the SEC or GAAP;

          (j)    revaluation by the Company or any of its Subsidiaries of any of their assets, including, without limitation, writing down the value of deferred tax assets or writing off notes or accounts receivable other than in the ordinary course of business in amounts that are not, individually or in the aggregate, material to the business;

          (k)  labor dispute or charge of unfair labor practice which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, or to the Knowledge of the Company, any activity or proceeding by a labor union or representative thereof to organize any employee of the Company or any of its Subsidiaries or any campaign being conducted to solicit authorization from employees to be represented by such labor union;

          (l)    action or event that would have required the consent of Parent pursuant to Section 6.1 had such action or event occurred after the date of this Agreement; or

          (m)  binding commitment or promise, whether binding or not, to enter into any binding commitment relating to any of the foregoing entered into by the Company or its Subsidiaries.

        4.8    Title to Assets.    Each of the Company and its Subsidiaries has valid title to its tangible assets necessary for the conduct of its business, free and clear of any and all Liens, except (a) as reflected on the Company balance sheet as of December 31, 2002, included in the Company Financial Statements,

(b) Liens for Taxes not yet due and payable, (c) statutory Liens securing payments not yet due and (d) Liens and encumbrances set forth in Section 4.8 of the Company Disclosure Letter (collectively, "Permitted Liens").

        4.9    Real Estate.

          (a)    Owned Real Estate.    Neither the Company nor any of its Subsidiaries owns any real property.

          (b)    Rental Real Estate.    Section 4.9(b) of the Company Disclosure Letter lists all real property that is leased to, used or occupied by the Company or its Subsidiaries in connection with their business but not owned by the Company or its Subsidiaries (the "Rental Real Estate") and the leases, subleases and agreements pertaining to such Rental Real Estate (the "Leases"), correct and complete copies of which have been made available to the Parent. Assuming that the Leases have been duly and validly executed and delivered by or on behalf of the respective other party thereto, which party has the power to enter into and perform its obligations thereunder, the Leases are legal, valid, binding, enforceable and in full force and effect, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws generally affecting the rights of creditors and subject to general equity principles. Except for the Leases, there are no leases, subleases, licenses, concessions, or other agreements to which the Company or its Subsidiaries is a party, whether written or oral, granting to any Person the right of use or occupancy of any portion of the Rental Real Estate. Subject to obtaining the necessary consents set forth in Section 4.9(b) of the Company Disclosure Letter, the transactions contemplated hereby will not affect the validity, enforceability or continuity of any of the Leases.

        4.10    Intangible Assets.    (a) The Company and each of its Subsidiaries owns all right, title and interest in, or possesses valid licenses or other rights to use, all material Intangible Assets necessary to conduct its business as now conducted, free and clear of any Liens (other than Permitted Liens) and without obligation to pay any royalties or other fees with respect thereto; (b) there are no claims, demands or proceedings instituted, pending, or, to the Knowledge of the Company, threatened in writing by any Person contesting or challenging the right of the Company or its Subsidiaries to use any of their material Intangible Assets; (c) each trademark registration, service mark registration, Internet domain name registration, copyright registration and patent (collectively, "Registered Intangible Assets") which is owned by the Company or one or more of its Subsidiaries has been maintained in good standing; and any such material Registered Intangible Assets licensed to the Company or its Subsidiaries have, to the Company's Knowledge, been maintained in good standing; (d) to the Knowledge of the Company, no Person is infringing or otherwise violating the Intangible Assets of the Company or any of its Subsidiaries; (e) neither the Company nor any of its Subsidiaries is using any material Intangible Assets of any other Person without such Person's license, permission or consent; (f) neither the Company nor any of its Subsidiaries has infringed or otherwise violated, or is infringing or otherwise violating, any material Intangible Assets of any other Persons; (g) neither the Company nor any of its Subsidiaries is in material violation or in material default of any license or other agreement granting rights in respect of any Intangible Assets, including any licenses for use of software; and (h) the consummation of the Merger and the other transactions contemplated by this Agreement in accordance with the terms hereof will not impair materially the validity, enforceability, ownership or right of the Company or its Subsidiaries to use its Intangible Assets.

        4.11    Contract Matters.

          (a)    Agreements, Contracts and Commitments.    Except as set forth in the Exhibits to the Company SEC Documents filed prior to the date of this Agreement or as set forth in Section 4.11 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to, nor are their assets bound by, any Material Contract. For purposes of this Agreement, "Material Contract" means:

            (1)  any collective bargaining agreements;

            (2)  any employment or consulting agreement, contract or binding commitment providing for future compensation or payments in excess of $75,000 in any year not terminable by the Company or its Subsidiaries on thirty (30) days notice without liability, except to the extent general principles of wrongful termination or other employment law may limit the Company's or Subsidiary's ability to terminate employees at will;

            (3)  any agreement of indemnification or guaranty not entered into in the ordinary course of business with any party in excess of $125,000 individually or in the aggregate, and any agreement of indemnification or guaranty between the Company or its Subsidiaries and any of their officers, directors or employees, irrespective of the amount of such agreement or guaranty;

            (4)  any agreement, contract or binding commitment, with the exception of the Educational Approvals, containing any covenant directly or indirectly limiting the freedom of the Company or its Subsidiaries to engage in any line of business, compete with any person, or sell any product, or which, following the consummation of the Merger, would so limit Parent or the Surviving Corporation;

            (5)  any agreement, contract or binding commitment relating to the disposition or acquisition of material assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

            (6)  any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit (other than extensions of credit in the ordinary course of business from vendors);

            (7)  any Leases;

            (8)  other than in connection with the Merger and other transactions contemplated by this Agreement, any other agreement, contract or binding commitment which involves payment by the Company or its Subsidiaries of $125,000 or more in the aggregate or which cannot be terminated on thirty (30) days notice without cost or expense to the Company or its Subsidiaries;

            (9)  any agreements to register the Company's securities; or

            (10) any other agreements, contracts or binding commitments which are material to the Company or the operation of its business.

    The numerical thresholds set forth in this Section 4.11(a) shall not be deemed in any respects to define materiality for other purposes of this Agreement. The Company has provided or made available to Parent true and complete copies of all Material Contracts as amended to date.

          (b)    Performance of Contracts.    Each of the Material Contracts of the Company and its Subsidiaries and all or substantially all of the student enrollment agreements entered into by or on behalf of any of the Schools are in full force and effect and, assuming that such Material Contracts have been duly and validly executed and delivered by or on behalf of the respective other party thereto, which party has the power to enter into and perform its obligations thereunder, constitute the legal and binding obligation of the Company or its Subsidiaries and, to the Knowledge of the Company, constitute the legal and binding obligation of the other parties thereto, in each case except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws generally affecting the rights of creditors and subject to general equity principles. There are, as of the date hereof, no existing material breaches or material defaults by the Company or its Subsidiaries under any such Material Contract or all or substantially all of the student enrollment agreements, and, to the Knowledge of the Company, no event has occurred which, with the passage of time or the giving of notice or both, could be expected to constitute such a breach or default and, as of the Closing Date, there shall not be any breaches or defaults by the Company or its Subsidiaries under any such Material Contract or all or substantially all of the student enrollment agreements which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

        4.12    Insurance.    Except as set forth in Section 4.12 of the Company Disclosure Letter, all Existing Insurance Policies of the Company and its Subsidiaries are currently in full force and effect, and neither the Company nor any of its Subsidiaries has received written notice of cancellation or termination of, or material premium increase with respect to, any such Existing Insurance Policy in effect on the date hereof or within the past three years.

        4.13    Litigation.    Except as set forth on Section 4.13 of the Company Disclosure Letter, (a) there are no actions, suits, claims, litigation, or proceedings pending or, to the Knowledge of the Company, threatened in writing against the Company or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; (b) there are no such actions, suits or proceedings pending or, to the Knowledge of the Company, threatened in writing, against the Company or its Subsidiaries which question the legality or validity of the Merger and the other transactions contemplated by this Agreement; and (c) to the Knowledge of the Company, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity or Accrediting Body against the Company, its Subsidiaries or Schools that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has made available to Parent or its counsel true and complete copies of all correspondence prepared by its counsel for the Company's auditors in connection with the last three (3) completed audits of the audited Company Financial Statements and any such correspondence since the date of the last such audit.

        4.14    Taxes.    Except as set forth in Section 4.14 of the Company Disclosure Letter:

          (a)  The Company and each of its Subsidiaries has timely filed all federal, state, local and foreign returns, information statements and reports relating to Taxes ("Returns") required by applicable Tax Law to be filed by the Company and each of the Subsidiaries (taking into account any extension of time provided for under applicable Tax Law) and such Returns are complete, true and correct in all material respects. All Taxes owed by the Company or any of its Subsidiaries to a taxing authority, or for which the Company or any of its Subsidiaries is liable, whether to a taxing authority or to other Persons or entities under a Tax Agreement, as of the date hereof, have been paid and, as of the Effective Time, will have been paid. The Company has made proper accruals for Taxes on the Company Financial Statements to cover any Tax Liability of the Company and each of its Subsidiaries including any deferred tax liability, determined in accordance with GAAP, consistently applied, through the date of the Company Financial Statements. No issue has been raised in any prior tax audit of the Company or its Subsidiaries which, by application of the same or similar principles, could reasonably be expected, upon a future tax audit of the Company or its Subsidiaries to result in a proposed deficiency for any period.

          (b)  The Company and each of its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid and complied with all reporting and record maintenance requirements in connection with any amounts paid or owning to any employee, independent contractor, creditor, stockholder, or other third party.

          (c)  There is no Tax deficiency outstanding, proposed or assessed against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries executed, requested or is the beneficiary of any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

          (d)  No Tax audit or other examination of the Company or any of its Subsidiaries is presently in progress, nor, to the Knowledge of the Company, has the Company or any of its Subsidiaries been notified in writing of any request for such Tax audit or other examination.

          (e)  Neither the Company nor any of its Subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

          (f)    Neither the Company nor any of its Subsidiaries is a party to (1) any agreement with a party other than the Company or any of its Subsidiaries providing for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Return which Return includes or included the Company or any Subsidiary or (2) any Tax Agreement other than any Tax Agreement described in clause (1).

          (g)  Neither the Company nor any of its Subsidiaries (1) has been a member of an affiliated group within the meaning of Section 1504(a) of the Code (or any similar group defined under a corresponding or similar provision of state, local or foreign law) (other than the group the common parent of which was the Company), (2) has any liability for Taxes of any Person (other than any of the Company and its Subsidiaries) under Treasury Regulation §1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract or otherwise or (3) has been a member of any partnership, limited liability company, joint venture or any other entity treated as a partnership for federal income tax purposes.

          (h)  Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (1) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date; (2) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date; (3) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law); (4) installment sale or open transaction disposition made on or prior to the Closing Date; or (5) prepaid amount received on or prior to the Closing Date.

          (i)    The Company is not, has not at any time been and will not be at the Effective Time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

          (j)    The Company has not made any payments, is not obligated to make any payments and is not a party to any agreement that could obligate it to make any payments, that will not be deductible under Sections 280G or 162(m) of the Code or similar foreign law applicable to the operation of the Company's business.

          (k)  No claim has ever been made by an authority in any jurisdiction where any of the Company or its Subsidiaries, as the case may be, do not file Returns that it is or may be subject to taxation by that jurisdiction.

          (l)    There are no Liens for Taxes (other than Taxes not yet due and payable) upon the assets of the Company or any of its Subsidiaries.

          (m)  Each of Company and its Subsidiaries has disclosed on its federal Returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code or corresponding or similar provision of state, local or foreign law.

          (n)  Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

        4.15    Employee Benefits.

          (a)  Section 4.15(a) of the Company Disclosure Letter contains a list of each Company Benefit Plan (as hereinafter defined) maintained by the Company or any of its Subsidiaries. With respect to each Company Benefit Plan, the Company has delivered to Parent prior to the date hereof, a true and correct copy of (1) such Company Benefit Plan and all amendments thereto, (2) each trust agreement, insurance contract or administration agreement relating to such Company Benefit Plan, (3) the most recent summary plan description for each Company Benefit Plan for which a summary plan description is required, (4) the most recent annual report (Form 5500) filed with the IRS, (5) the most recent determination letter, if any, issued by the IRS with respect to any Company Benefit Plan intended to be qualified under section 401(a) of the Code, (6) any request for a determination currently pending before the IRS and (7) all correspondence with the Internal Revenue Service ("IRS"), the Department of Labor or the Pension Benefit Guaranty Corporation relating to any outstanding controversy. Except as set forth on Section 4.15(a) of the Company Disclosure Letter, each Company Benefit Plan complies in all material respects with ERISA, the Code and all other applicable statutes and governmental rules and regulations. At no time has the Company or any of its ERISA Affiliates (as hereinafter defined) been required to contribute to, or otherwise had any liability (including potential liability) with respect to, a plan subject to Title IV of ERISA, a plan subject to the funding requirements of Section 412 of the Code or a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA). Except as set forth in Section 4.15(a) of the Company Disclosure Letter, all IRS Forms 5500 with respect to the Company Benefit Plans have been timely filed, or will be filed as provided in Section 4.15(a) of the Company Disclosure Letter and the Company will comply with the understandings set forth therein.

          (b)  There are no actions, suits or claims pending or, to the Knowledge of the Company, threatened (other than routine claims for benefits) with respect to any Company Benefit Plan. No prohibited transactions described in Section 406 of ERISA or Section 4975 of the Code have occurred with respect to any Company Benefit Plan except those for which an exemption under Section 408 of ERISA applies. All Company Benefit Plans that are intended to be qualified under Section 401(a) of the Code are the subject of either a favorable determination letter issued by the IRS or operate under a prototype arrangement with respect to which the IRS issued a favorable opinion letter, and there is no reason why, to the Company's Knowledge, any Company Benefit Plan is not so qualified in operation. Neither the Company nor any of its ERISA Affiliates has any liability or obligation under any welfare plan to provide life insurance or medical benefits after termination of employment to any employee or dependent other than as required by Part 6 of Title I of ERISA, Section 4980B of the Code or applicable state Law.

          (c)  As used herein, (1) "Company Benefit Plan" means a "pension plan" (as defined in Section 3(2) of ERISA), a "welfare plan" (as defined in Section 3(1) of ERISA), or any bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, vacation, severance, death benefit, insurance or other plan, arrangement or understanding, in each case established, maintained or contributed to by the Company, any of its Subsidiaries or any of its ERISA Affiliates within the last six (6) years and

  (2) with respect to any person, "ERISA Affiliate" means any trade or business (whether or not incorporated) which is or within the last six (6) years was under common control or would be or have been considered a single employer with such person pursuant to Section 414(b), (c), (m) or (o) of the Code and the regulations promulgated thereunder or pursuant to Section 4001(b) of ERISA and the regulations thereunder.

          (d)  Section 4.15(d) of the Company Disclosure Letter contains a list of all (1) severance and employment agreements with officers and employees of the Company and its Subsidiaries and each ERISA Affiliate, (2) severance plans, programs and policies of the Company and its Subsidiaries with or relating to its employees and (3) plans, programs, agreements and other arrangements of the Company and its Subsidiaries with or relating to its employees which contain change of control or similar provisions. The Company has provided to Parent a true and complete copy of each of the foregoing. Each such plan is designed so that the limit described in Code Section 280G of the Code will not apply to payment made under the plan.

          (e)  The Company has complied in all material respects with all of its obligations under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the Health Insurance Portability and Accountability Act of 1996 ("HIPAA"), and will not incur any material liability in connection with benefit continuation rights under COBRA with respect to its employees or former employees or any other employees. No Plan is funded through a "welfare benefit fund" as described in Section 419(e) of the Code.

        4.16    Environmental Protection.    The Company and each of its Subsidiaries: (a) is in compliance in all material respects with applicable Environmental Laws; and (b) has not received any communication (written or oral), from a Governmental Entity or third party that alleges that the Company or any of its Subsidiaries is not in compliance in any material respect with applicable Environmental Laws.

        4.17    Labor and Employment Matters.

          (a)    Wage Claims.    There are no material claims pending before a court or administrative agency or, to the Knowledge of the Company, threatened in writing, against the Company or any of its Subsidiaries (whether under Law, under any employee agreement or otherwise) by any present or former employee of the Company or any of its Subsidiaries on account of or for: (1) overtime pay, other than overtime pay for the current payroll period; (2) wages or salaries, other than wages or salaries for the current payroll period; or (3) vacations, sick leave, time off or pay in lieu of vacation or time off, other than vacation, sick leave or time off (or pay in lieu thereof) earned in the period immediately preceding the date of this Agreement or incurred in the ordinary course of business.

          (b)    Labor or Employment Disputes.    Except as set forth in Section 4.13 of the Company Disclosure Letter: (1) there are no material claims pending before a court or administrative agency or, to the Knowledge of the Company, threatened in writing, by any Person against the Company or any of its Subsidiaries arising out of any statute, ordinance or regulation relating to unfair labor practices, discrimination, employment practices or occupational or safety and health standards; (2) there is no pending, nor has the Company or any of its Subsidiaries experienced any, dispute over labor, strike or organized work stoppage; and (3) to the Knowledge of the Company, there is no dispute over labor, strike or organized work stoppage that has been threatened in writing against the Company or any of its Subsidiaries. The Company and its Subsidiaries have on file a complete, executed I-9 form for each of their employees.

          (c)    Union Matters.    (1) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement; (2) to the Knowledge of the Company, no bona fide union organizing activities are in process or have been proposed or threatened involving any employees of the Company or any of its Subsidiaries; and (3) no petitions have been filed or, to the

  Knowledge of the Company, have been threatened in writing, or proposed to be filed, for union organization or representation of employees of the Company or any of its Subsidiaries not presently organized.

        4.18    Unlawful Payments and Contributions.    Neither the Company, any Subsidiary of the Company nor any of their respective directors, officers, employees or agents has, with respect to the businesses of the Company or its Subsidiaries, (a) used any funds for any unlawful contribution, endorsement, gift, entertainment or other unlawful expense relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee; (c) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (d) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any person or entity.

        4.19    Existing Permits, Pending Reviews and Violations of Law.    To the Knowledge of the Company, the Company, each of its Subsidiaries and each of the Schools has and has had since July 1, 1997, all licenses, permits, accreditations, certificates, approvals, exemptions, orders, franchises, qualifications, permissions, agreements and governmental authorizations required by Law or by any Educational Agency and required for the conduct of the business of the Company, its Subsidiaries and the Schools as currently conducted, except where such failure to hold such license, permit, accreditation, certificate, approval, exemption, order, franchise, qualification, permission, agreement or governmental authorization has not had and could not reasonably be expected to have a Material Adverse Impact (the "Material Existing Permits"). No action or proceeding is pending or, to the Knowledge of the Company, threatened that is reasonably likely to result in a revocation, non-renewal, termination, suspension or other material impairment of any Material Existing Permit of the Company, its Subsidiaries or the Schools, and, to the Company's Knowledge, there is no basis for non-renewal of any Material Existing Permit. (For purposes of Section 7.3(a) of this Agreement, however, "Material Existing Permit" in the immediately preceding sentence shall be defined by substituting "Material Adverse Effect on the Company" for "Material Adverse Impact" in the definition of "Material Existing Permit.") To the Knowledge of the Company, the business of the Company, its Subsidiaries and the Schools is not being and has not, since July 1, 1997, been conducted in violation of any applicable Law or Educational Agency standard, except as set forth on Section 4.19 of the Company Disclosure Letter, or except in the case that such violation could not reasonably be expected to have a Material Adverse Impact. Except as set forth in Section 4.19 of the Company Disclosure Letter, to the Knowledge of the Company, no Governmental Entity or Educational Agency has indicated to the Company, any Subsidiary of the Company or any School an intention to conduct an investigation or review with respect to the Company, any Subsidiary of the Company or any School, except in the case that (a) such review has been closed or (b) such review is a routine review pursuant to recertification before the DOE, reaffirmation of accreditation or state license renewal, which review could not reasonably be expected to have a Material Adverse Impact. To the Knowledge of the Company, since July 1, 1997, the Company, each of its Subsidiaries and each School has filed all reports, documents, information, applications and returns required to have been filed by it in order to remain in substantial compliance with the Material Existing Permits, except for such violations that could not reasonably be expected to have a Material Adverse Impact or result in the revocation, non-renewal, termination, suspension or other material impairment of any Material Existing Permit of the Company, its Subsidiaries or its Schools.

        4.20    Regulatory Matters.

          (a)    Revenue Thresholds.    For the fiscal years ended March 31, 2003, March 31, 2002, March 31, 2001, March 31, 2000, March 31, 1999 and for the first quarter of the 2003-2004 fiscal year ending June 30, 2003, and for the second quarter of the 2003-2004 fiscal year ending September 30, 2003, each Institution has had, or with respect to the fiscal year ending March 31, 2003, and the first and second quarters of the 2003-2004 fiscal year, will have, no more than ninety percent (90%) of its revenues derived from the Title IV Programs or pursuant to the Title IV

  Programs as determined in accordance with 34 C.F.R. § 600.5(d). Each Institution has not had more than eighty-five percent (85%) of its revenues so derived for any of the two (2) fiscal years prior to the fiscal year ended March 31, 1999.

          (b)    Educational Approval Matters.    To the Knowledge of the Company, each School has, and for the five (5) years prior to the date hereof had, all Educational Approvals required to conduct the business of such School as then conducted, except where failure to hold such Educational Approvals has not had and could not reasonably be expected to have a Material Adverse Impact. Section 4.20(b) of the Company Disclosure Letter lists all such Educational Approvals for each Institution and School. The Company has provided to Parent correct and complete copies of all Educational Approvals listed on Section 4.20(b) of the Company Disclosure Letter. Each Institution is certified by the DOE as an eligible institution under Title IV and is a party to, and in material compliance with, a valid program participation agreement with the DOE with respect to the operations of such Institution. To the Knowledge of the Company, since July 1, 1997, except as set forth in Section 4.20(b) of the Company Disclosure Letter, neither the Company nor any School has received any notice from any Educational Agency alleging a violation of a legal requirement, rule or regulation of the DOE or any Educational Agency or any standard of any Accrediting Body in respect of such School, including with respect to recruitment, sales and marketing activities, or the terms of any program participation agreement to which such School or the Company is or was a party that has not as of the date hereof been cured or remedied (including that no obligations or liabilities are continuing with respect to such violation) in all material respects as required by the DOE, such Educational Agency or such Accrediting Body, as applicable, or that could reasonably be expected to have a Material Adverse Impact. Section 4.20(b) of the Company Disclosure Letter contains a list of any such notice received and a description of the dispositions of such notice. Except as set forth in Section 4.20(b) to the Company Disclosure Letter, to the Knowledge of the Company, there is no pending investigation, audit or review of the Company's or any School's Student Financial Assistance Programs or any review of any Educational Approval of any School by any Governmental Entity or Accrediting Body, except in the case of a routine review pursuant to recertification before DOE, reaffirmation of accreditation or state license renewal, which review could not reasonably be expected to have a Material Adverse Impact.

          (c)    Cohort Default Rate.    Section 4.20(c) of the Company Disclosure Letter sets forth (1) the official, published cohort default rate for Federal Family Education Loan Program loans or Federal Direct Loan Program loans for each Institution, for the federal fiscal years ending September 30, 1998, September 30, 1999 and September 30, 2000; (2) the draft cohort default rates for Federal Family Education Loan Program loans or Federal Direct Loan Program loans for each Institution for the federal fiscal year ended September 30, 2001; and (3) the official cohort default rates on Federal Perkins Loans for award years 1999-2001 for each Institution which participates in such loan program. Such schedule is materially accurate in all respects.

          (d)    Student Recruiting.    Since July 1, 1997, no admissions representative, agent or any other person or entity engaged, by means of contract, employment or otherwise, in any student recruiting or admission activities or in making decisions regarding the awarding of Title IV Program funds for or on behalf of the Company, any Institution, or any School has been paid, provided or contracted for any commission, bonus or other incentive payment based directly or indirectly on success in securing enrollments or financial aid based on a policy or practice of the Company, any Institution, or any School that is in material contravention of Title IV.

          (e)    Control Matters.    To the Knowledge of the Company, except as set forth in Section 4.20(e) of the Company Disclosure Letter, since July 1, 1997, no person who exercises substantial control over the Company or any Institution (as the term "substantial control" is defined at 34 C.F.R. §600.30) exercised substantial control over another postsecondary educational institution other than the Company (whether or not participating in the Title IV Programs) or any third party servicer (as that term is defined at 34 C.F.R. §668.2) prior to or at the time they were employed by the Company. To the Knowledge of the Company, no person who has for any period since July 1, 1997, exercised substantial control over the Company or any Institution (as the term "substantial control" is defined at 34 C.F.R. §600.30) or any member or members of that person's family, alone or together, exercised, prior to or concurrent with their position of substantial control with the Company or any Institution, substantial control over an institution other than the Company or a third-party servicer that owes a liability for a violation of any requirement of the Title IV Programs. To the Knowledge of the Company, since July 1, 1997, no Institution nor any person who exercises substantial control over the Company or any Institution (as the term "substantial control" is defined at 34 C.F.R. §600.30) has pled guilty to, has pled nolo contendere to, or has been found guilty of, a crime involving the acquisition, use or expenditure of funds under the Title IV Programs or has been judicially determined to have committed fraud involving funds under the Title IV Programs. To the Knowledge of the Company, since July 1, 1997, neither the Company nor any Institution nor any Affiliate of the Company or any Institution that has the power, by contract or ownership interest, to direct or cause the direction of the management of policies of any Institution, has filed for relief in bankruptcy or has entered against it an order for relief in bankruptcy. Neither the Company nor any Institution knowlingly employs, and, since July 1, 1997 has knowingly employed, any individual or entity in a capacity that involves the administration or receipt of funds under the Title IV Programs, or knowingly contracted with any institution or third-party servicer, which has been terminated under the Higher Education Act of 1965, as amended, for a reason involving the acquisition, use or expenditure of federal, state or local government funds, or has been convicted of, or has pled nolo contendere or guilty to, a crime involving the acquisition, use or expenditure of federal, state or local government funds, or has been administratively or judicially determined to have committed fraud or any other material violation of law involving federal, state or local government funds. No institution not then a School or Affiliate of the Company (whether or not participating in the Title IV Programs) or any third-party servicer (as that term is defined at 34 C.F.R. 668.2) is, or since July 1, 1997 has been, administered commonly, jointly or in conjunction with the Company or any School, and no other institution or organization not then a School or Affiliate of the Company has provided educational services on behalf of the Company or any School, except for instruction provided under clinical affiliations. Neither the Company, any Campus nor any School provides, or since July 1, 1997, has provided, any Title IV eligible educational instruction on behalf of any other institution or organization of any sort.

          (f)    Recruitment; Admissions Procedures; Attendance Reports.

            (1)  The Company has provided to Parent or will provide to Parent upon request, accurate copies of all policy manuals and other material statements of procedures or instructions currently in effect relating to (A) recruitment of students for each School, including procedures for assisting in the application by prospective students for direct or indirect funding under Student Financial Assistance Programs; (B) admissions procedures, including any descriptions of procedures for insuring compliance with Law or Accrediting Body requirements and standards applicable to such procedures; (C) procedures for encouraging and verifying attendance, minimum required attendance policies, and other relevant criteria relating to course performance requirements and completion and (D) procedures for processing, disbursing and returning Student Financial Assistance Program Funds (collectively, the "Policy Guidelines").

            (2)  To the Knowledge of the Company, the operations of the Company and each School have been conducted in accordance with the Policy Guidelines and all relevant standards and requirements imposed by applicable Accrediting Bodies, and other agencies administering any

    Student Financial Assistance Programs in which the Company or any School participates, except for such failures to comply that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Impact.

            (3)  Since July 1, 1997, the Company, its Subsidiaries and its Schools have submitted all reports, audits, and other information, whether periodic in nature or pursuant to specific requests, for the Company and each School to all Educational Agencies, Governmental Entities or other entities with which such filings are required in order to be in compliance in all material respects with (A) applicable accreditation standards and requirements, (B) legal requirements governing programs pursuant to which such School or its students receive student financial assistance, and (C) all articulation agreements between the Company or such School and degree granting colleges and universities in effect as of the date hereof.

            (4)  Except as set forth in section 4.20(f)(4) of the Company Disclosure Letter, since July 1, 1997, all or substantially all grants and loans pursuant to any Student Financial Assistance Program have been calculated and made by the Company and its Schools in material compliance with Laws and all disbursements and record keeping relating thereto have been completed by the Company and the Schools, in material compliance with Law, and there are no material deficiencies in respect thereto.

          (g)    Educational Approvals.

            (1)  Each School currently offers educational instruction at the sites, buildings and facilities listed on Part I of Section 4.20(g)(1) of the Company Disclosure Letter, except that the Company does not list any sites at which its students participate in clinical affiliations. Part II of Section 4.20(g)(1) of the Company Disclosure Letter includes a correct and complete list of the full address of any site, building, or facility of any sort other than as listed on Part I of Section 4.20(g)(1) of the Company Disclosure Letter at which either the Company or any School since July 1, 1997 has offered fifty percent (50%) or more of an educational program for which students received Title IV Program assistance, and the dates during which such educational program was provided at each such site, building, or facility. For purposes of this Agreement, the sites, buildings and facilities listed on Section 4.20(g)(1) of the Company Disclosure Letter will be referred to individually as a "Campus" and collectively as "Campuses." Except as set forth in Section 4.20(g)(1) of the Company Disclosure Letter, the Company, its Subsidiaries and its Schools do not provide and since July 1, 1997, have not provided fifty percent (50%) or more of any educational program for which students received Title IV Program assistance to any student at any site, building, or facility other than at the Campuses.

            (2)  Section 4.20(g)(2) of the Company Disclosure Letter is a complete and correct list of each eligible institution as defined by the DOE operated by the Company and its Subsidiaries since July 1, 1997, with each Campus identified as a main campus or additional location, as applicable, and with applicable Office of Postsecondary Education Identification Numbers.

            (3)  The Company, its Subsidiaries and its Schools have received and maintained without interruption all necessary Educational Approvals for each School's and Campus' operations and receipt of all Student Financial Assistance Program funds since July 1, 1997, except where such interruption could not reasonably be expected to have a Material Adverse Effect on the Company.

            (4)  The Company, its Subsidiaries and its Schools have received and maintained without interruption since July 1, 1997, all necessary Educational Approvals for each School and Campus to offer each educational program the School or Campus has offered and offers, and to offer Student Financial Assistance Program funds to the students enrolled in each such educational program, except where such interruption could not reasonably be expected to have a Material Adverse Effect on the Company.

          (h)    Delivery of Documents.    The Company has provided to Parent true and complete copies of all material correspondence (excluding general correspondence routinely sent to or received from the DOE or any Accrediting Body) received from or sent by or on behalf of the Company or any School to the DOE, any Educational Agency or any Accrediting Body to the extent such correspondence (1) was sent or received within the past three (3) years or prior thereto if such correspondence relates to any issue which remains pending, and (2) relates to (A) any audits, program reviews, investigations or site visits conducted by the DOE, any state licensing agency or any guaranty agency reviewing compliance by the Company or any School with the statutory, regulatory or other requirements of the Title IV Programs; (B) any written notice of an intent to limit, suspend, terminate, revoke, cancel, not renew or condition any Educational Approval of the Company or any School; (C) any written notice of an intent or threatened intent to condition the provision of Title IV Program funds to the Company or any School on the posting of a letter of credit or other surety in favor of the DOE or any documentation reflecting that such letter of credit is or was posted; (D) any written notice of an intent to provisionally certify the eligibility of any School to participate in the Title IV Programs or a copy of such a Provisional Program Participation Agreement; (E) the placement or removal of any School on or from the reimbursement or cash monitoring method of payment under the Title IV Programs and (F) any matter or proceeding disclosed in Section 4.19, 4.20 or 4.21 of the Company Disclosure Letter.

          (i)    The Company has provided or made available the financial statements submitted to the DOE on behalf of the Schools.

        4.21    Financial Assistance Programs.

          (a)  Section 4.21(a) of the Company Disclosure Letter lists each Student Financial Assistance Program pursuant to which student financial assistance, grants or loans are provided to or on behalf of any School's students.

          (b)  To the Knowledge of the Company, since July 1, 1997, the Company and each of the Schools have been and are in material compliance with any and all Laws relating to any form of Student Financial Assistance Program funds, except where failure to so comply would not have a Material Adverse Impact.

          (c)  Each Institution or the Company, as measured by DOE, had a "composite score" of at least 1.5 for its most recent fiscal year, as calculated in accordance with 34 C.F.R. § 668.172. Except as set forth in Section 4.21(c) of the Company Disclosure Letter, the Institutions are and have been financially responsible in accordance with the provisions of 34 C.F.R. §§ 668.171-175 and any predecessor regulations for the last five (5) years.

          (d)  Except as set forth in Section 4.21(d) of the Company Disclosure Letter, since July 1, 1997, neither the Company nor any Institution or School, as applicable, has received notice from the DOE or any other Educational Agency that either the Company or any School or Institution, as applicable, lacked financial responsibility or administrative capability for any period under the Law or standards in effect in such period.

          (e)  Except as set forth in Section 4.21(e) of the Company Disclosure Letter, since July 1, 1997, neither the Company nor any Institution or School, as applicable, have received notice of a request by any Educational Agency or other Governmental Entity that any Institution, School or Campus post a letter of credit or other form of surety for any reason, including any request for a letter of credit based on late refunds pursuant to 34 C.F.R. § 668.173, 34 C.F.R. § 668.15 or any predecessor regulation.

        4.22    Transactions with Affiliates.    Except as set forth in the Company SEC Documents as disclosed under the caption "Certain Relationships and Related Transactions" in its Proxy Statement on Schedule 14A, dated July 15, 2002 or in Section 4.22 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any transactions with any director, executive officer or other Affiliates or any member of such person's "Family" (as defined below) of a type that would be required to be disclosed in the Company SEC Documents pursuant to Item 404 of Regulation S-K of the SEC, and neither the Company nor any of its Subsidiaries has any existing binding commitments to engage in any such transactions with any of such persons in the future. For purposes of this definition, the "Family" of an individual includes (a) such individual, (b) the individual's spouse, siblings, or ancestors, (c) any lineal descendant of such individual, or their siblings, or ancestors, or (d) a trust for the benefit of the foregoing.

        4.23    Vote Required.    The affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote with respect to the Merger is the only vote of the holders of any class or series of the Company's capital stock necessary to approve the Merger and this Agreement.

        4.24    Board Approval.    The Board of Directors of the Company has, on or prior to the date hereof, unanimously approved this Agreement, the Merger and the other transactions contemplated hereby and has determined to recommend to Stockholders that they approve the Merger.

        4.25    Restrictions on Business Activities.    To the Knowledge of the Company, except as set forth in Section 4.25 of the Company Disclosure Letter, there is no judgment, injunction, order or decree binding upon the Company or its Subsidiaries or their properties (including, without limitation, their Intangible Assets) which has or could reasonably be expected to have the effect or prohibiting of materially impairing the conduct of any business by the Company or any of its Subsidiaries.

        4.26    Change of Control Payments.    Except as set forth in any Company Option Plan or in Section 4.26 of the Company Disclosure Letter, and except as contemplated by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the Merger and other transactions contemplated hereby will: (a) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of the Company or its Subsidiaries from the Company or its Subsidiaries or Parent or the Surviving Corporation, under any Company Benefit Plan or otherwise, (b) materially increase any benefits otherwise payable under any Company Benefit Plan, (c) result in the acceleration of the time of payment or vesting of any such benefits, (d) create a right to receive payments upon a subsequent termination of employment, (e) result in the acceleration of the time of payment of any of the Company's accounts payable or (f) result in a "change in control" under, require the consent from or the giving of notice to a third party pursuant to, or accelerate the rights under, any contract to which the Company or its Subsidiaries is a party.

        4.27    Governmental Approvals.    No permission, approval, determination, consent or waiver by, or any declaration, filing or registration with, any Governmental Entity or Educational Agency is required by the Company in connection with the execution and delivery of this Agreement by the Company, the consummation by the Company of the Merger or the other transactions contemplated by this Agreement or the Surviving Corporation's ability to continue to conduct the business of the Company consistent with the Company's historical ordinary course of business except for: (a) the approvals or filings in connection with (1) the HSR Act as described in Section 7.1(a), (2) the Securities Act, including, without limitation, filing of the Proxy Statement/Prospectus with the SEC, (3) the Exchange Act, (4) the securities and blue sky Laws of various states, (5) the rules and regulations of the Stock Market and AMEX, (6) the rules and regulations of the DOE and (7) the rules and regulations of the Educational Agencies listed in Section 4.27 of the Company Disclosure Letter; (b) the filing of the Articles of Merger as described in this Agreement; and (c) such permissions, approvals, determinations, consents, waivers, declarations, filings, or registrations that, if not obtained could not, individually or in the aggregate, have a Material Adverse Effect on the Company or materially impair the Company's ability to consummate the Merger and the other transactions contemplated hereby.

        4.28    Educational Agency Approval.    To the Company's Knowledge, there exists no fact or circumstance attributable to the Company, any Subsidiary or any School which could reasonably be expected to have a negative impact on Parent's ability to obtain any authorization, consent or similar approval from the DOE or any other Governmental Entity or Accrediting Body whose authorization, consent or similar approval is contemplated in connection with this Agreement, including, without limitation, any authorization, consent or similar approval which must be obtained preceding or following the Closing from the DOE or any Educational Agency in order to continue the operations of the Schools as presently conducted.

        4.29    Registration Statement; Proxy Statement/Prospectus.    The information supplied by the Company for inclusion in the Parent's registration statement on Form S-4, which shall include the Proxy Statement/Prospectus, pursuant to which the issuance of the shares of Parent Common Stock to be issued to Stockholders in the Merger will be registered under the Securities Act (the "Registration Statement"), shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements included therein not misleading.

        4.30    Tax Treatment.    The Company has no Knowledge of any reason why the Merger will, and has not taken or agreed to take any action that could cause the Merger to, fail to qualify as a "reorganization" under Section 368(a) of the Code.

        4.31    Opinion of Financial Advisor.    The Company has received the written opinion of the Financial Advisor, to the effect that, as of March 26, 2003, the Merger Consideration to be received by the Stockholders, based upon and subject to the assumptions and limitations set forth in such opinion, is fair to the Stockholders from a financial point of view. The Company shall promptly after the date hereof deliver a copy of such opinion to Parent.

        4.32    Brokers' and Finders' Fees.    Except for fees to be paid to the Financial Advisor, the Company has not incurred any brokers', finders' or any similar fee in connection with the transactions contemplated by this Agreement. The Company has previously delivered a true and complete copy of the agreement with the Financial Advisor to the Parent.

        4.33    No Pending Acquisitions.    Except for this Agreement and the Confidentiality Agreements dated June 26, 2002 and March 17, 2003 between Parent and the Company (together, the "Confidentiality Agreements"), neither the Company nor its Subsidiaries is a party to or bound by any agreement, undertaking or commitment with respect to the acquisition of the capital stock or assets of another Person.

        4.34    Takeover Laws.    The Company has taken all action required to be taken by it in order to exempt this Agreement, the Merger and the Voting Agreement (as defined below) and the other transactions contemplated hereby and under the Voting Agreement from, and this Agreement, the Merger and the Voting Agreement and the transactions contemplated hereby and under the Voting Agreement are exempt from, the requirements of any and all "moratorium," "control share," "fair price," "affiliate transaction," "control transaction," "business combination" or other anti-takeover Laws and regulations of the State of Florida (including, without limitation, Sections 607.0901 and 607.0902 of the FBCA) or of any other State (collectively, "Takeover Laws").

        4.35    Affiliate Agreements.    Section 4.35 of the Company Disclosure Letter sets forth each Stockholder that is or is reasonably likely to be, as of the date hereof, deemed to be an Affiliate of the Company, and the Company has delivered to Parent executed agreements, dated as of the date hereof, in the form attached hereto as Exhibit 4.35 (an "Affiliate Letter") for each such Person.

        4.36    Voting Agreement.    The Company has delivered to Parent, a voting agreement, in the form attached as Exhibit 4.36 hereto from each of Philip Frost, M.D., Frost-Nevada Investments Trust, Richard Pfenniger, Jr. and Fernando Fernandez (the "Voting Agreement"). The Board of Directors of the Company has, on or prior to the date hereof, unanimously approved the Voting Agreement and the transactions contemplated thereby.

        4.37    Disclosure.    No representation or warranty by the Company in this Agreement and no statement contained in the Company Disclosure Letter or any certificate or document delivered by the Company to Parent pursuant to this Agreement, contains any untrue statement of a material fact or omits any material fact necessary to make the statements herein or therein not misleading when taken together in light of the circumstances in which they were made.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Parent and Merger Sub represent and warrant to the Company, subject only to the exceptions specifically disclosed in writing in the disclosure letter dated as of the date hereof, certified by a duly authorized officer of Parent, in his capacity as such, and delivered to the Company by Parent pursuant to, and as an integral part of, this Agreement (the "Parent Disclosure Letter"), which specifically identifies the Section and subsection numbers hereof to which the disclosures pertain, as follows:

        5.1    Organization; Business.

          (a)    Organization.    Each of Parent and Merger Sub is a corporation duly and validly organized and existing under the Laws of the jurisdiction of its incorporation and is qualified to do business as a foreign corporation and in good standing in the jurisdictions where the ownership or leasing of property or the conduct of its business requires qualification as a foreign corporation by Parent except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect on Parent.

          (b)    Powers.    Each of Parent and Merger Sub has all requisite corporate power and authority to carry on its business as it is now conducted and to own, lease, and operate its current assets and properties.

        5.2    Capitalization.

          (a)    Capital Stock.    The authorized capital stock of Parent consists of (1) 150,000,000 shares of Parent Common Stock, of which 46,265,312 shares are issued and outstanding as of March 24, 2003 and (2) 1,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are issued and outstanding as of the date hereof. The Company has reserved 10,000 shares of Series A Preferred Stock for issuance in connection with the Parent Rights Plan. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, of which 100 are issued and outstanding and held by Parent.

          (b)    Listings.    Parent Common Stock is listed for trading on the Stock Market. Except as set forth in the preceding sentence, Parent's securities are not listed or quoted, for trading on any U.S. domestic or foreign securities exchange.

          (c)    Validly Issued.    The shares of Parent Common Stock to be issued pursuant to the Merger have been duly authorized and, upon issuance, will be validly issued, fully paid and non-assessable.

        5.3    Authorization; Enforceability.    The execution, delivery and performance by Parent and Merger Sub of this Agreement are within the corporate power and authority of each of Parent and Merger Sub and, subject to the provisions hereof, have been duly authorized by the Board of Directors of each of Parent and Merger Sub. Except for the filing of the Articles of Merger, no other corporate proceeding or action on the part of Parent and Merger Sub (including, without limitation, the approval of any class of security holder of Parent) is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby. Assuming that such documents have been or will be duly and validly executed and delivered by or on behalf of the respective other party thereto, which party has the power to enter into and perform its obligations thereunder, this Agreement is, and the other documents and instruments required by this Agreement to be executed and delivered by Parent and Merger Sub will be, when executed and delivered by Parent and Merger Sub, the valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their respective terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws generally affecting the rights of creditors and subject to general equity principles.

        5.4    No Violation or Conflict.    Subject to the receipt of the clearance or expiration or termination of the waiting period described in Section 7.1(a) and the approvals described in Section 7.1(b), the execution and delivery of this Agreement by Parent and Merger Sub and all documents and instruments required by this Agreement to be executed and delivered by Parent or Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby and Parent's and Merger Sub's compliance with the provisions hereof will not, (a) result in any violation of any provision of the Certificate of Incorporation or Bylaws of Parent or any of its Subsidiaries, (b) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, any contract of the Parent or its Subsidiaries, or result in the creation of any Lien upon any of the properties or assets of parent or its Subsidiaries other than Permitted Liens, (c) violate any Existing Permits of Parent or its Subsidiaries or the Schools or any Law applicable to Parent or its Subsidiaries or the Schools or their properties or assets, or (d) violate any standard or requirement of any Educational Agency of any of the Schools of Parent or its Subsidiaries, other than, in the case of clauses (b), (c) and (d), any such violations, defaults, rights, losses or Liens that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Parent or could not reasonably be expected to affect adversely the ability of Parent to consummate the Merger and the other transactions contemplated by this Agreement.

        5.5    SEC Reports.    Parent has filed with the SEC all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 2000 under the Exchange Act or the Securities Act (as such documents have been amended since the time of their filing, collectively, the "Parent SEC Documents"). As of their respective dates or, if amended prior to the date hereof, as of the date of the last such amendment, the Parent SEC Documents, including, without limitation, any financial statements or schedules included therein (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, at such time of filing. As of the date hereof, there are no amendments or modifications to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act or any other agreements, documents or other instruments, which have not yet been filed with the SEC but which are or will be required to be filed by Parent. Except as set forth in Section 5.5 of the Parent Disclosure Letter, to the Knowledge of Parent (x) there exist no outstanding SEC comments with respect to any of the Parent SEC Documents and (y) there are no SEC inquiries or investigations, other inquiries or investigations by any Governmental Entity or internal investigations pending or threatened, in each case regarding any accounting practices of Parent or any of its Subsidiaries.

        5.6    Parent Financial Statements.

          (a)    Parent Financial Statements.    The Parent Financial Statements comply in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). The Parent Financial Statements fairly present in all material respects the consolidated financial condition of Parent and its Subsidiaries as of the date set forth on each of such Parent Financial Statements and the consolidated results of operations and cash flows of Parent and its Subsidiaries for the periods indicated on each of the Parent Financial Statements.

          (b)    Liabilities.    Except (1) for normal or ordinary recurring liabilities incurred in the ordinary course of business consistent with past practice, (2) for liabilities incurred in connection with this Agreement or (3) for liabilities set forth on the December 31, 2002 balance sheet, including the notes thereto, included in the Parent Financial Statements, since December 31, 2002, the Parent has not incurred any liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) that either (A) would be required to be reflected or reserved against in a balance sheet of the Parent, prepared in accordance with GAAP as applied in preparing the December 31, 2002 balance sheet included in the Parent Financial Statements, or (B) could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Parent.

        5.7    Governmental Approvals.    No permission, approval, determination, consent or waiver by, or any declaration, filing or registration with, any Governmental Entity or Educational Agency is required by Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Merger or the other transactions contemplated by this Agreement, except for: (a) the approvals or filings in connection with the (1) HSR Act as described in Section 7.1(a), (2) the Securities Act (including, without limitation, filing of the Proxy Statement/Prospectus with the SEC), (3) the Exchange Act (including, without limitation, filing a Current Report on Form 8-K with the SEC), (4) the securities and blue sky Laws of various states, (5) the rules and regulations of the Stock Market, (6) the rules and regulations of the DOE and (7) the rules and regulations of the Educational Agencies listed in Section 5.7 of the Parent Disclosure Letter; (b) the filing of the Articles of Merger as described in this Agreement; and (c) such permissions, approvals, determinations, consents, waivers, declarations, filings, or registrations that, if not obtained could not, individually or in the aggregate, have a Material Adverse Effect on Parent, or materially impair Parent's or Merger Sub's ability to consummate the Merger and the other transactions contemplated hereby.

        5.8    Registration Statement; Proxy Statement/Prospectus.    The information supplied by Parent for inclusion in the Registration Statement, shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements included therein not misleading.

        5.9    Tax Treatment.    Parent has no Knowledge of any reason why the Merger will, and has not taken or agreed to take any action that could cause the Merger to, fail to qualify as a "reorganization" under Section 368(a) of the Code.

        5.10    Operations of Merger Sub.    Merger Sub is a direct, wholly-owned subsidiary of Parent, was formed solely for the purpose of engaging in the Merger and the other transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

        5.11    Absence of Certain Changes.    Since December 31, 2002, Parent has conducted its business in a manner consistent with past practice and there has not been any:

          (a)  Material Adverse Effect experienced by the Parent;

          (b)  transactions by the Parent or its Subsidiaries outside the ordinary course of business of the Parent or its Subsidiaries which could reasonably be expected to result in a Material Adverse Effect on Parent, except for the transactions disclosed in the Parent SEC Documents or contemplated by this Agreement or acquisitions for which the total consideration paid by Parent did not exceed $300,000,000;

          (c)  declaration or payment of any dividend or any distribution in respect of the capital stock of the Parent or any direct or indirect redemption, purchase or other acquisition of any such stock by the Parent;

          (d)  payments to any stockholder of Parent, except pursuant to arrangements disclosed in the Parent SEC Reports or in connection with transactions in the ordinary course of business upon commercially reasonable terms consistent with past practice of the Parent;

          (e)  material change by the Parent or any of its Subsidiaries their respective accounting methods, principles or practices applied in preparation of the Parent Financial Statements, except as required by the rules and regulations of the SEC or GAAP; or

          (f)    binding commitment or promise, whether binding or not, to enter into any binding commitment relating to any of the foregoing entered into by the Parent or its Subsidiaries.

        5.12    Litigation.    Except as set forth in Section 5.12 of the Parent Disclosure Letter:, (a) there are no actions, suits, claims, litigation, or proceedings pending or, to the Knowledge of Parent, threatened in writing against Parent or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent; (b) there are no actions, suits or proceedings pending or, to the Knowledge of the Parent, threatened in writing, against the Parent or its Subsidiaries which question the legality or validity of the Merger and the other transactions contemplated by this Agreement; and (c) to the Knowledge of Parent, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity or Accrediting Body against Parent, its Subsidiaries or their Schools that could be expected to have, individually or in the aggregate, a Material Adverse Effect on the Parent.

        5.13    Existing Permits and Violations of Law.    Parent, each of its Subsidiaries and each of its Schools has and has had since July 1, 1997, all licenses, permits, accreditations, certificates, approvals, exemptions, orders, franchises, qualifications, permissions, agreements and governmental authorizations required by Law or by any Educational Agency and material to the business of Parent on a consolidated basis together with its Subsidiaries and its Schools. No action or proceeding is pending or, to the Knowledge of Parent, threatened that is reasonably likely to result in a revocation, non-renewal, termination, suspension or other material impairment of any Existing Permits which are material to the business of Parent on a consolidated basis together with its Subsidiaries and its Schools, and, to Parent's Knowledge, there is no basis which could be reasonably expected to cause non-renewal of any such material Existing Permit. The business of Parent, its Subsidiaries and its Schools is not being and has not, since July 1, 1997, been conducted in violation of any applicable Law or Educational Agency requirement or Accrediting Body standard, except as set forth on Section 5.13 of the Parent Disclosure Letter, or except in the case that such violation could not be reasonably expected to have a Material Adverse Effect on Parent. No Educational Agency or Governmental Entity currently is conducting an investigation of Parent, any of its Subsidiaries or any of its Schools, and no Educational Agency or

Governmental Entity has indicated in writing to Parent, any of its Subsidiaries or any of its Schools an intention to conduct an investigation or review with respect to Parent, any of its Subsidiaries or any School, except in the case that (a) such review has been closed, (b) such review is described in Section 5.13 of the Parent Disclosure Letter, or (c) such review is a routine review, pursuant to recertification before DOE, reaffirmation of accreditation or state license renewal, which review could not reasonably be expected to have a Material Adverse Effect on Parent.

        5.14    Revenue Thresholds.    For the fiscal year ended December 31, 2002, each Parent Institution had no more than ninety percent (90%) of its revenues derived from the Title IV Programs or pursuant to the Title IV Programs as determined in accordance with 34 C.F.R. § 600.5(d).

        5.15    Control Matters.    To the Knowledge of Parent, since July 1, 1997, no person who exercises substantial control over Parent or any Institution (as the term "substantial control" is defined at 34 C.F.R. §600.30) exercised substantial control over another postsecondary educational institution other than Parent or any Institution (whether or not participating in the Title IV Programs) or any third party servicer (as that term is defined at 34 C.F.R. §668.2) prior to or at the time they were employed by Parent or any Institution. To the Knowledge of Parent, no person who has for any period since July 1, 1997, exercised substantial control over Parent or any Institution (as the term "substantial control" is defined at 34 C.F.R. §600.30) or any member or members of that person's family, alone or together, exercised, prior to or concurrent with their position of substantial control with Parent or any Institution, substantial control over an institution other than Parent or any Institution or a third-party servicer (prior to or during the period such person exercised substantial control over Parent or any Institution) that owes a liability for a violation of any requirement of the Title IV Programs. To the Knowledge of Parent, since July 1, 1997, no Institution nor any person who exercises substantial control over Parent or any Institution (as the term "substantial control" is defined at 34 C.F.R. §600.30) has pled guilty to, has pled nolo contendere to, or has been found guilty of, a crime involving the acquisition, use or expenditure of funds under the Title IV Programs or has been judicially determined to have committed fraud involving funds under the Title IV Programs. To the Knowledge of Parent, since July 1, 1997, neither Parent nor any Institution nor any Affiliate of Parent or any Institution that has the power, by contract or ownership interest, to direct or cause the direction of the management of policies of any Institution, has filed for relief in bankruptcy or has entered against it an order for relief in bankruptcy. Neither Parent nor any Institution knowingly employs, and, since July 1, 1997 has knowingly employed, any individual or entity in a capacity that involves the administration or receipt of funds under the Title IV Programs, or knowingly contracted with any institution or third-party servicer, which has been terminated under the Higher Education Act of 1965, as amended, for a reason involving the acquisition, use or expenditure of federal, state or local government funds, or has been convicted of, or has pled nolo contendere or guilty to, a crime involving the acquisition, use or expenditure of federal, state or local government funds, or has been administratively or judicially determined to have committed fraud or any other material violation of law involving federal, state or local government funds. No Institution not then a School or Affiliate of Parent (whether or not participating in the Title IV Programs) or any third-party servicer (as that term is defined at 34 C.F.R. 668.2) is, or since July 1, 1997 has been, administered commonly, jointly or in conjunction with Parent or any School, and no other institution or organization not then a School or Affiliate of Parent has provided educational services on behalf of Parent or any of its Schools, except instruction provided under clinical affiliations. Neither Parent nor any School provides, or since July 1, 1997, has provided, any Title IV eligible educational instruction on behalf of any other institution or organization of any sort.

        5.16    Educational Agency Approval.    To Parent's Knowledge, there exists no fact or circumstance attributable to Parent or Merger Sub or their Affiliates which could reasonably be expected to have a negative impact on Parent's ability to obtain any authorization, consent or similar approval from the DOE or any other Governmental Entity or Accrediting Body whose authorization, consent or similar approval is contemplated in connection with this Agreement, including, without limitation, any authorization, consent or similar approval which must be obtained preceding or following the Closing from the DOE or any Educational Agency in order to continue the operations of the Schools as presently conducted.

        5.17    Brokers' and Finders' Fees.    Neither Parent nor Merger Sub has incurred any brokers', finders' or any similar fee in connection with the transactions contemplated by this Agreement.

        5.18    Disclosure.    No representation or warranty by Parent in this Agreement and no statement contained in the Parent Disclosure Letter or any certificate or document delivered by Parent to the Company pursuant to this Agreement, contains any untrue statement of a material fact or omits any material fact necessary to make the statements herein or therein not misleading when taken together in light of the circumstances in which they were made.

ARTICLE 6

COVENANTS AND AGREEMENTS

        6.1    Conduct of Business by the Company.    During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Effective Time, the Company agrees, except as set forth in Section 6.1 of the Company Disclosure Letter or to the extent that Parent shall otherwise consent in writing, and to cause each of its Subsidiaries to, carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay timely its debts and Taxes, subject to good faith disputes over such debts or Taxes, and on the same payment terms such debts and taxes have historically been paid, to collect its receivables in the same manner and on the same terms such receivables have historically been collected, to timely pay or perform other material obligations when due, and to use all commercially reasonable efforts consistent with past practices and policies to preserve intact the Company's present business organizations, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with the Company and its Subsidiaries, to the end that the Company's goodwill and ongoing businesses be unimpaired at the Effective Time. The Company shall promptly notify Parent of any material event or occurrence not in the ordinary course of business of the Company. Except as required by Law or GAAP or the rules and regulations of AMEX or as expressly provided for by this Agreement or as set forth in Section 6.1 of the Company Disclosure Letter, the Company shall not, and shall cause its Subsidiaries not to, prior to the Effective Time or earlier termination of this Agreement pursuant to its terms, without the prior written consent of Parent:

          (a)  except as required by this Agreement or the Company Benefit Plans, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under the Company Benefit Plans or authorize cash payments in exchange for any options granted under any of such plans;

          (b)  enter into any partnership agreements, joint development agreements or strategic alliance agreements;

          (c)  increase the pay or other compensation or grant any severance or termination pay (1) to any executive officer (other than for the CEO and CFO normal pay increases for the Company's fiscal year commencing April 1, 2003 in an amount not to exceed, in each case, five percent (5%) of the current salaries, as determined by the Company's Compensation Committee), or director, or (2) to any other employee, except payments made in connection with the termination of employees who are not executive officers pursuant to written agreements in effect or policies or practices existing, on the date hereof and as disclosed in Section 4.26 of the Company Disclosure Letter or

  pay increases that, in the aggregate, are consistent with the policies and practices in effect during the Company's last fiscal year;

          (d)  adopt or amend (other than ministerial or administrative amendments) any Company Benefit Plan, including, but not limited to (but without limiting the generality of the foregoing), the adoption or amendment (other than ministerial or administrative amendments) of any stock purchase or option plan or the entering into of any employment contract not in the ordinary course of business;

          (e)  transfer or license to any person or entity or otherwise extend, materially amend or modify any rights to its material Intangible Assets;

          (f)    without first consulting with Parent, commence any litigation other than (1) for the routine collection of bills, or (2) in such cases where the Company in good faith determines that failure to commence suit could result in the material impairment of a valuable aspect of the Company's business;

          (g)  declare or pay any dividends on or make any other distributions (other than distributions to the Company), whether in cash, stock or property, in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company;

          (h)  redeem, repurchase or otherwise acquire, directly or indirectly, recapitalize or reclassify any shares of its capital stock;

          (i)    issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class or securities convertible into, or subscriptions, rights, warrants or options to acquire, or enter into other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of Company Common Stock pursuant to the exercise of Existing Options to acquire Company stock options outstanding as of the date of this Agreement;

          (j)    cause, permit or propose any amendments to its Articles of Incorporation or Bylaws, or amend any Material Contract;

          (k)  sell, lease to any third party, license to any third party, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to its business, except in the ordinary course of business consistent with past practice, or liquidate, in whole or in part;

          (l)    incur any indebtedness for borrowed money (in the aggregate) (other than ordinary course trade payables or pursuant to existing credit facilities in the ordinary course of business) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire debt securities of the Company or guarantee any debt securities of others;

          (m)  revalue any assets, including, without limitation writing down the value of inventory, writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice or as required by GAAP or waiving any right of material value;

          (n)  pay, discharge or satisfy in an amount in excess of $100,000 (in any one case) or $250,000 (in the aggregate), any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), including, without limitation, under any employment contract or with respect to any bonus or special remuneration, other than the payment, discharge or satisfaction in the ordinary course of business of liabilities of the type reflected or reserved against in the Company balance sheet dated as of December 31, 2002 included in the Company Financial Statements, provided, however, that Parent shall not unreasonably withhold or delay its consent to a request hereunder from Company to act consistent with the Company's historical practices;

          (o)  make or change any election in respect of Taxes, adopt or change in any respect any accounting method in respect of Taxes, file any amendment to a Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

          (p)  make any material change to accounting policies or procedures, except as may be required by GAAP or applicable Law;

          (q)  enter into any Material Contract other than in the usual, regular and ordinary course of business consistent with past practices and policies or into any transaction or agreement which would have been required to be disclosed under Section 4.22 of the Company Disclosure Letter, or make a payment to any Stockholder under any arrangement not disclosed in the Company SEC documents identified in Section 4.22 hereof or Section 4.22 of the Company Disclosure Letter as of the date hereof;

          (r)  amend or terminate any of its Existing Insurance Policies, except if such policies are concurrently replaced with comparable insurance policies;

          (s)  other than consistent with past practice, make any changes with respect to the tuition, fees, program duration or curricula of any of the programs offered by any School;

          (t)    hire, fire (other than for cause) or change the responsibilities or work location of any employee or prospective employee whose annual compensation is greater than $125,000 or whose employment cannot be terminated by it on thirty (30) days notice without liability; provided, however, that Parent shall not unreasonably withhold or delay its consent to any request by Company hereunder;

          (u)  make any capital expenditure either involving more than $250,000, individually (in which case Parent shall not unreasonably withhold or delay its consent to a request hereunder from Company to act consistent with the Company's current business plan provided to Parent prior to the date hereof), or outside the Company's business plan or the ordinary course of business; or

          (v)  take, or agree in writing or otherwise to take, any of the actions described above, or any other action which could cause or could be reasonably likely to cause any of the conditions to the Merger, not to be satisfied.

        6.2    Conduct of Business by Parent.    Except as expressly provided for by this Agreement, from and after the date of this Agreement and until the earlier of the termination of this Agreement or the Effective Time, Parent shall: (a) carry on its business in the usual, regular and ordinary course substantially in the same manner as heretofore carried on, (b) not knowingly do any act or omit to do any act that could result in a breach of any representation, warranty or covenant of Parent set forth in this Agreement, (c) not take any action that could reasonably be expected to cause any of the conditions to the Merger not to be satisfied and (d) not enter into any agreement, arrangement or understanding with respect to any of the foregoing.

        6.3    Access.    Subject to the provisions of the Confidentiality Agreements, from and after the date of this Agreement and until the earlier of the termination of this Agreement or the Effective Time, upon reasonable request, the Company shall afford to Parent and Parent's agents, accountants, officers, employees, attorneys and other authorized advisers and representatives reasonable access, during normal business hours, to its properties, facilities, books, records, financial statements and other documents and materials relating to its financial condition, assets, liabilities and business. In addition and subject to the terms and conditions of the Confidentiality Agreements, during such time period, the Company shall confer and consult with representatives of Parent to report on operational matters, financial matters and the general status of ongoing business operations of the Company. From time to time after the date of this Agreement and until the earlier of the termination of this Agreement or the

Effective Time the Company shall furnish promptly to Parent a copy of each report, schedule and other document filed by the Company, or received by the Company after the date of this Agreement pursuant to the requirements of federal or state securities Laws promptly after such documents are available.

        6.4    Meeting of Stockholders.    The Company shall, consistent with its Articles of Incorporation and Bylaws, call and hold a special meeting of its stockholders, as promptly as practicable after the effectiveness of the Registration Statement for the purpose of voting upon the adoption or approval of this Agreement (the "Special Meeting"), and shall use all commercially reasonable efforts to hold its Special Meeting as soon as practicable after the date on which the Registration Statement becomes effective. The Company shall, subject to the applicable fiduciary duties of its directors, as determined by such directors in good faith with the written advice of its independent counsel (who may be its regularly engaged independent legal counsel), (a) use all commercially reasonable efforts to solicit from the Stockholders proxies in favor of the adoption or approval, as the case may be, of the Merger, (b) take all other action necessary or advisable to secure the vote or consent of stockholders, as required by the FBCA to obtain such adoption or approvals, and (c) include in the Proxy Statement/Prospectus the recommendation of its Board of Directors in favor of the Merger and not withdraw or adversely modify such recommendation, provided that any failure of the Company to take any action required by this Section 6.4 because of the applicable fiduciary duties of its directors shall not effect the requirement to hold the Special Meeting.

        6.5    Registration Statement; Proxy Statement/Prospectus.

          (a)  As promptly as practicable after the date of this Agreement, the Company shall supply Parent with the information pertaining to the Company required by the Securities Act or the Exchange Act, as the case may be, for inclusion or incorporation by reference in the Registration Statement and the proxy statement relating to the meeting of the Stockholders to be held in connection with the Merger (together with any amendments thereof or supplements thereto, the "Proxy Statement/Prospectus"), which information shall not at the time the Registration Statement is filed with the SEC, at the time it becomes effective under the Securities Act, at the time the Proxy Statement/Prospectus is mailed to Stockholders or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading. No representation is made by the Company with respect to statements made in the Proxy Statement/Prospectus or the Registration Statement based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference in such documents. If before the Effective Time, any event or circumstance relating to the Company or any of its Subsidiaries, or their respective officers or directors, should be discovered by the Company that should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement/Prospectus, the Company shall promptly inform Parent and shall make appropriate amendments or supplements to the Proxy Statement/Prospectus.

          (b)  As promptly as practicable after the date of this Agreement, Parent shall supply the Company with the information pertaining to Parent and Merger Sub required by the Securities Act or the Exchange Act, as the case may be, for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement/Prospectus, which information shall not at the time the Registration Statement is filed with the SEC, at the time it becomes effective under the Securities Act, at the time the Proxy Statement/Prospectus is mailed to Stockholders or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading. No representation is made by Parent with respect to statements made in the Registration Statement or Proxy Statement/Prospectus based on information supplied by the Company for inclusion or incorporation by reference in such documents. If before the Effective

  Time, any event or circumstance relating to Parent or any of its Subsidiaries, or their respective officers or directors, should be discovered by Parent that should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement/Prospectus, Parent shall promptly inform the Company and shall make appropriate amendments or supplements to the Registration Statement or Proxy Statement/Prospectus.

          (c)  As promptly as practicable after the date of this Agreement, the Company and Parent shall prepare and file with the SEC the Proxy Statement/Prospectus relating to the Company's Special Meeting. As promptly as practicable after comments are received from the SEC on the preliminary proxy materials and after the furnishing by the Company and Parent of all information required or requested by the SEC to be contained therein, Parent shall prepare and file with the SEC the Registration Statement, in which the Proxy Statement/Prospectus shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued to the Stockholders pursuant to the Merger. Parent shall use all commercially reasonable efforts to cause the Registration Statement to become effective as promptly as practicable, and shall take any action required under applicable federal or state securities Laws in connection with the issuance of shares of Parent Common Stock pursuant to the Merger or the rules and regulations of the Stock Market. The Company shall furnish all information concerning the Company as Parent may reasonably request in connection with such actions and the preparation of the Registration Statement. As promptly as practicable after the Registration Statement becomes effective, the Company shall mail the Proxy Statement/Prospectus to the Stockholders. Notwithstanding anything to the contrary contained herein, neither the Proxy Statement/Prospectus nor the Registration Statement nor any amendment or supplement thereto shall be filed or mailed without the consent of both Parent and the Company, which consent will not be unreasonably withheld.

        6.6    Blue Sky Laws.    Parent shall take such steps as may be necessary to comply with the securities and blue sky Laws of all jurisdictions which are applicable to the issuance of Parent Common Stock pursuant hereto.

        6.7    Listing.    Promptly after the date of this Agreement, Parent shall prepare and file an application to list on the Stock Market the shares of Parent Common Stock issuable, in connection with the Merger, and to obtain approval for the listing of such shares of Parent Common Stock on the Stock Market prior to the Effective Time, subject only to official notice of issuance.

        6.8    SEC Actions.    Parent will advise the Company, promptly after Parent receives notice thereof, of the receipt of any comments by the SEC on the Registration Statement, the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Parent Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

        6.9    Accountants' "Comfort" Letters.    The Company and Parent will each use their commercially reasonable efforts to cause to be delivered to each other reasonable and customary letters from their respective independent accountants, the first letter dated a date within two (2) business days before the effective date of the Registration Statement and the second letter dated a date within two (2)business days before the Closing Date, in form and substance reasonably satisfactory to the recipient and customary in scope and substance for comfort letters delivered by independent accountants in connection with registration statements similar to the Registration Statement.

        6.10    Additional Reports.    In accordance with Section 6.3, the Company and Parent shall each furnish to the other copies of any Company SEC Documents or Parent SEC Documents, as the case may be, which it files with the SEC on or after the date hereof, and the Company and Parent, as the case may be, represents and warrants that as of the respective dates thereof, such reports will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they were made, not misleading. Any unaudited consolidated interim financial statements included in such reports (including any related notes and schedules) will fairly present, in all material respects, the financial position of the Company or Parent, as the case may be, as of the dates thereof and the results of operations and changes in financial position or other information included therein for the periods or as of the dates then ended, in each case in accordance with such Party's past practice and GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto and subject, where appropriate, to normal year-end adjustments).

        6.11    Confidentiality Agreements.    The Company and Parent agree that the Confidentiality Agreements remains in full force and effect, unimpaired and unmodified by this Agreement, but shall at the Effective Time be deemed to have terminated without further action by the parties.

        6.12    Regulatory and Other Approvals.

          (a)  The Company and Parent will (1) take all commercially reasonable actions necessary to file as soon as practicable, notifications under the HSR Act and the other Antitrust Laws with respect to the Merger, (2) comply at the earliest practicable date with any request for additional information received from the Federal Trade Commission or Antitrust Division of the Department of Justice pursuant to the HSR Act or from any other Governmental Entity pursuant to the other Antitrust Laws, and (3) request early termination of all applicable waiting periods.

          (b)  The Company and Parent will take all commercially reasonable steps necessary, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable to (1) solicit input from Governmental Entities and Educational Agencies regarding the process of obtaining Educational Agency and DOE approvals of the Merger, obtain all Educational Agency and DOE approvals of the Merger, make all filings with and give all notices to Governmental Entities and Accrediting Bodies, (2) provide such other information and communications to such Governmental Entities and Accrediting Bodies or other persons as such Governmental Entities and Accrediting Bodies may request and (3) obtain all Educational Agency and DOE approvals of the Merger, make all filings with and give all notices to Governmental Entities and Accrediting Bodies and obtaining all licenses required to consummate the Merger and other transactions contemplated hereby. Each Party will promptly and regularly advise the other Parties concerning the occurrence and status of any material discussions or other communications, whether oral or written, with any Educational Agency, other Governmental Entity or other third party with respect to any Educational Approval or other regulatory approval which must be obtained either prior to or after Closing in order for Parent and Merger Sub to operate the Schools and to participate in any Student Financial Assistance Programs, including the Title IV Programs (the "Consents"), including any difficulties or delays experienced in obtaining any Consent and of any conditions proposed, considered, or requested for any Consent. Parent will cooperate with the Company, and the Company shall cooperate with Parent, in their respective efforts to obtain any Consents, but neither party will be required (1) to make any expenditure or payment of funds or to give any other consideration in order to obtain any Consent other than fees or expenses incident to any applications as filings with respect thereto, or (2) to permit any adverse and unduly burdensome changes in, or the imposition of any adverse and unduly burdensome condition to, any Educational Approval as a condition to obtaining any Consent. Parent may contact any Educational Agency or Governmental Entity of the Company with respect to the proposed Merger after seven (7) business days after the date hereof, in order to allow the

  Company to inform its regulators of the proposed Merger, provided, however, that Parent shall make such contacts for the sole purpose of facilitating its receipt of any Consents. After that date, the Company and Parent will provide advance notice to allow the other Party and its agents and representatives to participate in any meetings or telephone calls initiated by such Party with any Educational Agency or Governmental Entity with regard to any Consent with respect to which the parties are experiencing any significant difficulty or delay in obtaining. Each Party will promptly advise the other of any telephone calls initiated by any Educational Agency or Governmental Entity with respect to any such Consent. The Company and Parent will submit to the other Party for prior review each filing proposed to be submitted to any Educational Agency or Governmental Entity regarding the proposed Merger; provided, however, if the other Party does not respond to the Party requesting review of the filing within three (3) business days, the Party requesting such review may presume that the other Party has approved and may proceed to submit such filing. The Company and Parent will use commercially reasonable efforts to ensure that their respective appropriate officers and employees shall be available to attend, as any Governmental Entity may reasonably request, any scheduled hearings or meetings in connection with obtaining any Consent.

          (c)  Subject to the terms and conditions herein provided, the Company and Parent will take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all reasonable efforts to obtain all approvals required by any contract to consummate the transactions contemplated hereby.

          (d)  The Company and Parent shall use all commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the Antitrust Laws, but neither Party will be required (1) to make any expenditure or payment of funds or to give any other consideration in order to resolve any such objections other than fees or expenses incident to any applications as filings with respect thereto, or (2) to permit any adverse and unduly burdensome changes in, or the imposition of any adverse and unduly burdensome condition to resolving any such objections. In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened in writing to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, and, if by mutual agreement, Parent and the Company decide that litigation is in their best interests, each of Parent and the Company shall cooperate and use all commercially reasonable efforts vigorously to contest and resist any such action or proceedings and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of any such transaction. Each of Parent and the Company shall use all commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the date of this Agreement. The obligations of Parent under this Section 6.12 with respect to the Antitrust Laws shall not require Parent to obtain or attempt to obtain any such waiver, permit, consent, approval or authorization if obtaining such waiver, permit, consent, approval or authorization would require disposition of any assets of Parent.

        6.13    No Solicitation.

          (a)  From and after the date of this Agreement until the earlier of the termination of this Agreement or the Effective Time, the Company will not, and will not permit its directors, officers, employees, investment bankers, attorneys, accountants or other representatives, agents or Affiliates to, directly or indirectly, (1) solicit, initiate, or knowingly encourage any Acquisition Proposals or any inquiries or proposals that could reasonably be expected to lead to any Acquisition Proposals, (2) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity in connection with, any Acquisition Proposal or (3) agree to, approve, recommend or otherwise endorse or support any Acquisition Proposal. As used herein, the term "Acquisition

  Proposal" shall mean any proposal relating to a possible (1) merger, consolidation or similar transaction involving the Company or any of its Subsidiaries, (2) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any assets of the Company or any of its Subsidiaries representing, in the aggregate, ten percent (10%) or more of the assets of the Company on a consolidated basis, (3) issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing ten percent (10%) or more of the votes attached to the outstanding securities of the Company, (4) transaction with the Company in which any person shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, ten percent (10%) or more of the outstanding shares of Company Common Stock, (5) liquidation, dissolution, recapitalization or other similar type of transaction with respect to the Company, or (6) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term "Acquisition Proposal" shall not include the Merger and the transactions contemplated hereby or any proposal or modification thereof submitted by Parent or any of its Affiliates. The Company will, and will direct all its directors, officers, employees, investment bankers, attorneys, accountants and other representatives, agents and Affiliates to, immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

          (b)  Notwithstanding the provisions of Section 6.13(a) above, if a corporation, limited liability company, limited liability partnership, partnership, person or other entity or group other than Parent or any of its Affiliates (a "Third Party") after the date of this Agreement submits to the Company or its Board of Directors, not resulting from a breach of Section 6.13(a) above, an unsolicited, bona fide, written Acquisition Proposal, and the Company's Board of Directors reasonably determines in good faith, after consultation with outside legal counsel (which may include its regularly engaged outside counsel) and any nationally recognized investment bank (which may include the Financial Advisor), that such Acquisition Proposal will result in, or upon further discussion with or due diligence by such Third Party could reasonably be expected to constitute or result in, a Superior Proposal (as defined below), then, in such case (1) the Company may (A) furnish information about its business, to the Third Party under protection of an appropriate confidentiality agreement on substantially the same terms as the Confidentiality Agreements containing customary limitations on the use and disclosure of all non-public written or oral information furnished to such Third Party, provided that the Company contemporaneously furnishes to Parent all such non-public information furnished to the Third Party and (B) negotiate and participate in discussions and negotiations with such Third Party and (2) if the Company's Board of Directors determines that such an Acquisition Proposal is a Superior Proposal, the Company's Board of Directors may (but subject in all events to the Company's obligation to hold the Special Meeting and allow the Stockholders to vote on the Merger) withdraw or adversely modify its recommendation of the Merger. For purposes of this Agreement, "Superior Proposal" means any unsolicited, bona fide, written Acquisition Proposal for consideration consisting of cash (not subject to a financing contingency) and/or securities, and otherwise on terms which the Company's Board of Directors determines (based on the written advice of a financial advisor of nationally recognized reputation, including, without limitation, the Financial Advisor) are more favorable to the Stockholders from a financial point of view than the Merger (or other revised proposal submitted by Parent as contemplated above), after consultation with its outside legal counsel (which may be its regularly engaged outside legal counsel) and that the Third Party is reasonably likely to consummate the Superior Proposal on substantially the terms proposed.

  Nothing contained herein shall prohibit the Company from taking, and disclosing to its shareholders, a position required by Rule 14d-9(e) under the Exchange Act.

          (c)  The Company will notify Parent immediately, and in any event within twenty-four (24) hours, if (1) a bona fide Acquisition Proposal is made or is modified in any respect (including any written material provided by the offeror the principal terms and conditions of any such Acquisition Proposal or modification thereto and the identity of the offeror) or (2) the Company furnishes non-public information to, or enters into discussions or negotiations with respect to an Acquisition Proposal with, any Third Party.

          (d)  In addition to the obligations of Company set forth in paragraph (a), (b) and (c) of this Section 6.13, Company, as promptly as practicable, will advise Parent orally and in writing of any request for information which Company reasonably believes could lead to an Acquisition Proposal or of any Acquisition Proposal, and the material terms and conditions of such request, Acquisition Proposal or inquiry. The Company will keep Parent reasonably informed in all material respects of the status of any such request, Acquisition Proposal or inquiry. In addition to the foregoing, the Company will provide Parent with prior or reasonably contemporaneous telephonic (promptly confirmed in writing) or written notice of any meeting of the Company's Board of Directors (or any committee thereof) at which the Company's Board of Directors is expected or could reasonably be expected to consider an Acquisition Proposal, together with a copy of the definitive documentation relating to such Acquisition Proposal to the extent such documentation is then available (and otherwise provide such definitive documentation as soon as available).

          (e)  It is understood and agreed that, without limitation of the Company's obligations hereunder, any violation of this Section 6.13 by any director, officer, Affiliate, investment bank, financial advisor, accountant, attorney or other advisor or representative of the Company, whether or not such person or entity is purporting to act on behalf of the Company, shall be deemed to be a breach of this Section 6.13 by the Company.

        6.14    Public Announcements.    Any public announcement made by or on behalf of either Parent or the Company prior to the termination of this Agreement pursuant to Article 8 hereof concerning this Agreement, the transactions described herein or any other aspect of the dealings heretofore had or hereafter to be had between the Company and Parent and their respective Affiliates must first be approved by the other party (any such approval not to be unreasonably withheld), subject to either party's obligations under applicable Law or Stock Market or AMEX listing requirements or rules (but such party shall use its reasonable best efforts to consult with the other party as to all such public announcements).

        6.15    Expenses.

          (a)  Except as set forth in this Section 6.15 and Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

          (b)  The Company and Parent each agree to pay one-half (1/2) of any printing, mailing and filing expenses of the Proxy Statement/Prospectus and pre-merger notification and report forms under the HSR Act.

          (c)  In connection with any claim, dispute, disagreement or other conflict involving the enforcement of this Article 6 or Section 8.3, the parties agree that the prevailing party shall be reimbursed by the other party for all reasonable attorneys' fees and costs and expenses associated with such conflict.

        6.16    Certain Benefit Plans.

          (a)  Promptly after the date of this Agreement, the Company's Board of Directors shall adopt resolutions to discontinue (for any applicable period that has not yet commenced) the distribution of Company Common Stock to any Company Benefit Plan subject to Section 401(a) of the Code and to discontinue the purchase of Company Common Stock under the Company's Employee Stock Purchase Plan. Prior to the Closing Date, the Company's Board of Directors shall adopt a resolution freezing and terminating each Company Benefit Plan that contains a cash or deferred arrangement subject to Section 401(k) of the Code. The Company shall provide written resolutions reasonably satisfactory to Parent authorizing the foregoing. A copy of such resolutions shall be delivered to Parent prior to the Closing Date. As soon as practical after the Closing, Parent may cause the Surviving Corporation to file the terminated Company Benefit Plans with the IRS for favorable determination letters and the Surviving Corporation shall take such other steps as it deems necessary in its sole discretion with respect to the terminated Company Benefit Plans. In connection with such terminations, the Company is authorized and directed to make, prior to the Closing Date, any matching contributions to any such 401(k) Plan in the amount or percentage required or customarily awarded under the plan for the plan year of the Closing Date and the previous plan year.

          (b)  From and after the date that active employees of the Company who are covered under any Company Benefit Plan cease to be covered under such Plan (herein called the "Continuing Employees"), Parent shall cause all Continuing Employees to be eligible to participate in all applicable employee benefit plans in which similarly situated employees of Parent and its Subsidiaries participate (called "Parent Plans"), under the terms and conditions of the applicable Parent Plans, except as provided herein. For purposes of any length of service requirement, waiting periods, vesting periods or different benefits based on length of service in any Parent Plans for which a Continuing Employee will be eligible, the Parent shall ensure that service by such Continuing Employee with the Company or any of its Subsidiaries shall be deemed to have been service with the Parent or its Subsidiaries. Nothing contained in this Agreement shall confer upon any Continuing Employee any right with respect to continued employment with the Parent.

          (c)  Parent shall cause each applicable Parent Plan to grant credit to each Continuing Employee for all service on or prior to the Closing Date with the Company or any of its Subsidiaries, for purposes of eligibility, vesting, benefit accrual, benefit calculations or allowances (including, without limitation, entitlements to vacation, severance, sick days and other paid leave).

        6.17    Indemnification.

          (a)  The Company shall, and from and after the Effective Time, the Parent shall, indemnify, defend and hold harmless (and advance expenses to) each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company (each individually an "Indemnified Party" and, collectively, the "Indemnified Parties") to the same extent such Persons are indemnified as of the date of this Agreement by the Company pursuant to any agreements between such person and the Company and the Company's Articles of Incorporation and Bylaws against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees and expenses), liabilities or judgments or amounts that are paid in settlement with the approval of the Indemnifying Party (which shall not be unreasonably withheld or delayed) as a result of or in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether criminal, civil or administrative, based on or arising out of the fact that such person is or was a director or officer of the Company or any of its Subsidiaries or out of or in connection with activities in such capacity, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), including all Indemnified Liabilities based on, or arising out of, or pertaining to this Agreement or the transactions contemplated hereby. Without limiting the generality or effect of the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Parties (whether arising before or after the Effective Time) and, in the written opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, there may be a conflict of interest between the position of the Company or Parent, as applicable, and an Indemnified Party, the Indemnified Parties may retain counsel, which counsel shall be reasonably satisfactory to the Company (or Parent after the Effective Time), and the Company shall (or after the Effective Time, Parent will cause the Surviving Corporation to) pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefore are received, provided, however that (1) the Company and the Indemnified Parties will cooperate in the defense of any such matter and (2) neither Parent, the Company nor the Surviving Corporation shall be liable for any settlement effected without Parent's prior written consent (which shall not be unreasonably withheld or delayed). Any Indemnified Party wishing to claim indemnification under this Section 6.17, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify both Parent and the Company (or, after the Effective Time, the Surviving Corporation) (but the failure to so notify shall not relieve a party from any liability which it may have under this Section 6.17 except and only to the extent such failure materially prejudices such party). An Indemnified Party shall not be entitled to the indemnification rights provided for in this Section 6.17 with respect to any claim, action, suit, proceeding or investigation against the Company brought by the Indemnified Party (other than a claim against the Company for indemnification for matters brought by a party other than the Indemnified Party and wrongfully denied by the Company).

          (b)  This Section 6.17 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation and the Indemnified Parties, shall be binding on all successors and assigns of Parent and the Surviving Corporation and shall be enforceable by the Indemnified Parties.

          (c)  For a period of not less than six (6) years from the Effective Time, Parent shall maintain in effect the current policies of directors' and officers' liability insurance maintained by the Company and its Subsidiaries (provided that Parent may substitute therefor policies from a financially capable insurer of at least the same coverage and amount containing terms and conditions which are substantially no less advantageous, or in the event such coverage is provided through Parent's insurer it may be on terms and conditions (other than coverage and amounts) consistent with Parent's current coverage), or in lieu thereof obtain single limit tail coverage for such period (which shall be purchased by the Company immediately prior to Closing upon the request of Parent), with respect to claims arising from facts or events which occurred before the Effective Time.

        6.18    Takeover Law.    Neither the Company, Parent nor Merger Sub shall take any action that would cause the Merger or the other transactions contemplated by this Agreement and the Voting Agreement to be subject to the requirements of any Takeover Law. If any Takeover Law shall become applicable to the Merger or the other transactions contemplated by this Agreement and the Voting Agreement, each of the Company and Parent and their respective Boards of Directors shall grant such approvals and take such actions as are necessary so that the Merger and the other transactions contemplated by this Agreement and the Voting Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Voting Agreement, and otherwise act to eliminate or minimize the effects of such Takeover Law on the Merger and the other transactions contemplated by this Agreement and the Voting Agreement.

        6.19    Notification of Certain Matters.    Between the date of this Agreement and the Effective Time, each of the Company and Parent will promptly notify the other in writing if such Party becomes aware of any development, fact or condition that (a) is reasonably likely, individually or with other existing developments, facts or conditions, to result in a Material Adverse Effect with respect to such Party, or (b) causes or constitutes a breach of any agreement or covenant under this Agreement applicable to such Party, or of such Party's representations and warranties as of the date of this Agreement, or if such Party becomes aware of the occurrence after the date of this Agreement of any fact or condition that would cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. No such notice will constitute a cure of any such breach.

        6.20    Disclosure Letter Supplements.    From time to time prior to the Effective Time, each Party hereto will promptly supplement, update or modify (by written notice to the other) its respective Disclosure Letters delivered pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Letter or which is necessary to correct any information in such Disclosure Letter which has been rendered inaccurate thereby. For the purpose of determining satisfaction of the conditions set forth in Article 7 and subject to Sections 7.2(a) and 7.3(a), no effect will be given to any supplement, update or modification of the respective Disclosure Letters made or purported to be made pursuant to this Section 6.20. No such supplement, update or modification to the respective Disclosure Letter will constitute a cure of any breach of any agreement, representation or covenant under this Agreement.

        6.21    Tax-Free Reorganization Treatment.    The Parties shall use their best efforts to cause the Merger to be treated as a "reorganization" within the meaning of Section 368(a) of the Code and shall not knowingly take or fail to take any action which action or failure to act would jeopardize the qualification of the Merger as a "reorganization" within the meaning of Section 368 of the Code. Without limiting the foregoing, each of the Parties shall execute and deliver to counsel to each of the Parties such representation letters as may be reasonably requested by such law firms in connection with their delivery of opinions with respect to the transactions contemplated hereby.

        6.22    Exemption from Liability under Section 16(b).

          (a)  Provided that Company delivers to Parent the Section 16 Information (as defined below) with respect to Company prior to the Effective Time, the Board of Directors of Parent, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), will adopt a resolution in advance of the Effective Time providing that the receipt by Company Insiders of Parent Common Stock in exchange for shares of Company Common Stock pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act.

          (b)  "Section 16 Information" shall mean information accurate in all respects regarding Company Insiders, the number of shares of Company Common Stock or other Company equity securities deemed to be beneficially owned by each Company Insider and expected to be exchanged for Parent Common Stock in connection with the Merger.

          (c)  "Company Insiders" shall mean those officers and directors of Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act who are listed in the Section 16 Information.

        6.23    Real Estate Deliveries.    The Company shall use its good faith efforts in cooperating with Parent in obtaining the following, in forms reasonably requested by Parent, with respect to each of the Leases; provided, however, the Company shall not be required to unreasonably burden its business operations in so cooperating: (a) an estoppel, consent and amendment agreement from each of the landlords, joined by the tenant thereof, and (b) a subordination, nondisturbance and attornment agreement from each mortgagee or trustee under a deed of trust or underlying or ground lessor.

        6.24    Reasonable Efforts.    So long as this Agreement has not been terminated, the Company, the Parent and Merger Sub shall: (a) promptly make their respective filings (including, without limitation, filings required pursuant to the Securities Act and the Exchange Act), obtain waivers, consents, permits and approvals, and thereafter make any other submissions required under all applicable Laws in order to consummate the Merger and the other transactions contemplated hereby and (b) use their respective reasonable best efforts to promptly take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate to consummate the Merger and the other transactions contemplated by this Agreement.

        6.25    Affiliate Agreements.

          (a)  Not later than the fifteenth (15th) day prior to the mailing of the Proxy Statement/Prospectus, the Company shall deliver to Parent a schedule of each Stockholder that is or is reasonably likely to be, as of such date, deemed to be an Affiliate of the Company and who was not previously disclosed pursuant to Section 4.36 or for whom the Company has not delivered an Affiliate Letter pursuant to Section 4.36.

          (b)  The Company shall use its commercially reasonable efforts to cause each Stockholder referred to in Section 6.25(a) who may be deemed to be an Affiliate of the Company, to execute and deliver to the Parent on or before the date of mailing of the Proxy Statement/Prospectus an Affiliate Letter.

        6.26    No Rights Triggered.    Each of the Company and Parent shall use their respective reasonable best efforts to ensure that the entering into of this Agreement and the consummation of the transactions contemplated hereby and any other action or combination of actions, or any other transactions contemplated hereby, do not and will not result in the grant of any rights to any Person under the Parent Rights Plan or under any agreement to which it or any of its Subsidiaries is a party.

        6.27    Shareholder Litigation.    The Parties shall cooperate and consult with one another, to the fullest extent possible, in connection with any stockholder litigation against any of them or any of their respective directors or officers with respect to the transactions contemplated by this Agreement. In furtherance of and without in any way limiting the foregoing, each of the Parties shall use its respective commercially reasonable efforts to prevail in such litigation so as to permit the consummation of the transactions contemplated by this Agreement in the manner contemplated by this Agreement. Notwithstanding the foregoing, the Company shall not compromise or settle any litigation commenced against it or its directors or officers relating to this Agreement or the transactions contemplated hereby (including the Merger) without Parent's prior written consent, which shall not be unreasonably withheld or delayed.

        6.28    Operational Matters.    After the execution of this Agreement, the Company shall cooperate with the Parent in developing post-Closing transition policies with respect to management information systems, marketing, admissions, personnel, outsourcing, operations, regulatory matters and accounting, including, without limitation, meeting regularly (at such times as shall be mutually agreed upon by the Company and Parent) with on-site transition teams of Parent with respect to marketing, management information systems, regulatory matters and accounting. The Company shall maintain its marketing expenditures to the extent set forth in the Company's marketing budget attached hereto as Section 6.28 of the Company Disclosure Letter.

ARTICLE 7

CONDITIONS TO THE MERGER

        7.1    Conditions to Each Party's Obligation to Effect the Merger.    The respective obligations of each Party to consummate and effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction prior to or at the Closing as hereinafter provided of the following conditions, each of which may only be waived in writing in whole or in part by mutual agreement of all of the Parties, to the extent permitted by Law:

          (a)  Clearance from the appropriate agencies, pursuant to the HSR Act, and any Governmental Entity pursuant to any foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (together with the HSR Act, the "Antitrust Laws"), shall have been obtained by the Company and Parent or the waiting period thereby required shall have expired or been terminated.

          (b)  This Agreement, the Merger and the transactions contemplated by this Agreement shall, if necessary, have received the requisite approval and authorization of the Stockholders in accordance with applicable Law and the Articles of Incorporation and Bylaws of the Company.

          (c)  No Law shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the Merger; and there shall be no order or injunction of a Governmental Entity in effect precluding consummation of the Merger.

          (d)  The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall be in effect and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC; and all requests for additional information on the part of the SEC shall have been complied with to the reasonable satisfaction of the parties hereto.

          (e)  No action, suit or proceeding shall be brought by and be pending before any Regulator wherein an unfavorable judgment, order, decree, stipulation or injunction would (1) prevent consummation of any of the transactions contemplated by this Agreement, (2) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (3) unless waived solely by Parent, affect adversely, in the sole reasonable judgment of Parent, the right of Parent to own, operate or control any material portion of the assets and operations of the Surviving Corporation and its Subsidiaries following the Merger, except, that, Parent may not unilaterally waive the condition set forth in this Section 7.1(e) if consummating the Merger following such waiver could, in the reasonable opinion of the Company's counsel, reasonably be expected to result in personal liability (other than de minimis monetary liability) to a director, officer, employee or agent of the Company for violation of any federal, state or local statute, regulation or rule, and no such judgment, order, decree, stipulation or injunction shall be in effect.

        7.2    Conditions to the Company's Obligation to Effect the Merger.    The obligations of the Company to consummate and effect the Merger and the other transactions contemplated hereby are further subject to the fulfillment of the following conditions, any of which may be waived only in writing in whole or part by the Company:

          (a)  The representations and warranties of Parent and Merger Sub set forth in this Agreement that are qualified by materiality or "Material Adverse Effect" shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Effective Time as if made on and as of the Effective Time, and the representations and warranties of Parent and Merger Sub contained in this Agreement that are not so qualified shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Effective Time as if made on and as of the Effective Time except, in each case, for those representations and warranties which address matters only as of a particular date (which shall remain true and correct or true and correct in all material respects, as applicable, as of such date).

          (b)  Each of Parent and Merger Sub shall have in all material respects performed all obligations and complied with in all material respects all covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

          (c)  From the date of this Agreement to the Effective Time, there shall not have been any event or development which results in a Material Adverse Effect upon the business of the Parent.

          (d)  Each of Parent and Merger Sub shall have delivered to the Company a certificate, dated the Effective Time and signed by their respective Chief Executive Officers and Chief Financial Offices, certifying the satisfaction of the conditions set forth in Sections 7.2(a), (b) and (c).

          (e)  Parent shall have delivered to the Company evidence reasonably satisfactory to the Company that the shares of Parent Common Stock issuable to the Stockholders pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the Stock Market upon official notice of issuance.

          (f)    The Company shall have received an opinion from Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A., dated the Closing Date, based upon factual representations of Parent and the Company, to the effect that the Merger will constitute a reorganization for federal income tax purposes within the meaning of Section 368(a) of the Code and no gain or loss will be recognized by the Company or its Stockholders as a result of receipt of the Merger Consideration, other than gain with respect to the receipt of the cash portion of the Merger Consideration; provided, however, that if Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to the Company if Katten Muchin Zavis Rosenman renders such opinion to the Company.

          (g)  All consents, approvals, interim approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Entity or Accrediting Body required by or with respect to the Company, Parent or any of their respective subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby shall have been obtained or made, except for (1) approval from the DOE, (2) approval or interim approval from any Educational Agency that, under that agency's policies or standards, cannot be obtained prior to Closing or (3) such other consents, approvals, orders, authorizations, registrations, declarations, or filings of a type the failure of which to be obtained or made could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or materially impair the Parent's or Merger Sub's ability to consummate the Merger.

          (h)  All actions to be taken by Parent and Merger Sub in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Company and its counsel.

        7.3    Conditions to Parent's and Merger Sub's Obligation to Effect the Merger.    The obligations of Parent and Merger Sub to consummate and effect the Merger and the other transactions contemplated hereby are further subject to the fulfillment of the following conditions, any of which may be waived only in writing in whole or part by Parent or Merger Sub:

          (a)  Except for the representations and warranties of the Company set forth in Section 4.19, Sections 4.20(b), (e) and (f)(2) and Section 4.21(b) that are qualified by reference to the Company's Knowledge and "Material Adverse Impact" (i) the representations and warranties of the Company set forth in this Agreement that are qualified by materiality or "Material Adverse Effect" shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Effective Time as if made on and as of the Effective Time, and (ii) the representations and warranties of the Company contained in this Agreement that are not so qualified shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Effective Time as if made on and as of the Effective Time except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date). The representations and warranties of the Company set forth in Section 4.19, Sections 4.20(b), (e) and (f)(2) and Section 4.21(b) that are qualified by reference to the Company's Knowledge and "Material Adverse Impact" shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Effective Time (without taking into account any qualifications or exceptions for the Company's Knowledge or "Material Adverse Impact") as if made on and as of the Effective Time, except for such inaccuracies or breaches that in the aggregate do not have or constitute a Material Adverse Effect on the Company.

          (b)  The Company shall have in all material respects performed all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

          (c)  From the date of this Agreement to the Effective Time, there shall not have been any event or development which results in a Material Adverse Effect upon the business of the Company.

          (d)  The Company shall have delivered to Parent a certificate, dated the Closing Date and signed by its Chief Executive Officer and Chief Financial Officer, certifying the satisfaction of the conditions set forth in Sections 7.3(a), (b) and (c).

          (e)  Parent shall have received all written consents, approvals, interim approvals, assignments, waivers, orders, authorizations or other certificates reasonably necessary to provide for the continuation in full force and effect of those Material Contracts set forth on Section 7.3(e) of the Parent Disclosure Letter and all of the Existing Permits of the Company and for the Company to consummate the Merger and other transactions contemplated hereby, including, without limitation, the approval of applicable Educational Agencies, Accrediting Bodies and Governmental Entities, except (1) approval from the DOE, (2) approval from any Educational Agency that, under the agency's policies or standards, cannot be obtained or, due to administrative preference, may be obtained solely in interim form prior to Closing or (3) where the failure to receive such consents, approvals, interim approvals, assignments, waivers, orders, authorizations or certificates could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or could not affect adversely the ability of the Surviving Corporation to continue to conduct the business of the Company consistent with the Company's historical ordinary course of business. Notwithstanding anything herein to the contrary, to the extent that Parent receives an interim approval from any applicable Educational Agency or Accrediting Body, such interim approval will not satisfy this condition to closing if such interim approval is issued because there is some substantive issue with respect to issuance of full approval as opposed to being issued because it is such Educational Agency's or Accrediting Body's normal practice or procedure or administrative preference. Parent shall have received written or oral assurances from the Georgia Nonpublic Postsecondary Education Commission, the Accrediting Bureau Of Health Education Schools, the Missouri Coordinating Board for Higher Education, the Pennsylvania State Board of Private Licensed Schools, and the Accrediting Council for Independent Colleges and Schools, confirming that such Educational Agency does not believe that any impediment exists with respect to issuance of the Educational Approvals which Parent requires for its operation of the Company's Schools after the Closing.

          (f)    Parent shall have received an opinion from Katten Muchin Zavis Rosenman dated the Closing Date, based upon factual representations of Parent and the Company, to the effect that the Merger will constitute a "reorganization" for federal income tax purposes within the meaning of Section 368(a) of the Code and no gain or loss will be recognized by Parent or its stockholders as a result of the Merger; provided, however, that if Katten Muchin Zavis Rosenman does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to the Parent if Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. renders such opinion to Parent.

          (g)  All actions to be taken by the Company in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Parent and its counsel.

          (h)  Parent shall have obtained a written statement from DOE providing, without unduly burdensome limitations, that DOE does not see any impediment to issuing a Temporary Program Participation Agreement with respect to each Institution following the Closing.

          (i)    All consents, approvals, interim approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Entity or Accrediting Body required by or with respect to the Company, Parent or any of their respective subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby shall have been obtained or made, including, without limitation, the Colorado Commission on Higher Education, the Florida Commission for Independent Education, the Illinois State Board of Education, the Maryland Higher Education Commission, the Massachusetts Department of Education, the New Jersey Department of Education, the New York State Education Department, the Bureau of Proprietary School Supervision, the Ohio State Board of Career Colleges and Schools, the Texas Workforce Commission, and the North Central Association of Colleges and Schools, except for (1) approval from the DOE, (2) approval from any Educational Agency that, under the agency's policies or standards, cannot be obtained prior to Closing or, due to administrative preference, may be issued in interim form, provided that such interim approval is not issued because there is some substantive issue with respect to issuance of full approval as opposed to being issued because it is such Educational Agency's or Accrediting Body's normal practice or procedure or administrative preference at the time of issuance and (3) such other consents, approvals, interim approvals, orders, authorizations, registrations, declarations, or filings of a type the failure of which to be obtained or made could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or Parent or materially impair the Company's, Parent's or Merger Sub's ability to consummate the Merger.

ARTICLE 8

TERMINATION, WAIVER AND AMENDMENT

        8.1    Termination.    This Agreement may be terminated and the Merger and transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time (whether before or after the approval of this Agreement by the Stockholders), as follows:

          (a)  by mutual written consent of the Company and Parent;

          (b)  by either of Parent or the Company:

            (1)  if the Stockholders do not approve the Merger by the requisite vote at the Company's Special Meeting (including any adjournment or postponement thereof) (provided, however, the Company may not terminate pursuant to this Section 8.1(b)(1) unless following the Special Meeting it has given Parent at least twenty-four (24) hours prior written notice of Company's intention to terminate pursuant to this Section 8.1(b)(1));

            (2)  if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits consummation of the Merger and such order, decree, ruling or other action shall have become final and non-appealable;

            (3)  if there shall be any Law enacted, promulgated or issued and deemed applicable to the Merger by any Governmental Entity which would make consummation of the Merger illegal; or

            (4)  if the Merger shall not have been consummated by September 26, 2003; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(4) shall not be available to any party whose failure, or whose Affiliate's failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date.

          (c)  by the Company if:

            (1)  Parent or Merger Sub shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach (A) cannot be or has not been cured, in all material respects, within 20 business days after the giving of written notice to Parent or Merger Sub, as applicable, and (B) would result in the failure to satisfy a condition set forth in Section 7.2; or

            (2)  if the Average Share Value ending on and including the day two (2) trading days before the Closing Date is less than $37.00; provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.1(c)(2) unless it gives Parent written notice no later than 12:00 Noon Eastern Time on the day prior to the Closing Date of its intention to so terminate and, provided, further, that in such case Parent shall have the right, exercisable in its sole discretion by written notice delivered prior to 12:00 Noon Eastern Time on the Closing Date, to irrevocably agree that, notwithstanding the provisions of the Collar, the Exchange Ratio shall equal $7.55 divided by the Average Share Value ending on and including the day two (2) trading days before the Closing Date, in which case this Agreement shall not be so terminated and the Company shall have no further right to terminate this Agreement pursuant to this Section 8.1(c)(2).

          (d)  by Parent if:

            (1)  the Company shall have breached in any material respect any representation, warranty, covenant or other agreement contained in this Agreement, which breach (A) cannot be or has not been cured, in all material respects, within 20 business days after the giving of written notice to the Company and (B) would result in the failure to satisfy a condition set forth in Section 7.3;

            (2)  the Board of Directors of the Company (A) withholds or withdraws its recommendation of the Merger or, (B) modifies its recommendation of the Merger in a manner adverse to Parent;

            (3)  a tender offer or exchange offer for ten percent (10%) or more of the outstanding shares of Company Common Stock shall have been commenced or a registration statement with respect thereto shall have been filed (other than by Parent of an affiliate thereof) and the Board of Directors of Company shall, notwithstanding its obligations hereunder, have (A) recommended that the Stockholders tender their shares in such tender or exchange offer or (B) publicly announced its intention to take no position with respect to such tender offer;

            (4)  the Company is in material breach of any of the provisions of Section 6.13;

            (5)  an Acquisition Proposal shall have been announced or otherwise become publicly known and the Board of Directors of Company shall have (A) failed to recommend against acceptance of such by the Stockholders (including by taking no position, or indicating its inability to take a position, with respect to the acceptance by the Stockholders of an Acquisition Proposal involving a tender offer or exchange offer) or (B) failed to reconfirm, publicly, by means of a press release or other comparable written disclosure, upon written request of Parent, its approval and recommendation of this Agreement and the transactions contemplated hereby, in each case within ten (10) business days thereafter; or

            (6)  if the Average Share Value ending on and including the day two (2) trading days before the Closing Date is more than $65.00; provided, however, that Parent may not terminate this Agreement pursuant to this Section 8.1(d)(6) unless it gives the Company written notice no later than 12:00 Noon Eastern Time on the day prior to the Closing Date of its intention to so terminate and, provided, further, that in such case the Company shall have the right, exercisable in its sole discretion by written notice delivered prior to 12:00 Noon Eastern Time on the Closing Date, to irrevocably agree that, notwithstanding the provisions of the Collar, the Exchange Ratio shall equal $8.95 divided by the Average Share Value ending on and including the day two (2) trading days before the Closing Date, in which case this Agreement shall not be so terminated and Parent shall have no further right to terminate this Agreement pursuant to this Section 8.1(d)(6).

        8.2    Effect of Termination.    In the event of termination of this Agreement pursuant to Section 8.1, this Agreement shall become void and of no further force and effect, and there shall be no liability or obligation on the part of Parent, Merger Sub, the Company or their respective officers or directors under this Agreement except as set forth in (a) the provisions of Section 6.3 relating to the obligations of the parties to keep confidential and not to use certain information obtained from the other party, and (b) the provisions of Sections 6.15 and 8.3 and Article 9.

        8.3    Termination Fee.

          (a)  In the event that (1) (A) an Acquisition Proposal shall have been made known to the Company or has been made directly to its Stockholders or any Person has announced a bona fide intention (whether or not conditional and whether or not withdrawn) to make an Acquisition Proposal, (B) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(b)(1), by the Company pursuant to Section 8.1(b)(4) or by Parent pursuant to Section 8.1(d)(1) due to the (i) failure of any of the Company's representations and warranties to be true and correct in all material respects as of the date hereof or (ii) the Company's willful breach of any of its representations and warranties, agreements or covenants after the date hereof, and (C) within twelve (12) months after such termination, the Company or any of its Subsidiaries enters into any agreement with respect to or approves for purposes of Section 607.0901 of the FBCA, or consummates, an Acquisition Proposal (provided, that for purposes of this clause (C) of this Section 8.3(a)(1), the term "Acquisition Proposal" shall have the meaning assigned to such term in Section 6.13(a) hereof except that, (i) each reference to "10% or more" shall be deemed to be a reference to "30% or more;" (ii) such term shall not include a business combination transaction where the Stockholders of the Company prior to such transaction hold securities representing at least 65% of the outstanding voting power and at least 65% of the equity of the Company in substantially the same proportion as they hold in the Company prior to giving effect to the transaction; and (iii) such term shall not include recapitalizations in which the Company receives no value); or (2) this Agreement is terminated by Parent pursuant to Sections 8.1(d)(2), (3), (4) or (5), then, provided that Parent is not then in material breach of this Agreement, the Company shall pay to Parent the aggregate sum equal to $10,000,000 plus Parent's costs and expenses incurred in connection with this Agreement and the Merger (including, without limitation, fees of attorneys, accountants and financial advisors and filing fees paid or payable), provided such expense reimbursement shall not exceed $1,500,000. The Company shall pay, by wire transfer of immediately available funds to an account designated by Parent, the amounts required to be paid by the foregoing provisions of this Section 8.3(a) within twenty-four (24) hours of Parent terminating this Agreement pursuant to Section 8.3(a)(2) or the first occurrence of the events described in clause (C) of Section 8.3(a)(1).

          (b)  The Company acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to pay in a timely manner the amounts due pursuant to this Section 8.3 and, in order to obtain such payment, Parent makes a claim that results in a judgment against the Company for the amounts set forth in this Section 8.3, the Company shall pay to Parent its reasonable costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the applicable amounts at the prime rate of Bank of America, N.A. in effect on the date such payment was required to be made. Payment of the fees or the reimbursement of expenses described in this Section 8.3 shall not be in lieu of damages incurred in the event of willful breach of this Agreement. Absent a willful breach of this Agreement by the Company, payment by the Company of the amounts required to be paid under this Section 8.3 shall be in lieu of damages and Parent's sole and exclusive remedy with respect to the termination of the Agreement giving rise to such payment obligations.

ARTICLE 9

MISCELLANEOUS

        9.1    No Survival of Representations and Warranties.    The representations and warranties made in this Agreement shall not survive beyond the Effective Time. Notwithstanding the foregoing, the covenants and agreements set forth in Sections 3.1, 3.2, 3.4, 6.15, 6.16, 6.17 and Article 9 shall survive the Effective Time indefinitely (except to the extent a shorter period of time is explicitly specified therein).

        9.2    Entire Agreement.    This Agreement and the documents referred to in, or contemplated by, this Agreement, including the Company Disclosure Letter and the Parent Disclosure Letter, constitute the entire agreement among the Parties pertaining to the subject matter of this Agreement, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the Parties, whether oral or written, and there are no warranties, representations or other agreements between the Parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement, it being understood that the Confidentiality Agreements shall continue in full force and effect until the Effective Time and shall survive termination of this Agreement.

        9.3    Amendment.    This Agreement may be amended by the Parties hereto at any time only by execution of an instrument in writing signed on behalf of each of the Parties hereto.

        9.4    Extension; Waiver.    At any time prior to the Effective Time, any Party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

        9.5    Governing Law.    Except to the extent required to be governed FBCA this Agreement shall be governed and construed in accordance with the Laws of the State of Delaware, regardless of the laws that might otherwise govern the applicable principles of conflicts of laws.

        9.6    Assignment; Binding Effect.    Neither this Agreement, nor any rights, obligations or interests hereunder, may be assigned by any Party hereto, except with the prior written consent of the other Parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto and their respective successors and assigns. Merger Sub may however assign all its rights and obligations hereunder to another wholly owned subsidiary of Parent.

        9.7    Notices.    All communications or notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given at the earlier of the date personally delivered or sent by telephonic facsimile transmission (with a copy via other means specified herein) or one day after sending via nationally recognized overnight courier or five (5) days after deposit in the United States mail, certified or registered mail, postage prepaid, return receipt requested, and addressed as follows, unless and until any of such parties notifies the others in accordance with this Section 9.7 of a change of address:

        If to the Company:

    Whitman Education Group, Inc.
    4400 Biscayne Blvd., 6th Floor
    Miami, FL 33137
    Telecopy:    (305) 575-6535
    Attention:    Chief Executive Officer

        With a copy to:

    Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A.
    Museum Tower, Suite 2200
    150 West Flagler Street
    Miami, Florida 33130
    Telecopy:    (305) 789-3395
    Attention:    Geoffrey MacDonald, Esq.

        If to Parent or Merger Sub:

    Career Education Corporation
    2895 Greenspoint Parkway, Suite 600
    Hoffman Estates, IL 60195
    Telecopy:    (847) 781-3610
    Attention:    Chief Financial Officer

        with a copy to:

    Katten Muchin Zavis Rosenman
    525 W. Monroe
    Suite 1600
    Chicago, Illinois 60661-3693
    Telecopy:    (312) 902-1061
    Attention:    Lawrence D. Levin, Esq.
                        Matthew S. Brown, Esq.

        9.8    Counterparts; Headings.    This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. The Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

        9.9    Interpretation.    Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular, and all words in any gender shall extend to and include all genders. The Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

        9.10    Specific Performance.    The Parties agree that the assets and business of the Company as a going concern constitute unique property and, accordingly, each Party shall be entitled, at its option and in addition to any other remedies available as herein provided, to the remedy of specific performance to effect the Merger as provided in this Agreement.

        9.11    No Reliance.    Except for the Parties to this Agreement and except as otherwise provided in Sections 6.17 and 6.22: (a) no Person is entitled to rely on any of the representations, warranties and agreements of the Parties contained in this Agreement; and (b) the Parties assume no liability to any Person because of any reliance on the representations, warranties and agreements of the Parties contained in this Agreement.

        9.12    Exhibits and Disclosure Letters.    The Exhibits, Company Disclosure Letter and Parent Disclosure Letter are a part of this Agreement as if fully set forth herein. All references herein to Sections, subsections, clauses, Exhibits, Company Disclosure Letter and Parent Disclosure Letter shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

        9.13    No Third Party Beneficiary.    Except as provided pursuant to Sections 6.16, 6.17, 6.22 and 8.2 hereof, the terms and provisions of this Agreement are intended solely for the benefit of the Parties hereto and their respective successors and assigns and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.

        9.14    Severability.    In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties hereto. The Parties further agree to replace such voided or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such voided or unenforceable provision.

        9.15    Other Remedies.    Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

        9.16    Rules of Construction.    The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

[remainder of page intentionally left blank;
signature page follows]

        IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be duly executed as of the day and year first written above.

CAREER EDUCATION CORPORATION

By:	/s/ PATRICK K. PESCH
Name:	Patrick Pesch
Title:	Executive Vice President, Chief Financial Officer, Treasurer and Secretary

MARLIN ACQUISITION CORP.

By:	/s/ PATRICK K. PESCH
Name:	Patrick Pesch
Title:	Vice President, Chief Financial Officer, Treasurer and Secretary

WHITMAN EDUCATION GROUP, INC.

By:	/s/ RICHARD C. PFENNIGER, JR.
Name:	Richard C. Pfenniger, Jr.
Title:	Chief Executive Officer

ANNEX B

OPINION OF LEGG MASON WALKER WOOD, INCORPORATED

[LOGO]

March 26, 2003

The Board of Directors
Whitman Education Group, Inc
c/o Phillip Frost, M.D., Chairman
4400 Biscayne Blvd., 6th Floor
Miami, FL 33137

Members of the Board of Directors:

        Career Education Corporation ("Career Education") has proposed the purchase of the common stock of Whitman Education Group, Inc., ("Whitman" or the "Company") for $14.25 per share, $6.00 per share in cash and $8.25 per share in Career Education common stock, in a merger transaction (the "Transaction") in which the Company will be merged with and into a wholly-owned subsidiary of Career Education. You have requested our opinion (the "Opinion"), as investment bankers, as to the fairness, from a financial point of view, of the consideration to be received in the Transaction by the Company's common stockholders.

        In connection with our Opinion set forth below, we have, among other things:

  (i)
  reviewed the material terms of the Transaction, including a draft dated March 24, 2003, of the Agreement and Plan of Merger for the Transaction;

  (ii)
  reviewed certain publicly available audited and unaudited financial statements of Whitman and certain other publicly available information concerning Whitman;

  (iii)
  reviewed certain publicly available audited financial statements of Career Education and certain other publicly available information concerning Career Education;

  (iv)
  reviewed certain internal information, primarily financial in nature, concerning Whitman and prepared by its management;

  (v)
  reviewed forecast financial statements of Whitman prepared and furnished to us by the senior management of Whitman;

  (vi)
  reviewed the historical stock prices and trading volume of the common stock of the Company and Career Education;

  (vii)
  held discussions with certain officers and employees of Whitman concerning the operations, financial condition and future prospects of Whitman;

  (viii)
  held discussions with certain officers and employees of Career Education concerning the operations, financial condition and future prospects of Career Education;

  (ix)
  reviewed certain publicly available financial and stock market data relating to selected public companies that we considered relevant to our inquiry;

  (x)
  reviewed certain publicly available data regarding transactions that we considered relevant to our inquiry; and

  (xi)
  conducted such other financial studies, analyses and investigations and considered such other information as we deemed necessary or appropriate.

        In connection with our review, we have assumed and relied upon the accuracy and completeness of all financial and other information supplied to us by Whitman, and all publicly available information, and we have not independently verified such information. We have further relied on the assurances of the Company's management that they are unaware of any facts that would make the information provided to us incomplete or misleading. We also have relied upon the management of Whitman as to the reasonableness and achievability of the financial projections (and the assumptions and bases therein) provided to us by Whitman and we have assumed that such projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management as to the future operating performance of Whitman. Whitman does not publicly disclose internal management projections of the type provided to Legg Mason in connection with Legg Mason's review of the Transaction. Such projections were not prepared with the expectation of public disclosure. The projections were based on numerous variables and assumptions that are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projections. We have relied on these forecasts and do not in any respect assume any responsibility for the accuracy or completeness thereof.

        We have not been requested to make, and we have not made, an independent appraisal or evaluation of the assets, properties, facilities or liabilities of Whitman and we have not been furnished with any such appraisals or evaluations. Estimates of values of Whitman and its assets do not purport to be appraisals or necessarily reflect the prices at which Whitman or its assets may actually be sold. Because such estimates are inherently subject to uncertainty, Legg Mason assumes no responsibility for their accuracy.

        Our Opinion is necessarily based on share prices and economic and other conditions and circumstances as in effect on, and the information made available to us as of, March 24, 2003. Furthermore, we express no opinion as to the price or trading range at which shares of common stock of Career Education will trade in the future, and we have assumed that the current market price of such shares is an accurate measure of their value. We have also assumed that the final Agreement and Plan of Merger will not differ materially from the draft we reviewed. In addition, we have assumed that the Transaction will be consummated on the terms and conditions set forth in the Agreement and Plan of Merger, without any waiver of material terms or conditions by Whitman. Subsequent developments may affect our Opinion and we have no obligation to update, reissue or reaffirm our Opinion.

        This letter is directed to Whitman's Board of Directors (the "Board") and the Opinion expressed herein is provided for the use of the Board in its evaluation of the proposed Transaction. This letter does not constitute a recommendation of, or address the merits of, the Transaction over any other alternative transaction (including the alternative to not effect the Transaction) that may be available to Whitman and does not address the Board's underlying business decision to proceed with or to effect the Transaction. Also Legg Mason is not making any recommendation to Whitman's stockholders as to whether or not they should vote for or against the Transaction. In addition, we were not authorized to and did not solicit indications from any party for the acquisition of control of the Company or its businesses. This letter is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, nor shall this letter be used for any other purposes, without the prior written consent of Legg Mason Wood Walker, Incorporated, provided that this Opinion may be included in its entirety in any filing made by Whitman with the Securities and Exchange Commission with respect to the Transaction.

        Legg Mason has acted as the financial advisor to Whitman in connection with the analyses and evaluation of the proposed Transaction. Legg Mason has received a retainer as an initial payment. Legg

Mason will also receive a fee upon delivery of this fairness opinion and a fee if the closing of the Transaction occurs.

        In the past, Legg Mason has provided investment banking services to the buyer, Career Education and received customary fees for our services. We are familiar with Career Education and we may provide investment banking services to Career Education in the future.

        Based upon and subject to the foregoing, we are of the opinion that, as of March 26, 2003, the consideration to be received by Whitman's common stockholders in the Transaction is fair to such stockholders, from a financial point of view.

                      Very truly yours,

                      /s/ Legg Mason Wood Walker, Incorporated

                      LEGG MASON WOOD WALKER, INCORPORATED

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

        Article XII of the CEC's Amended and Restated Certificate of Incorporation provides that the CEC shall indemnify its directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware, except that CEC shall not be obligated to indemnify any such person (i) with respect to proceedings, claims or actions initiated or brought voluntarily by any such person and not by way of defense, or (ii) for any amounts paid in settlement of an action indemnified against by CEC without the prior written consent of CEC. In addition, Article XII of CEC's Amended and Restated Certificate of Incorporation provides that a director of CEC shall not be personally liable to CEC or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to CEC or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent conduct in paying dividends or repurchasing stock out of other than lawfully available funds or (iv) for any transaction from which the director derives an improper personal benefit.

        CEC has entered into indemnity agreements with each of its directors. These agreements may require CEC, among other things, to indemnify such directors against certain liabilities that may arise by reason of their status or service as directors, to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification, and to obtain directors' liability insurance if available on reasonable terms.

        Reference is made to Section 145 of the General Corporation Law of the State of Delaware which provides for indemnification of directors and officers in certain circumstances.

        CEC maintains liability insurance for its directors and officers.

Item 21. Exhibits and Financial Statement Schedules.

  (a)
  Exhibits.

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated as of March 26, 2003, among Career Education Corporation, Marlin Acquisition Corp. and Whitman Education Group, Inc. (included as Annex A to the proxy statement/prospectus in this Registration Statement). The schedules and exhibits to the merger agreement are omitted pursuant to Item 601(b)(2) of Regulation S-K. CEC agrees to furnish supplementally to the SEC, upon request, a copy of any omitted schedule or exhibit.
4.1	Amended and Restated Certificate of Incorporation of CEC (incorporated by reference to Exhibit 3.1 to CEC's Annual Report on Form 10-K for the year ended December 31, 2002).
4.2	Amended and Restated Bylaws of CEC (incorporated by reference to Exhibit 3.2 to CEC's Annual Report on Form 10-K for the year ended December 31, 1997).
4.3	Specimen stock certificate representing CEC's common stock (incorporated by reference to Exhibit 4.1 to CEC's Registration Statement on Form S-1, as amended, File No. 333-37601, effective as of January 28, 1998).
4.4	Rights Agreement dated as of May 28, 2002 between Career Education Corporation and Computershare Investor Services, LLC which includes as Exhibit A, the Form of Certificate of Designations, as Exhibit B, the Form of Rights Certificate and as Exhibit C, the Summary of Rights to Purchase Preferred Shares (incorporated herein by reference to Exhibit 1 to CEC's Registration Statement on Form 8-A, effective as of May 28, 2002).
5	Opinion of Katten Muchin Zavis Rosenman as to the legality of the securities being issued (to be filed by amendment).
8	Opinion of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. regarding tax matters.
23.1	Consent of Katten Muchin Zavis Rosenman (included in their opinion to be filed by amendment).
23.2	Consent of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. (included in their opinion filed as Exhibit 8).
23.3	Consent of Ernst & Young LLP with respect to CEC financial statements.
23.4	Explanation Concerning Absence of Consent of Arthur Andersen LLP with respect to financial statements of CEC.
23.5	Consent of Ernst & Young LLP with respect to Whitman financial statements.
23.6	Consent of Legg Mason Walker Wood, Incorporated
24	Power of Attorney (included on the signature page).
99.1	Form of proxy card for soliciting the proxy of Whitman shareholders.
99.2	Voting Agreement dated as of March 26, 2003 between CEC and certain Whitman shareholders (incorporated by reference to Exhibit 99.1 to CEC's Current Report on Form 8-K dated March 26, 2003).
  (b)
  Financial Statement Schedules—None

  (c)
  The opinion of Legg Mason Walker Wood, Incorporated is included as Annex B to the proxy statement/prospectus contained in this Registration Statement.

Item 22. Undertakings.

(1)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2)
The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(3)
The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4)
That insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5)
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(6)
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois on the 30th day of April, 2003.

CAREER EDUCATION CORPORATION
By:	/s/ JOHN M. LARSON John M. Larson Chairman of the Board, President and Chief Executive Officer

POWER OF ATTORNEY

        Each person whose signature appears below hereby constitutes and appoints John M. Larson and Patrick K. Pesch, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, to sign on his behalf, individually and in each capacity stated below, all amendments and post-effective amendments to this Registration Statement on Form S-4 (including any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and all amendments thereto) and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as each might or could do in person, hereby ratifying and confirming each act that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on April 30, 2003.

Signature	Title

/s/ JOHN M. LARSON John M. Larson	Chairman of the Board, President, Chief Executive Officer (Principal Executive Officer) and a Director
/s/ PATRICK K. PESCH Patrick K. Pesch	Executive Vice President, Chief Financial Officer, Treasurer, Secretary and a Director (Principal Financial and Accounting Officer)
/s/ DENNIS H. CHOOKASZIAN Dennis H. Chookaszian	Director
/s/ ROBERT E. DOWDELL Robert E. Dowdell	Director

/s/ THOMAS B. LALLY Thomas B. Lally	Director
/s/ WALLACE O. LAUB Wallace O. Laub	Director
/s/ KEITH K. OGATA Keith K. Ogata	Director

EXHIBIT INDEX

8	Opinion of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. regarding tax matters.
23.2	Consent of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. (included in their opinion filed as Exhibit 8).
23.3	Consent of Ernst & Young LLP with respect to CEC financial statements.
23.4	Explanation Concerning Absence of Consent of Arthur Andersen LLP with respect to financial statements of CEC.
23.5	Consent of Ernst & Young LLP with respect to Whitman financial statements.
23.6	Consent of Legg Mason Walker Wood, Incorporated.
24	Power of Attorney (included on the signature page).
99.1	Form of proxy card for soliciting the proxy of Whitman shareholders.

QuickLinks

QUESTIONS AND ANSWERS ABOUT THE MERGER
SUMMARY
SELECTED HISTORICAL FINANCIAL DATA OF CEC
SELECTED HISTORICAL FINANCIAL DATA OF WHITMAN
UNAUDITED SELECTED PRO FORMA CONDENSED COMBINED FINANCIAL DATA OF CEC AND WHITMAN
COMPARATIVE PER SHARE DATA
COMPARATIVE MARKET PRICE DATA
RISK FACTORS
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
THE WHITMAN SPECIAL MEETING
THE MERGER
THE MERGER AGREEMENT
THE VOTING AGREEMENT
INFORMATION ABOUT OUR COMPANIES
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS OF CEC AND WHITMAN
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
COMPARISON OF RIGHTS OF STOCKHOLDERS OF CEC AND SHAREHOLDERS OF WHITMAN
WHERE YOU CAN FIND MORE INFORMATION
EXPERTS
LEGAL MATTERS
FUTURE SHAREHOLDER PROPOSALS
  ANNEX A
AGREEMENT AND PLAN OF MERGER
  ANNEX B
OPINION OF LEGG MASON WALKER WOOD, INCORPORATED
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX